As filed with the Securities and Exchange Commission on August 25, 2026

Registration No. 333-294970

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-11

FOR REGISTRATION UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN

REAL ESTATE COMPANIES

Capstone 72, Inc.

(Exact name of registrant as specified in governing instruments)

1440 Rockside Rd, Suite 118

Rockside Plaza

Parma, OH 44134

(828) 724-6873

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher A. Corpus

151 Innovation Drive, Suite 260G

Elyria, OH 44035

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Louise Liu, Esq.	Lawrence Metelitsa, Esq.
Morgan, Lewis & Bockius	Lucosky Brookman LLP
c/o 19th Floor, Edinburgh Tower The Landmark 15 Queen’s Road Central	101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4400
Hong Kong, SAR
+852 3551 8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act, as amended.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 25, 2026

Capstone 72, Inc.

3,750,000 Shares

Common Stock

This is the initial public offering of shares of common stock of Capstone 72, Inc. Prior to this offering, there has been no public market for shares of our common stock. The assumed initial public offering price is $4.00 per share of common stock. Upon the completion of this offering, our outstanding capital stock will consist of 21,750,000 shares of common stock, or 22,312,500 shares of common stock if the underwriters exercise the over-allotment option in full.

On May 18, 2026, we effected a 1 for 180,000 stock split, pursuant to which our authorized capital stock from 990 shares increased to 30,000,000 shares of common stock with no par value. Unless otherwise indicated, all share and per share information in this prospectus has been adjusted to reflect the stock split effected on May 18, 2026.

We intend to apply for the listing of the shares of our common stock on the Nasdaq Capital Market, or Nasdaq, under the symbol “CAPI”. No assurance can be given that our application will be approved or that a trading market for our common stock will develop. The offering will not proceed unless the shares of our common stock are approved for listing on Nasdaq.

We are an “emerging growth company” and a “smaller reporting company”, each as defined in the federal securities laws, and we are therefore eligible for reduced public company reporting requirements. See “Prospectus Summary – Implications of Being an Emerging Growth Company” and “Prospectus Summary – Implications of Being a Smaller Reporting Company”.

We are a controlled company because Ms. Bonnie Wu, our Chief Executive Officer and Chair of the Board of Directors, holds more than 50% of our voting power, and we expect we will continue to be a controlled company upon completion of our listing on Nasdaq. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We currently expect to rely on certain of these exemptions and may in the future elect to rely on any or all of these exemptions for so long as we remain a “controlled company.” See “Prospectus Summary – Implications of Being a Controlled Company” and “Risk Factors — Because we are a “controlled company” as defined in the listing rules of Nasdaq, you may not have protection of certain corporate governance requirements which otherwise are required by Nasdaq’s rules.”

Investing in our common stock involves a high degree of risk. Before buying shares of our common stock, you should read “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

		Per share		Total
Initial public offering price	$		$
Underwriting discount and commissions (4%) (1)	$		$
Proceeds, before expenses, to us (2)	$		$

(1)	The underwriters will receive compensation in addition to underwriting discounts and commissions. Does not include a non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering, payable to the representative of the underwriters at the closing of the offering, or the reimbursement of certain expenses of the underwriters. For a description of other terms of compensation to be received by the underwriters, see “Underwriting”.

(2)	The proceeds to us presented in this table do not give effect to the exercise of the option we have granted to the underwriters as described below.

We have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase from us, severally and not jointly, up to an additional 562,500 shares of common stock at the initial public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

The underwriters expect to deliver the shares of common stock to investors on or about ________, 2026.

Sole Book-Runner

ARC Group Securities LLC

The date of this prospectus is __________ , 2026

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you and which we have filed with the Securities and Exchange Commission (the “SEC”). We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

GLOSSARY OF TERMS

The following is a glossary of certain terms we use to discuss our business in this prospectus. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited.

“AI”, or artificial intelligence, refers to the application of large language models accessed through secure application programming interfaces (API), integrated with our proprietary datasets in marketing intelligence, customer research.

“bulk property acquisitions” refers to an acquisition strategy involving the purchase of more than one property in a transaction to enhance our negotiations for securing better deals, leveraging volume by asking for more discounts from a single seller and thereby lowering our acquisition costs. It also benefits the sellers, who are generally experienced property investors, by costing them less effort to identify and negotiate with multiple buyers.

“buy-and-flip” refers to part of our business model where we acquire undervalued or distressed properties, renovate them through an in-house contractor network, and resell them to investors at a profit.

“buy-and-hold” refers to part of our business model where we acquire undervalued or distressed properties, renovate them through an in-house contractor network, and lease the properties out to tenants, including for both long-term or short-term, to generate rental income.

“Capstone 72 Group” refers to Capstone 72 US Holdings LLC, which is our parent company, including, where the context so requires, its subsidiaries other than the Company.

“Company” refers to Capstone 72, Inc.

“direct cash” refers to an acquisition strategy involving the purchase of properties directly with cash to enhance our negotiations for securing better deals, leveraging volume by asking for more discounts from the seller and thereby lowering our acquisition costs.

“SFH” refers to single family homes.

“72 Easy House Plan” refers to our in-house financing program, which provides alternative funding solutions for investors to acquire properties from us, involving the entering of a residential rental agreement to lease the property to the investor(s) and the payment of a non-refundable deposit by the investor(s) for an option to purchase the property from us at any time up to 45 days prior to the end of the lease term.

In this prospectus, unless otherwise defined or the context otherwise requires, references to “we,” “our,” “us,” “the Company,” “our Company,” or their other grammatical variations are to Capstone 72, Inc.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	our expectations regarding demand for, and market acceptance of, our products;

●	our expectation regarding the use of proceeds from this offering;

●	general economic and business conditions in the markets in which we operate;

●	relevant government policies and regulations related to our business and industry; and

●	assumptions underlying or related to any of the foregoing.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

This prospectus also contains certain data and information, which we obtained from various government and private publications. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

MARKET AND INDUSTRY DATA

This prospectus contains estimates and information concerning our industry, including our market position and the size and growth rates of the markets in which we participate, that are based on various government and private publications. We believe these publications and reports are reliable, and we have supplemented them with our own internal analysis where appropriate. Statistical data in these publications includes projections that are based on a number of assumptions. We have summarized the key assumptions underlying this data to the extent material for investors to understand it. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable. We cannot assure you that such information is complete or will prove accurate in all respects, but we believe it represents generally accepted industry information. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

In addition, certain industry data cited in this prospectus relates to metropolitan areas in Ohio, including Columbus and Cincinnati. We reference Columbus because we plan to acquire properties in this market as part of our growth strategy. We reference Cincinnati because it reflects broader housing and economic trends across the state of Ohio, which are relevant to understanding demand drivers in our focus markets.

iii

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus, including the “Risk Factors” section and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the financial statements and the related notes appearing elsewhere in this prospectus, before deciding whether to invest in our shares of common stock.

Overview

Founded in 2022, Capstone 72 Properties LLC, our main operating subsidiary, is a U.S.-based, vertically integrated real estate investment platform specializing primarily in the acquisition, renovation, and sale of single-family homes (SFH). The company initially built a strong foundation and held properties in Cleveland, Ohio, and has since expanded into selling properties to international investors based in Seattle, Vancouver, Malaysia and Singapore, with plans to enter Los Angeles, the San Francisco Bay Area, Chicago, and other U.S. markets in 2026. Long-term strategic growth also includes targeted expansion into international regions to broaden our investor outreach, beginning with Singapore.

We currently operate our integrated real estate investment platform by strategically identifying and acquiring affordable single-family homes with potential for high growth and attractive rental returns, at below-market prices in Ohio, which are primarily properties in need of upgrades suitable to capture families seeking stable and quality housing. This value-created strategy involves renovation of different properties on a regular basis to enhance their appeal and marketability, and we do so by closely managing the work schedules and overseeing the work quality and efficiency of our renovation and maintenance team that includes experienced independent contractors and trade professionals having a long-term and stable relationship with us. We brand ourselves as an investment platform that offers renovated properties for sale in high-growth markets, while actively assisting buyers to manage their properties after their purchase.

We distinguish ourselves through our focus on AI-driven innovation. We plan to adopt AI for sourcing analysis to maximize profit directly from our buy-and-flip model in the Ohio real estate market and catering toward a broader customer base across the US and Asia. We conduct our own research and development (R&D) and maintain an in-house engineering team dedicated to exploring the development of a proprietary AI-powered investment platform. This platform is envisioned to integrate our other AI applications (when available) into a unified system that actively shares information across applications and identifies investment opportunities for customers, streamlines investor experience, automates property evaluations, and delivers personalized investment recommendations based on data trends and individual goals. The platform is currently in the internal alpha development phase, with data pipelines and prompt architecture undergoing validation. It is expected to be launched in several stages through 2026.

In 2024, we diversified our operations by entering land acquisition and housing development, laying the groundwork for future large-scale real estate projects. We have already identified and are in the process of acquiring strategically located land parcels in Cleveland, Ohio’s high-growth areas. This initiative positions us to capitalize on the city’s robust market dynamics and strong demand for quality housing. As of the date of this prospectus, we have not yet acquired or developed any lands. To support this expansion, we leverage a network of business development professionals and contracted agents to scale outreach and sales. Cleveland’s real estate market has consistently demonstrated resilience and growth, offering substantial opportunities for property development with strong yield potential. Through this diversification, we aim to enhance investment stability while broadening and strengthening our professional network within the U.S. real estate sector.

Our success is built on the strength of our original market in Ohio. The state offers a diverse and stable economy supported by key industries such as manufacturing, healthcare, and technology. It is home to Fortune 500 companies, including Procter & Gamble and Goodyear, contributing to consistent employment and income growth. Ohio’s strategic Midwest location and low cost of living continue to attract both businesses and residents, sustaining long-term housing demand.

Additional advantages include pro-business policies, competitive tax rates, and a well-educated workforce fueled by top universities. A highly educated population generally correlates with higher earning potential, leading to stronger purchasing power and increased demand for housing. The state’s high homeownership rate, affordable property prices, and steady rental demand make Ohio an attractive destination for long-term real estate investment.

Our Competitive Strengths

We believe that the following strengths have contributed to our success and will continue to distinguish us from our competitors:

●	Direct Cash and Bulk Property Acquisitions

●	Deep Market Expertise in Ohio

●	Exclusive Renovation and Maintenance Team

●	Dedicated Legal and Accounting Partners

●	AI-Powered Property Sourcing and Investor Matching

●	One-Stop Investment Solution

Our Strategies

We intend to further grow our business by pursuing the following key strategies:

●	Geographical Expansion through New Market Reach

●	Aggressive Property Acquisition in Undervalued Markets

●	Technology Development: AI & Mobile Platform Enhancement

●	Strengthen End-to-End Property Services

Corporate History and Structure

Capstone 72, Inc. was incorporated in the State of Ohio in April 2025 by its sole shareholder, Capstone 72 US Holdings LLC, for the purpose of this offering. Ms. Bonnie Wu is the sole member of Capstone 72 US Holdings LLC and our Chief Executive Officer and Chair of the Board of Directors. Capstone 72, Inc. does not have any business operations of its own. We conduct our business primarily in Ohio through our wholly owned operating subsidiary, Capstone 72 Properties LLC, an Ohio limited liability company formed in August 2022. On April 28, 2025, we formed Capstone 72 AI LLC, an Ohio limited liability company, as a wholly owned subsidiary to support the development and operation of our AI applications.

Prior to our offering, we underwent a reorganization involving the transfer of all membership interests in Capstone 72 Properties LLC held by Capstone 72 US Holdings LLC (of which Ms. Bonnie Wu is the sole member), to Capstone 72, Inc. Upon completion of such reorganization, Capstone 72 Properties LLC became our wholly owned operating subsidiary and Capstone 72 US Holdings LLC became our parent company.

1

The chart below sets out our corporate structure as of the date of this prospectus.

Summary of Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section beginning on page 9, including the risks described under the subsections “Risk Factors related to Our Business”, “Risk Factors related to the real estate industry” and “Risk Factors related to the Offering”, and the other information contained in this prospectus before you decide whether to purchase our common stock.

We face risks and uncertainties in realizing our business objectives and executing our strategies, including:

●	Our investments are concentrated in the single-family residential sector and specific geographic markets, exposing us to the state of risks related to market downturns, demand fluctuation, and economic, regulatory and environmental conditions.

●	Our limited geographic footprint may reduce our competitiveness and increase vulnerability to localized risks.

●	Our business model may not be replicable or successful outside of our primary geographical market, which could limit our growth potential.

2

●	Investors are reliant on management’s assessment, selection and development of appropriate properties.

●	We may be unable to identify and acquire properties at below-market value due to increasing competition, limited inventory, and market saturation.

●	We may not be able to attract investors to purchase or tenants to lease properties in our portfolio.

●	Our evaluation of properties involves assumptions that may prove inaccurate, leading to overpayment or underperformance.

●	We may be unable to sell properties on favorable terms when desired, which could adversely affect our financial condition and profitability.

●	We rely on Capstone 72 Group to facilitate transactions under the buy-and-flip model and may be dependent on these entities for investor access, relationship management, and sales execution, over which we may not have full control.

●	We may not be able to effectively control the timing and costs of renovations or the holding period of our properties, which could adversely affect our revenues.

●	Market volatility during our holding period may reduce resale proceeds and impact profitability under our buy-and-flip model.

●	There is no assurance that our buy-and-flip model and buy-and-hold model will yield expected returns.

●	Renters may impose additional risks to property condition, which could increase costs and reduce returns.

●	We may incur additional costs or liability due to environmental laws and regulations.

●	We are subject to privacy, data protection, and cybersecurity risks, including through our reliance on third-party service providers.

●	We may suffer losses that are not covered by insurance.

●	Title defects could lead to material losses on our investments in our properties.

●	Disputes may arise regarding title, enforcement rights, tenant relationship, or investor obligation.

●	Risks associated with adverse possession and unauthorized occupancy could affect our ability to control, lease, or sell our properties and may lead to legal costs, delays, or financial losses.

●	We may be subject to liability arising from construction defects or renovation-related claims.

●	The control over Capstone 72 Group by our Chief Executive Officer and Chair of the Board of Directors may create conflicts of interest.

●	Our use of independent contractors for sales, renovation, or operational services may expose us to classification and compliance risks.

●	We provide innovative credit solutions to investors under an in-house financing program (72 Easy House Plan), which exposes us to settlement risks.

3

●	Our AI technology is still under development and may not perform as intended or achieve the expected business outcomes.

●	The use of AI technologies in our operations may present implementation, oversight, and data governance risks.

●	We are dependent on our key management and skilled personnel for our continued success and growth.

●	Our executive officers have no prior experience in operating a U.S. public company, and their inability to operate the public company aspects of our business could harm us.

●	Our Capstone 72 Mobile App and financial reporting system are subject to security breaches and other disruptions, which could compromise sensitive data and harm our business.

●	We currently do not maintain insurance coverage for our business operations, which exposes us to potential uninsured losses.

●	The inability to protect our intellectual property rights could harm our business, financial situation and operating results.

●	If we fail to develop, implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Shares may be materially and adversely affected.

●	Changes in U.S. government policy, geopolitical tensions, or shifts in foreign investment regulations may reduce demand from international investors.

●	We have a limited operating history and are employing a business model with a limited track record, which makes it difficult to evaluate our prospects and future operating results.

●	Our operating results are subject to general economic conditions and risks inherent in the ownership and leasing of residential real estate.

●	Competition in identifying and acquiring our properties could adversely affect our ability to implement our business and growth strategies, which could materially and adversely affect us.

●	Compliance with local laws, regulations, and covenants applicable to our properties may result in delays, increased costs, or limitations on our operations, and may adversely affect our business and growth strategy.

●	Actions by tenants, guests, or third parties that are criminal, inappropriate, or unsafe may harm our reputation, reduce demand for our properties, and result in liability.

●	We may be subject to legal demands, litigation, or negative publicity from tenant and consumer rights organizations, which could adversely affect our operations and reputation.

●	Declining real estate valuations, physical damage, or latent defects could adversely affect our financial condition and operating results.

●	Eminent domain could lead to material losses on our investments in our properties.

●	Regulations affecting STR or foreign ownership could limit our operations and adversely impact our business and financial condition.

4

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” as defined in the Securities Act of 1933 (the “Securities Act”) and may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;
●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;
●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and
●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.235 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

An emerging growth company may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period and acknowledge such election is irrevocable.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Implications of Being a Controlled Company

Under Nasdaq’s rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. We are a controlled company because Ms. Bonnie Wu, our Chief Executive Officer and Chair of the Board of Directors, holds more than 50% of our voting power, and we expect we will continue to be a controlled company upon completion of our listing on Nasdaq. For so long as we remain a controlled company, we are not required to comply with the following, permitted to elect to rely, and may rely on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

●	our board of directors is not required to be comprised of a majority of independent directors;

●	our board of directors is not subject to the compensation committee requirement; and

●	we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee composed solely of independent directors.

Corporate Information

Our principal executive offices are located at 1440 Rockside Rd, Suite 118, Rockside Plaza, Parma, OH 44134, and our telephone number at this address is (828) 724-6873. Investors should submit any inquiries to the address and telephone number of our principal executive offices. We maintain a corporate website accessible at www.capstone72.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus.

5

The Offering

Initial offering price	We currently estimate that the initial public offering price will be $4.00 per share of common stock.

Common stock offered by us	3,750,000 shares of common stock (or 4,312,500 shares of common stock if the underwriters exercise the option to purchase additional shares of common stock in full).

Common stock outstanding immediately prior to this offering	18,000,000 shares of common stock.

Common stock outstanding immediately after this offering	21,750,000 shares of common stock (or 22,312,500 shares of common stock if the underwriters exercise the option to purchase additional 562,500 shares of common stock in full).

Over-allotment option	We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase from us, severally and not jointly, up to an additional 562,500 shares of common stock at the initial public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

Listing	We intend to apply to have shares of our common stock listed on Nasdaq under the symbol “CAPI”. At this time, Nasdaq has not yet approved our application to list our common stock. The closing of this offering is conditioned upon approval of our listing application, and there is no guarantee or assurance that our common stock will be approved for listing.

Use of proceeds

We estimate that we will receive net proceeds of approximately $13 million from this offering, at an assumed initial public offering price of $4.00 per share of common stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming no exercise of the underwriters’ option to purchase additional shares of common stock. We intend to use the net proceeds from this offering for the following purposes:

●	approximately 40.0%, or $5.2 million, is expected to be used for marketing and branding, including marketing and promotional activities to further expand our customer base and strengthen our brand;
●	approximately 30.0%, or $3.9 million, is expected to be used for property development;
●	approximately 20.0%, or $2.6 million, is expected to be used for research and development expenses, including advancing our AI capabilities; and
●	the balance of the net proceeds for working capital and general corporate purposes.

Lock-up	Each of our directors and executive officers and all holders of 5.0% or more of the issued and outstanding shares of our capital stock have agreed not to sell, agree to offer or sell, solicit offers to purchase offer, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of shares of our capital stock or securities convertible into or exercisable or exchangeable for shares of our common stock for a period of one hundred eighty (180) days from the effective date of the registration statement to which this prospectus relates. See “Underwriting”.

Clear Market

We have agreed not, for a period of one hundred eighty (180) days after the closing date of the offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of common stock of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of common stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise. See “Underwriting”.

Transfer agent	Efficiency INC

Risk factors	Investing in our common stock involves significant risks. The risks could result in a material change in the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9 of this prospectus before deciding to invest in our shares of common stock.

6

Summary Financial and Operating Data

In the following discussion of our business, results of operations and financial information, “we”, “us” or “our” refer to Capstone 72, Inc.

The following summary consolidated statements of income and comprehensive income data and cash flow data for the years ended December 31, 2024 and 2025 and summary consolidated balance sheets data as of December 31, 2025 have been derived from our audited financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations and comprehensive income data and cash flows data for the six months ended June 30, 2025 and 2026, summary consolidated balance sheets data as of June 30, 2026, have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. The key performance indicators included in this prospectus have not been derived from our audited financial statements. Our financial statements are prepared and presented in accordance with the U.S. GAAP.

Our historical results are not necessarily indicative of results to be expected for any future period. The following summary financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Summary Consolidated Statements of Operations and Comprehensive Income Data

	Fiscal years ended December 31,		Three months ended 30 June	Six months ended 30 June	Three months ended 30 June	Six months ended 30 June
	2025	2024	2026	2026	2025	2025
			(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Revenue	$4,958,897	7,205,122	$1,094,215	2,153,225	1,193,666	2,368,766
Cost of revenue	3,265,326	5,605,009	601,070	1,331,561	780,910	1,603,641
Gross profit	1,693,571	1,600,113	493,145	821,664	412,756	765,125
Operating expenses	378,856	265,609	85,350	146,761	73,167	109,147
Income from operations	1,314,715	1,334,504	407,795	674,903	339,589	655,978
Other income	8,579	6,014	-	-	7,604	8,627
Finance costs	296,711	227,242	104,369	192,360	70,024	136,650
Income before income tax	1,026,583	1,113,276	303,426	482,543	277,169	527,955
Income tax expenses	264,424	256,493	69,788	108,696	35,593	100,190
Net income and comprehensive income available to shareholders	$762,159	856,783	$233,638	373,847	241,576	427,765

Earnings per share, basic	$0.04	0.05	$0.0130	0.0208	0.0134	0.0238
Weighted average shares used in computing earnings per share, basic	18,000,000	18,000,000	18,000,000	18,000,000	18,000,000	18,000,000

Summary Consolidated Balance Sheets Data

	June 30,	December 31,
	2026	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,449	$44,077	26,451
Accounts receivable	310,609	271,400	128,205
Inventories	-	879,062	688,305
Deposits paid	-	-	5,193
Prepayment	724,450	350,675	-
Tax recoverable	15,614	15,614	15,614
Receivable under finance lease obligation	1,229,121	440,011	-
Amount due from a related company	1,287,370	830,847	1,996,792
Total current assets	3,578,613	2,831,686	2,860,560

Non-current assets:
Receivables under finance lease obligation	3,321,681	3,300,971	2,805,923
Intangible assets, net	12,492	-	-

Total assets	$6,912,786	$6,132,657	5,666,483

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$773,752	$815,442	475,075
Other payables	106,781	190,178	312,248
Deposits received	2,655	4,455	146,840
Tax payables	14,071	14,071	-
Amount due to the ultimate controlling party	-	29,989	238,524
Loan borrowings – current portion	420,031	287,599	393,143
Total current liabilities	1,317,290	1,341,734	1,565,830

Non-current liabilities:
Loan borrowings – non-current portion	4,381,746	4,059,716	2,882,957
Deferred tax liabilities	641,531	532,835	282,482
Total non-current liabilities	5,023,277	4,592,551	3,165,439

Total liabilities	$6,340,567	$5,934,285	4,731,269

Commitments and contingencies (Note 11)

Shareholders’ equity:
Shares (Nil par value; 30,000,000 shares authorized, 18,000,000 shares issued and outstanding as of December 31, 2025 and 2024, as retroactively adjusted for stock split – see Note 9)	1,000	1,000	1,000
Additional paid-in capital	14,542	14,542	13,543
Retained earnings	556,677	182,830	920,671
Total shareholders’ equity	572,219	198,372	935,214
Total liabilities and shareholders’ equity	$6,912,786	$6,132,657	5,666,483

7

Summary Consolidated Statements of Cash Flows Data

	Fiscal years ended December 31,		Six Months Ended June 30,
	2025	2024	2026	2025
			(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income before income tax	$1,026,583	1,113,276	$482,543	527,955

Adjustments to reconcile net income to net cash from operating activities:
Amortization	-	-	2,498	-
Loan charges	-	21,613	-	-
Changes in operating assets and liabilities:
Inventories	(190,757)	63,133	879,062	(613,731)
Deposits paid	5,193	(193)	-	(2,500)
Prepayment	(350,675)	-	(373,775)	(379,897)
Accounts receivable	(143,195)	(128,205)	(39,209)	14,928
Tax recoverable	-	(15,614)	-	-
Accounts payable	340,367	466,211	(41,690)	56,761
Receivables under financial lease obligations
- generated from sale-type finance lease	(1,345,850)	(2,585,412)	(909,550)	(621,050)
- proceeds from sale-type finance lease	410,791	219,500	99,730	177,791
Deposits received	(142,385)	25,590	(1,800)	323,665
Other payables	(122,070)	154,070	(83,397)	(183,887)
Amount due to the ultimate controlling party	(1,707,536)	400,984	(29,989)	685,932
Amounts due from a related company	(1,165,945)	(2,313,100)	(456,523)	(430,950)
Net cash (used) in operating activities	$(1,053,589)	(2,578,147)	$(472,100)	(444,983)

Cash flow from investing activities
Purchasing of intangible assets	-	-	(14,990)	-
Net cash flow (used) in investing activities	-	-	$(14,990)	-

Cash flows from financing activities:
Loan charges	-	(21,613)	(41,980)	-
Proceeds from loan borrowings	2,415,159	3,140,800	511,850	2,034,046
Repayment of loan borrowings	(1,343,944)	(754,600)	(15,408)	(1,405,474)
Net cash provided by financing activities	$1,071,215	2,364,587	$454,462	628,572

Net increase / (decrease) in cash and cash equivalents	17,626	(213,560)	(32,628)	183,589
Cash and cash equivalents at the beginning of the year	26,451	240,011	44,077	26,451
Cash and cash equivalents at the end of the year	$44,077	26,451	$11,449	210,040

Supplemental disclosure of cash flow information:
Interest paid	$296,711	205,629	$188,487	135,178
Income taxes paid	$-	-	$-	-

Supplemental disclosure of non-cash investing and financing activities:
Settlement of dividends through offset of amount due from a related party company	$1,500,000	-	-	-

Key Performance Indicators

	Fiscal years ended December 31,		Six months ended June 30,
	2025	2024	2026	2025
SFH acquisition and operations
Number of new properties acquired	22	35	3	14
Number of owned properties on long-term lease	3	3	0	8
Number of owned properties on short-term rental	1	1	0	1
Number of properties sold:-
(1) directly to our customers *	9	10	1	4
(2) sold under 72 Easy House Plan	13	25	5	5
Total number of properties sold	22	35	6	9
Occupancy rate	84%	85%	86%	85%
Average number of days for our properties to remain on the market:-
(1) post-acquisition to rent **	68.2	74.4	61.4	68.4
(2) post-acquisition to sale	64.3	59.8	66.7	52.3

* excluding properties sold under 72 Easy House Plan

** excluding properties that were already leased to tenants at the time of acquisition and remained leased thereafter

8

RISK FACTORS

An investment in our shares of common stock involves significant risks. Before making an investment in our shares of common stock, you should carefully consider the risks and uncertainties discussed below under “Special Note Regarding Forward-Looking Statements” and the specific risks set forth herein. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends. In any such case, the market price of our shares of common stock could decline, and you may lose all or part of your investment.

In the following discussion of risks related to our business, operations and financial information, “we”, “us” or “our” refer to our subsidiaries except where consolidated financial information is presented, in which case “we”, “us” or “our” refer to Capstone 72, Inc., together with its subsidiaries on a consolidated basis.

Risk Factors Related to Our Business

Our investments are concentrated in the single-family residential sector and specific geographic markets, exposing us to the state of risks related to market downturns, demand fluctuation, and economic, regulatory and environmental conditions.

Our real estate investments are concentrated in the single-family residential sector, with a strong focus on Ohio, particularly Northeast Ohio. This concentration exposes us to sector- and location-specific risks. A downturn or slowdown in housing demand, whether for sales or rentals, caused by adverse economic, regulatory, or environmental conditions in these markets, could materially impact the value of our properties, as well as our ability to generate rental income or realize gains from property sales.

In addition, demand for short-term rentals (STR) may experience seasonal fluctuations, while demand for home acquisitions can be affected by interest rate changes, credit availability, and other macroeconomic conditions. These factors may contribute to volatility in our revenue and profitability, particularly as our portfolio is not diversified across different geographical regions or real estate sectors.

Our business strategy is based on the assumption that property values and operating fundamentals for single-family homes (SFH) in our target markets will continue to appreciate. With limited new housing supply and increasing rental demand, Ohio’s average home value has recorded a steady increase in recent years. However, there is no assurance that key markets in Ohio will not face severe downturns in the future. If our assumptions prove incorrect or if local economic conditions deteriorate, our business, operating results, and financial condition could be materially and adversely affected.

Our limited geographic footprint may reduce our competitiveness and increase vulnerability to localized risks.

Unlike some of our competitors who operate across multiple cities, states, or countries, our operations are currently concentrated in Ohio, particularly Northeast Ohio. While this focus allows us to leverage local expertise and economies of scale, it also limits our ability to diversify or pivot in response to adverse developments in the region.

If economic, regulatory, or environmental conditions in Ohio deteriorate, we may have limited ability to redeploy our capital or shift our operations to more favorable markets. In contrast, competitors with more geographically diversified portfolios may be better positioned to mitigate localized downturns, capture growth opportunities in other regions, and attract a broader investor base. Our geographic concentration may therefore reduce our competitiveness and expose us to greater risk of adverse performance if conditions in Ohio worsen.

9

Our business model may not be replicable or successful outside of our primary geographical market, which could limit our growth potential.

Our operations are currently focused on Ohio. While this focus has allowed us to leverage local expertise and relationships, our ability to expand into other markets may be limited due to differences in economic conditions, regulatory frameworks, property values, renovation costs, buyer preferences, and operational logistics.

There can be no assurance that our business model and the strategies we have successfully employed in Ohio can be implemented with the same or similar level of success in other states or regions. Markets outside Ohio may not offer comparable investment opportunities, and the cost structure, competition, or regulatory environment may adversely affect our ability to replicate our model. As a result, any geographic expansion efforts could involve significant risks and may not achieve the desired financial returns, which could limit our growth prospects and adversely impact our business, financial condition, and results of operations.

Investors are reliant on management’s assessment, selection and development of appropriate properties.

Our ability to achieve our business objectives depends heavily on the expertise, judgment, and performance of our management team, particularly in identifying, acquiring, and developing suitable real estate properties. Investors have no opportunity to evaluate the terms of our property acquisitions, the financial data associated with those transactions, or the assumptions underlying our investment decisions. Instead, investors must rely entirely on the decisions made by our management team and the oversight of our key personnel. Any failure by management to identify attractive investment opportunities, or to execute our acquisition and development strategy effectively, could have a material adverse effect on our business, results of operations, and financial condition.

We may be unable to identify and acquire properties at below-market value due to increasing competition, limited inventory, and market saturation.

Our business model relies heavily on our ability to acquire single-family residential properties at below-market prices in Ohio. These acquisitions are fundamental to our value-created strategy, which includes renovating existing properties and, in some cases, constructing new homes on vacant land, for resale or lease.

However, the supply of attractively priced properties and suitable development sites is limited. We face growing competition from realtors, wholesalers, and institutional and individual investors, and broader housing market dynamics, including interest rate environment and macroeconomic uncertainty, have created a seller’s market characterized by low inventory levels, elevated prices and extended sourcing timelines. The worsening of these conditions could make it more difficult for us to identify and acquire properties or land at favorable terms.

If we are unable to continue sourcing and acquiring properties at below-market prices in a timely and cost-effective manner, our business, results of operations, and financial condition could be affected.

We may not be able to attract investors to purchase or tenants to lease properties in our portfolio.

The success of our business model depends on our ability to attract investors to purchase, and tenants to lease, the properties we currently own and those we intend to acquire in the future. There is no assurance that we will be able to secure investors to purchase or tenants to lease properties in our portfolio and on terms that are acceptable to us, if at all. If we are unable to do so, our business, results of operations, and financial condition could be adversely affected.

10

Our evaluation of properties involves assumptions that may prove inaccurate, leading to overpayment or underperformance.

In determining whether a property meets our selection criteria, we rely on a number of assumptions, including market conditions and competitive environment, interest rates trend, estimated time to gain possession, renovation costs and timelines, ongoing operating expenses, market rental rates and vacancy rates, government policy directions and potential resale value. These estimates inform our internal models and drive our acquisition decisions under both our buy-and-flip and buy-and-hold models.

However, these assumptions may prove inaccurate due to unforeseen physical conditions, tenant-related delays, or legal and regulatory complications. For example, we may underestimate the time or cost to renovate a property, overestimate future rental income or resale proceeds, or face delays caused by existing occupants, eviction proceedings, or title defects.

If our assumptions prove materially incorrect, we may overpay for a property, exceed our renovation cost budget or fail to achieve our projected returns on our properties. Over time, repeated errors in our evaluations could adversely affect our financial performance, reduce capital available for reinvestment, and impair our ability to scale our portfolio.

We may be unable to sell properties on favorable terms when desired, which could adversely affect our financial condition and profitability.

Our ability to dispose of properties on advantageous terms depends on various factors, some of which are outside our control, including market demand, competition from other sellers, and the availability of financing for potential investors. Unfavorable or uncertain market conditions may delay sales, reduce selling prices, or force us to hold properties longer than expected. In some cases, we may be required to expend additional funds to correct defects or complete renovations or other improvements before a property can be sold. If such funds are not available, or if the required upgrades are cost-prohibitive, we may be unable to proceed with a sale.

In certain transactions, we may agree to restrictions that limit our ability to sell a property for a specified period or impose other covenants, such as limits on debt placement or repayment related to the property. These provisions could restrict our operational flexibility.

If we are unable to sell properties at the desired time or price, it could negatively impact our profitability, increase holding and maintenance costs, and adversely affect our financial condition.

We rely on Capstone 72 Group to facilitate transactions under the buy-and-flip model and may be dependent on these entities for investor access, relationship management, and sales execution, over which we may not have full control.

In our buy-and-flip model, we rely heavily on Capstone 72 Group to engage directly with international investors. While title to the properties is transferred directly from us to the end investor (or a designated entity such as an LLC set up on the investor’s behalf), Capstone 72 Group typically manages investor relationships, facilitates sales, and contracts directly with investors in connection with the sale transaction.

11

Capstone 72 Group is our parent company and is the holding company of our Company, while it is also the holding company of other operating entities that are not part of our listing group. Given that Capstone 72 Group is not part of our listing group and we do not have any management control over Capstone 72 Group, we may not have full access to or control over agreements, communications, or records maintained by them. As a result, we are exposed to operational, legal, and reputational risks if Capstone 72 Group fails to meet investor expectations, acts outside of our instructions, or becomes involved in disputes. Our dependence on these parties also presents risks of misalignment of interests and reduced visibility into customer experience and satisfaction, which could affect our brand, business continuity, and regulatory compliance.

Because the success of our buy-and-flip model is partly driven by the personal relationships and networks that Capstone 72 Group has with international investors, we may not be able to replicate or transfer these relationships within our Company. If Capstone 72 Group becomes unavailable, unwilling to continue facilitating these transactions, or loses investor confidence, our ability to execute sales and generate revenue under our buy-and-flip model could be materially affected.

We may not be able to effectively control the timing and costs of renovations or the holding period of our properties, which could adversely affect our revenues.

Our buy-and-flip model depends on our ability to renovate and resell properties within a targeted timeframe. However, we may encounter delays due to adverse weather conditions, contractor availability, permitting issues, labor shortages, supply chain disruptions, or unforeseen structural or environmental conditions. In particular, winter months in Ohio, our key market, often present operational challenges, as cold temperatures and snowfall can delay property inspections, construction work, and repair schedules. We rely on independent contractors and trade professionals to perform renovation work, and are subject to risks of cost overruns, poor workmanship, or failure to complete projects on time.

In addition, local market liquidity may deteriorate, prolonging our anticipated holding period and delaying property sales. A longer-than-expected holding period may tie up working capital and reduce our ability to reinvest in new acquisitions or respond to changing market conditions. If we are unable to effectively manage renovation timelines and resale activity, our revenues, cash flows, and overall financial performance could be materially and adversely affected.

Market volatility during our holding period may reduce resale proceeds and impact profitability under our buy-and-flip model.

Under our buy-and-flip model, we acquire properties for renovation and subsequent resale. However, we may not be able to control how long we hold a property before sale, as this depends on renovation timelines, market conditions, and buyer demand. During this holding period, the market value of the property may decline due to unforeseen events, including broader economic shifts, changes in local real estate trends, or rising interest rates. If resale values fall below our carrying costs, we may be required to sell at a loss or record impairment charges, which would adversely affect our financial performance. A prolonged downturn in housing markets or liquidity constraints could materially reduce our ability to recover investment costs or achieve targeted returns, thereby affecting our overall financial performance.

There may be unknown risks inherent in our acquisitions of properties that could adversely affect our business.

Although we perform due diligence on the properties we acquire, we may not identify or be aware of all risks, liabilities, or defects associated with a given property prior to acquisition. Issues such as title defects, code violations, environmental contamination, natural disasters, point of sales violations, contingency of house sale or undisclosed damage may arise after closing, potentially requiring unexpected costs or impairing the property’s marketability or income potential. In some cases, our ability to seek recourse through indemnification may be limited, costly, or unsuccessful. These unknown risks could have a material adverse effect on our financial condition and results of operations.

12

Delays in removing occupants or tenants may affect our ability to renovate, lease, or resell properties.

Our business depends on the timely acquisition, renovation, leasing, and resale of residential properties. In some cases, we acquire properties that are still occupied by tenants under prior ownership or other unauthorized occupants. Under our buy-and-flip model, delays in gaining vacant possession may postpone renovation work and the ultimate resale of the property. Under our buy-and-hold model, tenants may refuse to vacate after their lease term ends or may require eviction proceedings if they default on rent.

Eviction processes can be time-consuming and vary by cities and counties, often requiring court intervention and compliance with tenant protection laws. Regulatory delays, such as those involving inspection backlogs or moratoriums on evictions, may further extend the time needed to remove occupants. These delays can increase holding costs, defer expected revenue, and limit our ability to redeploy capital efficiently. If we encounter frequent or prolonged occupancy-related delays, our projected returns, operating cash flow, and overall financial performance could be adversely affected.

There is no assurance that our buy-and-flip model and buy-and-hold model will yield expected returns.

Our business relies on value-add strategies, including acquiring, renovating, and repositioning single-family residential properties for resale or lease. These strategies are subject to a range of risks and uncertainties, and there is no assurance that we will achieve the expected returns. Properties we acquire may be underperforming or in need of significant renovation, and may not generate positive cash flow during the holding period.

Delays in construction, unexpected repair costs, unfavorable changes in local demand, or broader economic downturns could reduce profitability or extend holding periods. In some cases, we may not be able to lease or sell a property on acceptable terms, or at all. If we are unable to execute business strategies effectively, or if market conditions shift, our investment returns, operating results, and ability to scale our business could be materially and adversely affected.

Many of our costs are fixed and may not decrease if our revenues decline.

In our buy-and-hold model, our ability to increase rental income may be constrained by local market conditions, subsidy program delays, or regulatory limits on rent adjustments. As a result, we may not be able to fully offset rising or fixed costs through increased rental rates or improved occupancy. If our revenue declines and we are unable to reduce expenses accordingly, our profit margins, operating results, and liquidity could be materially and adversely affected.

Some of our leases are relatively short-term in nature, while others are long-term, which exposes us to the risks of frequent turnover, inability to re-lease properties on attractive terms, or being locked into lower rental rates in an appreciating market.

Because some of our leases are relatively short-term in nature, such as those offered through platforms like Airbnb, we are exposed to the risk of frequent turnover, which could result in higher costs and lower occupancy rates. Short-term leases may require us to frequently re-lease our properties, and we may not always be able to do so on attractive terms, on a timely basis, or at all. High turnover involves costs such as cleaning, restoring, and maintaining the properties between tenants, as well as marketing expenses to attract new tenants. Additionally, a decline in demand for STR, whether due to seasonality, economic conditions, or external factors such as extreme weather events or contagious diseases or viruses, could negatively impact our occupancy rates and rental income.

13

In contrast, leases of longer durations may limit our ability to capitalize on rental rate increases in an appreciating market, as we would be locked into the terms of the lease until it expires before we may re-leases our properties for higher rental returns. If market rental rates decrease, tenants may also be less inclined to renew their leases under comparable terms, potentially leading to increased vacancy rates or the need to offer concessions to attract new tenants.

If we are unable to maintain high occupancy rates, re-lease properties on attractive terms, or adjust our rental rates to remain competitive, our operating results and financial condition could be adversely affected.

Renters may impose additional risks to property condition, which could increase costs and reduce returns.

Under our buy-and-hold model, we lease properties to renters, some of whom may occupy the homes during the sales process under our buy-and-flip model. Unlike owner-occupants, renters typically do not have a long-term interest in maintaining or improving the condition of the property. As a result, they may cause damage, delay reporting maintenance issues, or fail to take reasonable care of the home and its contents.

Turnover of renters may also require repairs or improvements before the property can be re-leased or sold, and the cost of such repairs may exceed any security deposits collected. These risks can increase our property management and maintenance costs, reduce rental income, and negatively affect resale value. In aggregate, these factors may adversely impact our profitability, cash flow, and ability to scale our operations.

Delays in rent payments from tenants who rely on government or NGO subsidies may impact our cash flow and financial performance.

Under our buy-and-hold model, we lease certain properties to tenants who rely on housing assistance from government programs or non-governmental organizations (NGOs) to meet their rental obligations. While these subsidies can help support occupancy and reduce credit risk, payments from such programs are often subject to administrative delays, inconsistent processing times, or funding uncertainties. In some cities, these delays can result in late or partial rental payments from tenants, even when they are otherwise compliant with lease terms. Any extended delays or disruptions in subsidy programs could impair our rental income, affect our liquidity, and increase our accounts receivable. These risks may be exacerbated during periods of economic stress or changes in public policy and could adversely affect our financial condition and operating results.

Mold or other environmental hazards in our leased properties could lead to liability and remediation costs.

Properties held under our buy-and-hold model may develop mold or other environmental hazards due to excess moisture, poor ventilation, plumbing leaks, or deferred maintenance. If moisture issues are unaddressed, particularly in rental properties where tenants may not promptly report issues, mold growth can occur and potentially release airborne toxins or allergens.

The presence of mold could require us to undertake costly remediation efforts as a landlord and may render affected properties temporarily uninhabitable, reducing rental income. Additionally, we could be subject to claims from tenants or regulatory scrutiny if mold exposure leads to alleged health issues or property damage. Some insurance policies may exclude or limit coverage for mold-related claims, exposing us to further financial risk. If mold or similar hazards are not effectively prevented or mitigated, our financial condition, reputation, and leasing operations could be materially and adversely affected.

14

We may incur additional costs or liability due to environmental laws and regulations.

Our renovation construction activities are subject to a range of federal, state, and local environmental laws and regulations. These may include requirements related to the handling or remediation of hazardous substances, such as lead-based paint, asbestos, or mold, as well as rules governing demolition, waste disposal, and stormwater management. Compliance with these laws may result in delays, require us to undertake costly remediation or mitigation measures, or lead to fines and penalties if we fail to adhere to applicable requirements. As environmental regulations evolve, we may face increased scrutiny or additional compliance obligations. Any such developments could increase our operating costs, delay project timelines, or expose us to liability, which could adversely affect our business, financial condition, and results of operations.

We are subject to privacy, data protection, and cybersecurity risks, including through our reliance on third-party service providers.

In the course of our operations, we collect and store personal information relating to investors, tenants, guests, and counterparties. We rely on third-party service providers and Capstone 72 Group, both in Ohio and overseas, for services such as legal, accounting, and operational support. These activities subject us to U.S. and foreign laws and regulations related to data privacy, cybersecurity, and consumer protection, which may evolve or vary across jurisdictions.

If we, our service providers, or Capstone 72 Group fail to adequately protect personal information or experience a data breach, we could face legal claims, regulatory fines, or reputational harm. In addition, if a key service provider mishandles sensitive data or becomes subject to regulatory enforcement, we may be forced to seek alternative providers, which could disrupt our operations, increase compliance costs, or negatively impact service quality. Any such incident could adversely affect our business, financial condition, and results of operations.

We may suffer losses that are not covered by insurance.

We seek to maintain insurance coverage on our properties to protect against casualty losses. However, certain types of losses, such as those arising from floods, fires, windstorms, vandalism, tenant damage, wild animal intrusion, environmental hazards, or acts of civil unrest, may not be covered by insurance or may be subject to exclusions, coverage limitations, or high deductibles. In some cases, we may have to self-insure where coverage is not economically practical.

If an uninsured or underinsured loss occurs, we could lose all or part of our capital invested in the affected property. We may also remain liable for any outstanding debt secured by the property, which could further increase the financial impact. These events may reduce our ability to resell or lease the property, impair expected returns, and materially and adversely affect our business, financial condition, and results of operations. In addition, we may not have access to funding sources to repair or replace the damaged property, which could compound the losses.

Title defects could lead to material losses on our investments in our properties.

We may acquire properties on an “as-is” basis or under circumstances in which complete title information is not available prior to closing. In some cases, title searches or reports may not reflect existing senior liens, judgment liens, deed restrictions, unpaid property taxes or encroachments. While we typically seek to obtain title insurance, it may not always be available, or may exclude certain risks or defects. Title insurance obtained at closing may offer limited protection and may exclude coverage for defects that were discoverable prior to acquisition.

If we acquire properties with title defects that are not adequately insured, we may face legal challenges to our ownership, incur significant costs to clear title, or be unable to sell or lease the affected properties as planned. For example, restrictions such as a lien recorded on the title or defects in the chain of title may delay resale under our buy-and-flip model or prevent tenant occupancy under our buy-and-hold model. In certain cases, we may lose the property or be unable to recover our investment.

Any such title defects could materially and adversely affect our business, financial condition, and results of operations.

15

Disputes may arise regarding title, enforcement rights, tenant relationship, or investor obligation.

We may from time to time be involved in disputes concerning title to a property, the enforcement of contractual or property rights, or the interpretation of obligations owed by or to our investors, tenants, or other counterparties. Such disputes could delay or complicate property sales, transfers, or financing, and may require us to incur legal fees or other expenses to resolve. If unresolved, these issues could impair our ability to execute our business strategy, affect investor confidence, result in reputational harm, and adversely affect our financial condition and results of operations.

Risks associated with adverse possession and unauthorized occupancy could affect our ability to control, lease, or sell our properties and may lead to legal costs, delays, or financial losses.

Our properties may be subject to unauthorized occupancy or adverse possession claims, particularly during periods of vacancy before renovation, sale, or leasing. Individuals who occupy a property without our permission, including squatters or trespassers, may assert legal rights over time under adverse possession doctrines. While adverse possession generally requires the claimant to meet specific legal criteria over a defined period, responding to such claims can result in legal expenses, delays, and loss of control over the property. In addition to legal claims, unauthorized occupants may damage the property, refuse to vacate, or require formal eviction proceedings, which could delay our ability to renovate, sell, or lease the property under our buy-and-flip model or buy-and-hold model. These issues may also increase holding costs and reduce our expected returns.

If we are unable to promptly regain possession or clear title, or if adverse possession claims are successfully asserted, our business, financial condition, and results of operations could be materially and adversely affected.

We may be subject to liability arising from construction defects or renovation-related claims.

Our business includes the renovation of existing homes and, in some cases, the construction of new properties on vacant land. As a result, we may be exposed to liability for construction defects, product failures, or workmanship-related issues arising from such activities. Claims may be brought by future buyers, tenants, homeowners’ associations, or other third parties and may relate to structural integrity, building code violations, moisture intrusion, or other latent issues.

Such claims could require us to incur repair costs, engage in litigation, or settle disputes, and may not be fully covered by insurance or indemnities from contractors. Any material liability or reputational harm arising from construction or renovation-related claims could adversely affect our business, financial condition, and results of operations.

16

Employment-related claims or labor disputes could disrupt our operations and increase costs.

We are subject to federal, state, and local labor laws governing various aspects of our employment practices, including wage and hour standards, workplace safety, anti-discrimination, and employee rights. While we seek to maintain a compliant and positive work environment, we may be subject to employment-related claims or disputes, including allegations of wrongful termination, workplace misconduct, or failure to comply with applicable employment or workplace safety laws.

Labor disputes, internal investigations, or legal proceedings involving our employees could result in reputational harm, legal liability, or operational disruptions. As our operations expand, our exposure to such risks may increase. Any material labor-related claims, penalties, or adverse judgments could increase costs and adversely affect our financial condition and results of operations.

Disputes with investors concerning investment terms, performance expectations, or disclosures may result in reputational harm or legal liability.

We engage with international investors in connection with the sale or financing of single-family residential properties under our buy-and-flip model. These transactions are sometimes facilitated by Capstone 72 Group outside the United States. Although we aim to provide accurate and transparent information, investors may have different expectations regarding property performance, investment returns, transaction terms, or the nature of services provided.

Disagreements may arise related to title transfer, property condition, rental performance, legal obligations, or post-sale support. In certain cases, we may not have direct control over communications or documents maintained by Capstone 72 Group, which could complicate dispute resolution. Any actual or threatened legal claims, regulatory complaints, or reputational issues involving investor dissatisfaction could materially and adversely affect our brand, international reach, or ability to execute future transactions. In addition, defending against such disputes may also require us to expend significant time and resources, diverting management attention and negatively impacting our business and financial condition.

We rely on our related parties, including Capstone 72 Group and other companies owned by our Chief Executive Officer and Chair of the Board of Directors, to assist with our marketing in different countries and regions, and any disruption or change in these arrangements could materially impact our business.

We rely on these Related Entities to assist with our marketing in different countries or regions, including Canada, Malaysia, Singapore and Hong Kong, to broaden our outreach to international investors, including utilizing the business development centers operated by these entities to host seminars in different local markets. We also rely on these entities to manage our relationship with investors in different local markets, facilitate sales, and contract directly with investors in connection with the sale transaction. If any of these Related Entities is to cease providing services to us, whether due to a reorganization of their shareholding, breakdown in commercial relationships, regulatory constraints, failure to perform in accordance with our expectations, or other disruptions, we may not be able to replace them on a timely or cost-effective basis, or at all.

In addition, because many of the Related Entities owned by Capstone 72 Group are located outside of the United States, we may face limitations in oversight, jurisdictional reach, or enforcement of contractual obligations. We do not have personnel in many of the countries or regions where the Related Entities are located and may not be able to timely supervise or monitor the essential services (as described above) provided by them, which may adversely affect the relationship with our customers and damage our reputation. It may be difficult and costly for us to assert or enforce our contractual rights to seek any damages or compensation against the Related Entities in those jurisdictions that are outside of the United States to seek for damages, in case any breach of contract on the basis of any failure to provide services or any services provided that may not have met our agreed quality or standards. Rising geopolitical tensions may lead to increased scrutiny, restrictions, or uncertainty affecting cross-border services, data exchange, or business affiliations. Any resulting disruption in the services provided by Capstone 72 Group could materially and adversely affect our business, financial condition, results of operations, and reputation.

17

Our use of independent contractors for sales, renovation, or operational services may expose us to classification and compliance risks.

We engage certain professionals as independent contractors to support our business, including in areas such as renovation work and property operations, and independent property agents for the sale and purchase of certain properties from time to time. These arrangements are subject to federal and state regulations concerning the classification of independent contractors versus employees. Misclassification could expose us to liability for unpaid wages, taxes, penalties, or benefits under employment and labor laws.

If legal standards governing worker classification change, or if our practices are challenged by regulatory authorities or through litigation, we may be required to reclassify independent contractors as employees. This could result in increased labor costs, changes to our compensation practices, and potential retroactive liabilities. Any such developments could materially increase our expenses, limit our operational flexibility, and adversely affect our financial condition and results of operations.

We provide innovative credit solutions to investors under an in-house financing program (72 Easy House Plan), which exposes us to settlement risks.

We offer innovative credit solutions to investors through our in-house financing program (72 Easy House Plan), providing alternative funding, under which investors pay a non-refundable deposit to us upfront, and while we retain legal title to the property until the investor exercises their option to purchase the property and pay the full purchase price within a fixed term, typically three years. Although these arrangements provide certain safeguards, such as the ability to retain possession, they also expose us to settlement risk in the event that the investors fail to pay the full purchase price. While some investors may elect to exercise the option to purchase before the end of the fixed term, others may choose to do so, which exposes us to settlement risks at the end of the fixed term. If an investor decides not to exercise the option to purchase, we may incur costs or delays in reselling the property. Further, any such defaults could reduce our expected returns and adversely affect our cash flow, financial condition, and results of operations.

Deferred payment terms under our in-house financing program (72 Easy House Plan) may impact liquidity and limit our ability to scale.

Under our in-house financing program (72 Easy House Plan), we allow investors to acquire properties by paying us a non-refundable deposit upfront and making rental payments to us over a multi-year period. While this model facilitates sales and generates recurring income, it also delays full recovery of the property’s purchase price and ties up our working capital. This may limit our ability to reinvest in new acquisitions, respond to market opportunities, or absorb economic downturns. If a significant number of investors defer principal payments or default on their obligations, our liquidity and ability to grow our portfolio could be adversely affected.

18

Weakening rental demand or rising property expenses may increase investor default risk under our financing program.

Some of our investors purchase properties through our in-house financing program (72 Easy House Plan) with the intention of generating rental income. If rental demand weakens, market rents decline, or property-related expenses—such as maintenance, property management, or taxes—increase, investors may experience reduced cash flow. This, in turn, may impair their ability to meet interest payment obligations or repay the principal at maturity. A rise in investor defaults could lead to delays or losses in recovering our investment, and may adversely affect our business, financial condition, and results of operations.

Our AI technology is still under development and may not perform as intended or achieve the expected business outcomes.

We are strategically investing in artificial intelligence and are in the process of developing our AI applications to improve our customer profiling, sales targeting, and operational efficiency. This technology is intended to increase investor conversion rates, reduce customer acquisition costs, and automate elements of customer interaction, including the use of a chatbot. However, the AI applications remain in the development phase, and there is no assurance they will perform as expected, be completed on schedule, or produce accurate or actionable insights.

We may encounter technical limitations, programming errors, integration delays, or higher-than-anticipated costs during the implementation process. If the technology fails to meet performance expectations, or if it does not result in improved investor targeting or operational savings, our growth strategy and business efficiency may be adversely affected. The success of the AI initiative also depends on the expertise of key personnel, including our Chief Technology Officer, in developing and refining the system.

Even after deployment, a failure or malfunction of our AI applications could disrupt customer engagement workflows, delay sales execution, or impair decision-making processes that rely on automated outputs.

The use of AI technologies in our operations may present implementation, oversight, and data governance risks.

As part of our strategy, we plan to implement AI-driven solutions to enhance investor engagement and streamline internal decision-making. While these technologies are intended to optimize outcomes across multiple aspects of our business, their use may introduce risks associated with unintended outputs, limited human oversight, or overreliance on automated systems. If the AI tools fail to deliver accurate predictions, misclassify customer profiles, or operate with hidden biases, we may experience suboptimal sales performance.

Further, the development and operation of our AI applications rely on access to customer data held by us and by Capstone 72 Group. Any issues related to data quality, consistency, or regulatory compliance in handling this information may affect the reliability and effectiveness of our AI applications. As data privacy laws continue to evolve, we may also face additional compliance obligations that increase the cost and complexity of using AI in our operations.

19

The adoption of our AI applications may introduce operational, regulatory or cybersecurity risks.

Our planned use of AI technology in our sales targeting, customer engagement, and internal operations may expose us to new categories of regulatory, operational, and cybersecurity risks. The processing and use of personal information in AI systems could subject us to increased scrutiny under evolving data protection laws in the United States and abroad. If our AI tools are found to violate applicable privacy, marketing, or consumer protection regulations, we could face penalties, reputational harm, or be required to modify our technology or business practices.

In addition, as our AI applications grow more interconnected and autonomous, they may present unique cybersecurity vulnerabilities. If unauthorized parties gain access to our AI models or the underlying data, this could lead to misuse, manipulation of outputs, or exposure of sensitive customer information. Any operational disruptions or compliance failures arising from our use of AI applications could adversely affect our reputation, business performance, or financial condition.

We are dependent on our key management and skilled personnel for our continued success and growth.

Our business strategy and growth prospects are materially dependent on the continued service and leadership of our senior management team, particularly Ms. Bonnie Wu, our Chief Executive Officer and Chair of the Board of Directors. We also rely on the expertise of Mr. Stanley Lam, our Chief Technology Officer and Director, who is leading the development of our research and development efforts in artificial intelligence systems. These individuals play critical roles in strategic planning, investor relations, operations, and technology development.

The loss of their services, or the inability to attract and retain qualified personnel could significantly disrupt our operations and strategic execution. We may also need to increase compensation or provide additional incentives to retain or recruit key personnel, which could raise our operating costs and adversely affect our financial performance.

In addition, our continued success depends on our ability to recruit and retain qualified personnel with knowledge and experience in the real estate industry. Competition for such talent is intense, and we may not be able to attract or retain the necessary individuals. If we are unable to continue to attract and retain skilled employees, this will adversely affect our business and prospects.

Our executive officers have no prior experience in operating a U.S. public company, and their inability to operate the public company aspects of our business could harm us.

Our executive officers have limited experience operating a company that is publicly listed in the United States. As a public company, we will be subject to enhanced legal, regulatory, and reporting requirements. Complying with these requirements may require additional time, resources, and internal infrastructure, particularly during the initial period following this offering.

Although we intend to engage experienced advisors and implement appropriate governance and control frameworks, any failure to comply with public company obligations in a timely or effective manner could result in regulatory scrutiny, reputational harm, or delays in financial reporting. These outcomes could adversely affect our business, financial condition, and the trading price of our securities.

20

We are dependent on external STR platforms such as Airbnb, and system failures could disrupt our business, which in turn negatively affect us and the value of our stock.

Our operations rely heavily on internal operating systems, property management platforms, such as our Capstone 72 Mobile App, and external platforms for STR, such as Airbnb and similar digital hospitality services. These systems and platforms include certain automated processes and require consistent access to telecommunications and the internet, each of which is subject to system security risks. Additionally, certain essential components of our operations depend on third-party service providers, and a significant portion of our business is conducted over the internet. As a result, our business could be severely impacted by a catastrophic occurrence, such as a natural disaster, cyberattack, or terrorist attack, or by circumstances that disrupt access to telecommunications, the internet, or the operations of our third-party service providers. For example, viruses, ransomware, or experienced computer programmers could penetrate network security defenses and cause system failures, data breaches, or operational disruptions. Such disruptions could impair our ability to effectively market and manage properties, process transactions, or maintain communications with tenants, guests, and service providers. Although we employ various duplication, backup, and security procedures to protect against such risks, a significant outage, breach, or disruption in telecommunications, the internet, or at our third-party service providers could negatively impact our operations, damage our reputation, and result in financial losses. These risks could materially and adversely affect our business, results of operations, and financial condition.

Our Capstone 72 Mobile App and financial reporting system are subject to security breaches and other disruptions, which could compromise sensitive data and harm our business.

Information security risks have generally increased in recent years due to the rise in new technologies and the increased sophistication and activities of perpetrators of cyberattacks. In the ordinary course of our business, we acquire and store sensitive data through our Capstone 72 Mobile App and financial reporting systems, including proprietary business information, financial performance data for our investors as landlords, and personally identifiable information of our landlords, tenants, employees, and third-party service providers. The secure processing and maintenance of such information is critical to our operations and business strategy.

Despite our security measures, our information technology and infrastructure, including Capstone 72 Mobile App, may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. Any such breach could compromise our networks and systems, and the sensitive information stored therein could be accessed, publicly disclosed, misused, lost, or stolen. For example, unauthorized access to our Capstone 72 Mobile App could result in the disclosure or misuse of sensitive landlord financial data, such as rental income, expenses, yields, or rates of return.

Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations, and harm to the services we provide to our investors. In addition, such events could damage our reputation, reduce trust in our Capstone 72 Mobile App, and adversely affect our results of operations, reputation, and competitive position.

We currently do not maintain insurance coverage for our business operations, which exposes us to potential uninsured losses.

While we maintain insurance coverage for our properties, we currently do not carry insurance for our broader business operations, including general liability, errors and omissions, or business interruption coverage. As a result, we may be exposed to risks typically covered by such policies, including claims arising from business disputes, regulatory actions, or operational disruptions.

If any such events occur, we may be required to incur substantial legal or financial costs, which could materially affect our financial condition, results of operations, or reputation. The absence of such coverage may also limit our resilience in the face of unforeseen business risks.

21

The inability to protect our intellectual property rights could harm our business, financial situation and operating results.

Our intellectual property rights, we feel, are critical to our success. We rely on our capacity to establish and manage our intellectual property rights. We have put a lot of time and effort into developing our AI applications, Capstone 72 Mobile App, websites and other intellectual property.

For the protection of our intellectual property, we rely on trade secrets, as well as contractual constraints. However, these only give limited protection, and the steps we take to safeguard our intellectual property rights may not be sufficient. We may have no or limited rights to prevent others from using our data. Our trade secrets may also become public knowledge or be uncovered independently by our competitors. Furthermore, if our employees or third-party vendors with whom we do business use intellectual property owned by others in their work for us, there may be a dispute over the rights to that intellectual property.

In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competing companies will not independently develop similar technologies.

Preventing any illegal use of our intellectual property is difficult and expensive, and the measures we take may be insufficient to avoid misappropriation. If we go to court to enforce our intellectual property rights, it could cost us a lot of money and divert our management and financial resources. We cannot guarantee that we will prevail in such a lawsuit. Any failure to preserve or enforce our intellectual property rights might have a significant negative impact on our business, financial situation, and operating results.

If we fail to develop, implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Shares may be materially and adversely affected.

After the completion of this offering, we will become a public company in the United States and will be subject to the Sarbanes-Oxley Act of 2002 and other applicable laws and regulations. As a result, we will be required to establish and maintain effective internal control over financial reporting and disclosure controls and procedures. To comply with these requirements, we may need to dedicate significant financial and management resources, including hiring additional personnel, implementing new systems and procedures, and engaging external consultants and auditors.

Based on the number of personnel available to serve our accounting function, our management believes we are not able to adequately segregate responsibility over financial transaction processing and reporting. We also lack an effectively designed, implemented, and maintained IT general controls over tools and applications that support our financial reporting processes. Further, we do not have a formal internal control environment in place and operating effectively. As such, we have identified these issues as material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If our remediation of such material weaknesses is not effective, or if we fail to develop, implement and maintain an effective system of internal controls and internal control over financial reporting, we may be unable to accurately or timely report our financial condition or results of operations, detect or prevent fraud, or comply with the applicable requirements of the SEC and the listing standards of the exchange on which our Shares are traded. Any material weaknesses or failures in our internal control environment could result in restatements of our financial statements, regulatory investigations, and a loss of investor confidence. These outcomes could, in turn, materially and adversely affect our business, financial condition, results of operations, and the market price of our Shares.

22

Past instances of employee misconduct highlight risks associated with internal control limitations and operational oversight.

We have previously experienced incidents of employee misconduct involving misappropriation of company funds. While corrective actions have been taken and such incidents have been isolated, they highlight the risks inherent in maintaining effective internal controls and oversight.

If we are unable to maintain sufficient internal controls or oversight of day-to-day operations, particularly over cash handling, rental payments, or financial reporting, we may be exposed to future instances of fraud, embezzlement, or other misconduct. Any such events could lead to financial loss, reputational damage, or increased scrutiny of our governance practices, and could adversely affect our business, financial condition, or results of operations.

Changes in U.S. government policy, geopolitical tensions, or shifts in foreign investment regulations may reduce demand from international investors.

A significant portion of our business involves selling or financing U.S. residential properties to non-U.S. investors, particularly under our buy-and-flip model and our in-house financing program (72 Easy House Plan). Our growth and revenue are therefore influenced by the ability and willingness of foreign investors to acquire SFH in the United States.

Changes in U.S. government policy, including potential executive orders, legislation, or regulatory actions relating to foreign ownership of real estate, tariffs, taxation, immigration, or broader geopolitical tensions, could reduce the attractiveness of U.S. property investments for non-U.S. persons. These developments may create uncertainty or barriers to investment, increase scrutiny or restrictions, or affect investor sentiment in certain countries.

In October 2023, a state law referred to as the Save Our Farmland and Protect Our National Security Act came into effect in Ohio. This law prohibits certain non-U.S. citizens from owning farmland in Ohio if such person is designated as a foreign adversary or the person is on the U.S. State Department terrorist watch list. Ohio also has a law enacted in the 1970s which prohibits non-U.S. citizens from owning essentially undeveloped property that is adjacent to a parcel of property that is conducting mining operations. This proposed law may restrict or prohibit non-U.S. citizens from purchasing any types of real property in Ohio, as we sell, and continue to expand of the sales of, our residential properties to foreign buyers in our ordinary course of business.

While we cannot predict the direction or scope of future policy changes, any actions or proposed laws that discourage or restrict foreign investment in residential real estate could reduce the size of our investor pool and materially and adversely affect our business, financial condition, and results of operations.

We face possible risks associated with contagious diseases, natural disasters and extreme weather events (the frequency and severity of which may be impacted by climate change), any of which could adversely affect our operations and financial condition.

We are subject to risks associated with contagious diseases or viruses, natural disasters, and the physical effects of climate change, which may include more frequent or severe tornadoes, storms, extreme temperatures, flooding, landslides, wildfires, earthquakes and other weather-related events. While it is currently impossible to accurately predict the impact of climate change on the frequency or severity of such events, any of them could materially and adversely affect our business, operations, and financial results.

Our operations in Ohio expose us to regional weather patterns that may cause damage to our properties or delay our renovation and construction activities. For example, severe winter storms or flooding could postpone property improvements or make it more difficult to source labor and materials, leading to longer holding periods and increased costs.

Additionally, the outbreak of contagious diseases, such as COVID-19, could disrupt our operations by reducing demand for property purchases, long-term rentals, and short-term stays. Such outbreaks may also result in travel restrictions, economic downturns, or labor shortages, which could negatively impact property values, acquisition activity, occupancy rates, and rental income. Prolonged pandemics could increase costs associated with cleaning protocols, maintenance, and compliance with health-related regulations.

23

Climate change may also increase our operating expenses. For instance, insurance premiums for properties in high-risk areas may rise or become unavailable, and we may incur additional costs for repairs, maintenance, or infrastructure to protect our assets. Furthermore, if extreme weather events make certain areas less desirable to investors, tenants, or short-term guests, it could reduce our ability to sell or lease properties, particularly those listed on platforms like Airbnb.

More broadly, global economic uncertainty, including inflationary pressures, interest rate volatility, or geopolitical events, may impact investor sentiment, credit availability, and real estate market activity in our target regions.

If we are unable to sell or lease properties in affected areas, or if these events increase our costs or reduce property values, our business, results of operations, and financial condition could be materially and adversely affected.

We have a limited operating history and are employing a business model with a limited track record, which makes it difficult to evaluate our prospects and future operating results.

We commence our operations in 2022, and our operating history is limited. While we have expanded our activities in property acquisition, renovation, construction, leasing, and investor financing, our business model, remains relatively new and unproven at scale. As a result, it is difficult to evaluate our future prospects, operating performance, or long-term business viability.

Our limited track record makes it challenging to predict how our business will perform under different economic, interest rate, or regulatory conditions. Our future financial results will depend on a number of factors, many of which are outside our control, including our ability to manage operating costs, maintain occupancy and rental yields, identify and acquire properties on favorable terms, respond to market competition, and maintain stable investor demand.

We also face risks frequently encountered by early-stage companies operating in dynamic sectors, including the risk that we may not achieve anticipated growth or profitability, that our assumptions about market behavior may prove incorrect, or that operational or financial challenges may arise that we have not previously encountered. If we are unable to operate our business successfully, our financial condition, results of operations, and prospects could be materially and adversely affected.

Because the amount, timing, and whether we distribute dividends at all are entirely at the discretion of our board of directors, you must rely on price appreciation of our shares for return on your investment.

Our board of directors has complete discretion as to whether to distribute dividends, subject to limitations set forth in our corporate governing documents and certain requirements of Ohio law. Under Ohio law, our board of directors may declare dividends only to the extent of our “surplus”, which is defined as the excess of our assets over liabilities, plus stated capital, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our shares will likely depend entirely upon any future price appreciation of our shares. We cannot assure you that our shares will appreciate in value after this offering or even maintain the price at which you purchased the shares. You may not realize a return on your investment in our shares and you may even lose your entire investment.

24

Risk factors related to the real estate industry

Our operating results are subject to general economic conditions and risks inherent in the ownership and leasing of residential real estate.

Our business is subject to a variety of macroeconomic, market-specific, and asset-level risks that are generally associated with the ownership and operation of residential real estate. These include changes in interest rates and credit availability, declines in property values, fluctuations in rental demand, increasing property taxes or insurance costs, regulatory burdens, and the illiquidity of real estate assets.

Our ability to generate returns may also be affected by unforeseen repairs, delays in leasing or resale, tenant non-payment, local competition, and changes in zoning or permitting rules. Because many of these risks are outside of our control and may arise unexpectedly, they could materially and adversely affect our revenue, profitability, and ability to scale our operations.

Inflation may adversely affect us by increasing costs beyond what we can recover through sales or lease revenue.

Inflation may increase our costs for acquiring properties, renovating homes, building on vacant land, and operating our business, including expenses related to labor, construction materials, insurance, and third-party services. We may not be able to fully recover these increased costs through higher sale prices or rental income, which could compress our profit margins and impact the financial viability of certain renovation or construction projects. For example, under our buy-and-flip model, renovation cost overruns may not be offset by corresponding increases in resale prices. Similarly, under our buy-and-hold model, inflationary pressures may not be fully passed on to tenants and guests due to market limitations on rental increases.

Prolonged periods of inflation may also dampen investor appetite and complicate our budgeting and operational planning, particularly if rising costs render certain projects economically unfeasible. If we are unable to effectively manage inflation-related cost pressures, our financial condition, results of operations, and cash flows could be materially and adversely affected.

Rising interest rates and reduced credit availability could limit investor demand and reduce property sales volume.

Interest rates directly affect the availability and cost of mortgage and other financing options, which can influence investor demand for our properties. Many of our investors, may rely on financing, whether through us or third-party financiers, to complete purchases. Increases in interest rates or tighter credit conditions may reduce affordability, limit available financing options, or lengthen transaction timelines, particularly under our buy-and-flip model.

In addition, a rise in interest rates may weaken demand across the broader real estate market, potentially affecting property resale values, investor exit strategies, and overall sentiment. If investor demand for SFH declines due to rising interest rates or restricted financing, our ability to sell properties in a timely and profitable manner could be adversely affected. This may lead to reduced revenues, longer holding periods, and lower overall profitability.

25

Competition in identifying and acquiring our properties could adversely affect our ability to implement our business and growth strategies, which could materially and adversely affect us.

We compete with a range of market participants in identifying and acquiring single-family residential properties in our target markets, including individual homebuyers, small-scale investors, private equity funds, real estate developers, and institutional investors. Some of these competitors may have greater financial resources, lower costs of capital, or more established local networks than we do. Others may have higher risk tolerances, longer investment horizons, or operational advantages that enable them to acquire properties more quickly or at higher prices.

This competition may reduce the availability of attractively priced properties, limit our ability to scale, and increase the acquisition cost of properties we do source, which could reduce our margins and return on investment. In particular, our buy-and-flip model depends on our ability to acquire properties at below-market value and resell them at a premium following renovations. Competitive pressure may impair our ability to acquire such properties at favorable prices or on acceptable terms.

Increased competition may also lead to delays in capital deployment, which could reduce our operating efficiency and impact our financial performance. There can be no assurance that we will be able to compete successfully for investment opportunities, and our inability to do so may have a material adverse effect on our business, financial condition, and results of operations.

Compliance with local laws, regulations, and covenants applicable to our properties may result in delays, increased costs, or limitations on our operations, and may adversely affect our business and growth strategy.

Properties in Ohio are subject to a range of local governmental laws, regulations, including permitting, licensing, zoning, residential rental property registration obligations, lead paint inspections and remediation obligations, and property inspection obligations. The regulatory environment is dynamic and may vary significantly across cities and counties, creating operational uncertainty and requiring ongoing compliance efforts. For example, certain municipalities may mandate inspections before a sale or title transfer can occur or impose requirements such as painting homes in specified colors or complying with community-specific property standards. These requirements may delay transactions, increase renovation costs, or discourage prospective buyers.

In addition to governmental regulations, our properties may also be subject to private covenants, including restrictions imposed by homeowners’ associations or deed limitations, which may prohibit the rental of property and may prescribe renovation parameters, aesthetic standards, or impose additional approval requirements. These restrictions can limit our operational flexibility, increase compliance burdens, or negatively impact the attractiveness of properties to potential investors or tenants. Further, some local jurisdictions may adopt policies that are less favorable toward investor-owned or non-owner-occupied properties, which could influence enforcement practices or lead to future regulatory changes, such as limitations on ownership structures or increased scrutiny of investment properties.

Failure to comply with applicable laws, regulations, or covenants, or any changes that increase the compliance burden, could result in delays, increased costs, fines, or restrictions on our ability to acquire, renovate, or dispose of properties. Any such outcomes may adversely affect our business, financial condition, results of operations, and growth strategy.

Actions by tenants, guests, or third parties that are criminal, inappropriate, or unsafe may harm our reputation, reduce demand for our properties, and result in liability.

We have limited control over the conduct of tenants, short-term guests, or other third parties who may access or occupy our properties. Criminal, fraudulent, negligent, or inappropriate behavior, such as property damage, unlawful activity, violence, or violations of community standards, may occur during a tenancy or guest stay. Such conduct can compromise the safety or perceived safety of our properties, lead to reputational damage, and negatively affect future leasing or sales prospects.

26

In certain cases, we rely on third-party platforms to screen short-term guests, and we do not independently verify the identity, background, or behavior of all occupants or invitees. Verification systems used by third-party platforms or service providers may have limitations and may fail to detect or prevent misconduct.

If a tenant, guest, or third party engages in unlawful or inappropriate conduct on our properties, we could be subject to legal claims, regulatory scrutiny, or adverse media attention. These incidents may result in direct liability, discourage prospective tenants or investors, or contribute to local calls for stricter regulation of investor-owned or STR properties. Any of these outcomes could materially and adversely affect our business, financial condition, and results of operations.

Our lack of a long operating history could adversely impact us.

As a start-up business, we do not have a long operating history. This may make it more difficult for us to establish credibility with lenders, service providers, and investors, or to attract and retain key personnel. Start-ups often face higher perceived risk, and in times of high interest rates or inflation, we may encounter challenges obtaining capital, securing favorable terms, or scaling our operations, which could hinder our ability to achieve our business objectives.

We may be subject to legal demands, litigation, or negative publicity from tenant and consumer rights organizations, which could adversely affect our operations and reputation.

We operate in markets where tenant and consumer rights organizations are active and may challenge certain landlord practices. These groups may pursue legal claims, class actions, or negative publicity campaigns related to our leasing activities or property conditions. Even if we believe our practices comply with applicable landlord-tenant and consumer protection laws, we may still face litigation, regulatory scrutiny, or reputational harm. Any such claims, investigations, or adverse publicity could lead to legal expenses, operational restrictions, or damage to our brand, which may adversely affect our business, financial condition, and results of operations.

Declining real estate valuations, physical damage, or latent defects could adversely affect our financial condition and operating results.

We periodically evaluate the value of our properties to determine whether their value, based on market conditions, projected income, and generally accepted accounting principles, has declined to a level that would require us to recognize an impairment loss. If we determine that a decline in value is other than temporary, we may be required to recognize an impairment loss, which would reduce our net income for the applicable period and decrease the value of our total assets.

A sustained reduction in the intrinsic or market value of a property may result from several factors, including broader real estate market trends, neighborhood deterioration, or property-specific conditions such as physical damage. Properties may be damaged by tenants, guests, wild animals, or severe weather events, or may suffer from latent construction or structural defects that were not apparent during acquisition. These issues may also increase repair and maintenance costs, which could reduce our net returns from resale under our buy-and-flip model or rental income under our buy-and-hold model.

Even if an impairment charge is not recognized, these property-specific risks may affect the long-term income potential or marketability of the affected properties and could have a material adverse effect on our business, financial condition, and results of operations.

27

Eminent domain could lead to material losses on our investments in our properties.

Governmental authorities may exercise eminent domain to acquire the land on which our properties are located for public projects such as roads or other infrastructure. In such cases, we would be required to transfer the affected properties to the government and would only be entitled to receive compensation equal to the fair value of the property. This compensation may be substantially less than what we could have realized through an open-market sale under our buy-and-flip model. Additionally, the loss of such properties would eliminate the potential for future revenue generation from leasing activities under our buy-and-hold model. As a result, our profitability and business operations could be materially and adversely affected.

Regulations affecting STR or foreign ownership could limit our operations and adversely impact our business and financial condition.

Some of our properties under the buy-and-hold model may be used for STR, including through third-party platforms. An increasing number of local governments have adopted or are considering laws and regulations that restrict or regulate STR activity. These may include requirements to register properties, obtain permits, limit the number of rental nights, or prohibit STR in certain areas entirely. Additionally, in some cities, there is also growing scrutiny of property ownership by investors who do not reside in the property, including foreign investors.

Any current or future restrictions, or changes in enforcement or interpretation of local rules, could reduce our ability to lease properties on a short-term basis, limit investor returns, or result in fines and penalties. This could adversely affect our business model, financial condition, and results of operations.

We may be involved in litigation or other legal proceedings in the ordinary course of business.

In the ordinary course of business, we may become involved in various legal proceedings, including disputes related to title and ownership, property condition and maintenance, local housing code compliance, tenant and landlord-related claims, or allegations of contract breaches. Legal actions may also arise from activities conducted by Capstone 72 Group, particularly where they engage directly with investors or service providers. These matters can be time-consuming, costly, and may adversely affect our reputation, regardless of the outcome. Although we are not currently involved in any legal or regulatory proceedings that we believe would have a material adverse effect on our business, results of operations, or financial condition, such proceedings may arise in the future.

Risk Factors related to the Offering

Because we are a “controlled company” as defined in the listing rules of Nasdaq, you may not have protection of certain corporate governance requirements which otherwise are required by Nasdaq’s rules.

Under Nasdaq’s rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. We are a controlled company because Ms. Bonnie Wu, our Chief Executive Officer and Chair of the Board of Directors, holds more than 50% of our voting power, and we expect we will continue to be a controlled company upon completion of this offering. For so long as we remain a controlled company, we are not required to comply with the following permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

●	our board of directors is not required to be comprised of a majority of independent directors;

●	our board of directors is not subject to the compensation committee requirement; and

●	we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee composed solely of independent directors.

28

We currently expect to rely on certain of these exemptions and may in the future elect to rely on any or all of these exemptions for so long as we remain a “controlled company.” As a result, to the extent that we take advantage of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. Although we do not currently intend to take advantage of the controlled company exemptions, we cannot assure you that, in the future, we will not seek to take advantage of these exemptions.

We may not be able to maintain brand recognition or investor awareness, which could limit demand for our shares and adversely affect their market price and liquidity.

Our success in the public markets will depend in part on our ability to maintain visibility and recognition among investors, particularly international and retail investors who may not be familiar with our business model or industry. Although we have engaged with a broad audience through webinars, marketing campaigns, and direct outreach, there is no guarantee that potential investors will have sustained awareness or a comprehensive understanding of our Company.

Limited investor familiarity with our brand, products, services, or technology — including our AI initiatives — may impact market demand for our shares. In particular, if our investor communications are not effective or if our brand is overshadowed by more established competitors, it may negatively affect investor sentiment, reduce liquidity, or limit our ability to attract long-term shareholders. As a result, the market price and trading volume of our common stock may be adversely affected following this offering.

We will control the direction of our business and its ownership of our common stock will prevent you and other stockholders from influencing significant decisions.

As long as our Company’s major stockholders continue to hold those shares, it will be able to significantly influence or effectively control the composition of our board of directors and the approval of actions requiring stockholder approval through its voting power. Accordingly, for such a period of time, Ms. Bonnie Wu, our Chief Executive Officer and Chair of the Board of Directors, will have significant influence with respect to our management, business plans and policies. In particular, for so long our Company continues to hold its shares, it may be able to cause or prevent a change of control of our Company or a change in the composition of our board of directors, and could preclude any unsolicited acquisition of our Company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of our Company and ultimately might affect the value of your common stock.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our common stock and could make it more difficult to raise capital in the future.

Nasdaq has listing requirements for inclusion of securities for trading on Nasdaq, including minimum levels of stockholders’ equity, market value of publicly held shares, number of public stockholders and stock price. There can be no assurance that we will be successful in maintaining our listing on Nasdaq, as it is possible that we may fail to satisfy the continued listing requirements. If we fail to satisfy the continued listing requirements, Nasdaq may take steps to delist our common stock. Such a delisting, or the announcement of such delisting, will have a negative effect on the price of the shares of our common stock and would impair your ability to sell or purchase shares of our common stock when you wish to do so. In the event of a delisting, we may attempt to take actions to restore our compliance with Nasdaq listing requirements, but we can provide no assurance that any such action taken by us would allow our shares of common stock to become listed again, stabilize the market price or improve the liquidity of the shares our common stock, prevent the price per share of our common stock from dropping below minimum listing requirements or prevent future non-compliance with Nasdaq listing requirements. If we do not maintain the listing of our common stock on Nasdaq, it could make it harder for us to raise additional capital in the long-term. If we are unable to raise capital when needed in the future, we may have to cease or reduce operations. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. Penny stocks generally are equity securities with a price of less than $5.00 per share, other than securities registered on certain national securities exchanges or authorized for quotation on an automated quotation system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq and if the price of our common stock is less than $5.00 per share and our common stock is not otherwise excluded from the definition of “penny stock,” our common stock will be subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to resell our common stock. In case our common stock is deemed a “penny stock”, we may also face other adverse consequences, including limited amount of news and analyst coverage and a decreased ability to issue additional securities or obtain additional financing in the future.

29

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of shares of our common stock in this offering.

Our common stock price is likely to be volatile. The stock market has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including:

●	the success and execution of our business models, including our buy-and-flip model, buy-and-hold model, and in-house financing program (72 Easy House Plan);

●	regulatory or legal developments in the United States or jurisdictions where our investors or Capstone 72 Group are located;

●	the recruitment or departure of key personnel;

●	our ability to raise additional capital or access financing on acceptable terms;

●	disputes, litigation, or developments involving Capstone 72 Group, tenants, investors, or regulators;

●	significant legal proceedings, including stockholder or class action litigation;

●	variations in our financial performance or operating results;

●	investor perception of companies in the real estate investment or property sectors;

●	general economic, interest rate, housing market, or geopolitical conditions; and

●	the other factors described in this “Risk Factors” section.

If our operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation often has been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs to defend such claims and divert management’s attention and resources.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase shares of common stock.

Capstone 72, Inc. has never declared or paid any cash dividends or made any other distributions in respect of our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

30

Although we intend to apply to list our common stock on Nasdaq, an active trading market for our common stock may not develop.

Prior to this offering, no public market has existed for our common stock. Further, we intend to apply to list our common stock on Nasdaq, and there can be no assurance that we will be approved. Although this offering will not commence without the approval for the trading of our common stock on Nasdaq, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares, or at all. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration in an acquisition.

We will be subject to additional regulatory burdens resulting from our public listing.

We are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial management control systems to manage our obligations as a public company listed on Nasdaq. These areas include corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure holders of our common stock that these and other measures that we might take will be sufficient to allow us to satisfy our obligations as a public company listed on Nasdaq on a timely basis. In addition, compliance with reporting and other requirements applicable to public companies listed on Nasdaq will create additional costs for us and will require the time and attention of management. We cannot predict the amount of the additional costs that we might incur, the timing of such costs or the impact that management’s attention to these matters will have on our business.

We may sell additional shares of common stock or other securities that are convertible or exchangeable into shares of common stock in subsequent offerings or may issue additional shares of common stock or other securities to finance future acquisitions.

We cannot predict the size or nature of future sales or issuances of securities or the effect, if any, that such future sales and issuances will have on the market price of the common stock. Sales or issuances of substantial numbers of shares of common stock or other securities that are convertible or exchangeable into common stock, or the perception that such sales or issuances could occur, may adversely affect prevailing market prices of our shares. With any additional sale or issuance of shares of common stock or other securities that are convertible or exchangeable into shares of common stock, investors will suffer dilution to their voting power and economic interest in our Company. Furthermore, to the extent holders of any stock options or other convertible securities convert or exercise their securities and sell the shares common stock they receive upon such exercise or conversion, the trading price of the common stock may decrease due to the additional shares of common stock available in the market.

To the extent we may issue additional equity interests, our stockholders’ percentage ownership interest in our Company would be diluted. In addition, depending upon the terms and pricing of any additional offerings, the use of the proceeds and the value of our real estate investments, you may also experience dilution in the value of your shares and in the earnings and dividends per share.

31

We are an emerging growth company and a smaller reporting company and intend to take advantage of reduced disclosure requirements applicable to emerging growth companies, which could make the common stock less attractive to investors.

We are an “emerging growth company” as defined in the Securities Act. We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock pursuant to this registration statement; (iii) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; or (iv) the date it qualifies as a “large accelerated filer” under the rules of the SEC, which means the market value of the common stock held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter after it has been a reporting company in the United States for at least 12 months. For so long as we remain an emerging growth company, we are permitted to and we intend to rely upon exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”).

We may take advantage of some, but not all, of the available exemptions available to emerging growth companies. We cannot predict whether investors will find the common stock less attractive if we rely upon these exemptions. In particular, an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. If some investors find the common stock less attractive as a result, there may be a less active trading market for the common stock and the price of the common stock may be more volatile.

We are also a smaller reporting company, as defined in Rule 405 under the Securities Act and Rule 12b-2 under the Exchange Act. As a smaller reporting company, we intend to utilize certain reduced disclosure requirements, including publishing two years of audited financial statements instead of three years, as required for companies that do not qualify as an SRC. We will remain a smaller reporting company until the last day of the fiscal year in which we had (i) a public float that exceeded $250 million or (ii) annual revenues of more than $100 million and a public float that exceeded $700 million. To the extent we take advantage of such reduced disclosure obligations, it may make comparison of our financial statements to those of other public companies difficult or impossible.

After we cease to be a smaller reporting company, we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of SOX.

32

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $13 million, or $15 million if the underwriters exercise their option to purchase additional shares of common stock from us in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and based upon an assumed initial offering price of $4.00 per share of common stock.

We currently intend to use the net proceeds from this offering for the following purposes:

●	approximately 40.0%, or $5.2 million, or $6.1 million, is expected to be used for marketing and branding, including marketing and promotional activities to further expand our customer base and strengthen our brand;

●	approximately 30.0%, or $3.9 million, or $4.6 million is expected to be used for property development;

●	approximately 20.0%, or $2.6 million, or $3 million is expected to be used for research and development expenses, including advancing our AI capabilities; and

●	the balance of the net proceeds for working capital and general corporate purposes.

The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of this offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

33

DIVIDEND POLICY

The payment of dividends on our common stock, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements, and financial condition, and other relevant facts. Investors should not purchase our common stock with the expectation of receiving cash dividends.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2026 presented on:

●	an actual basis; and

●	on an as adjusted basis, to reflect the issuance and sale of the common stock offered in this prospectus at an assumed initial public offering price of $4.00 per share of common stock, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ option to purchase additional shares of common stock.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2026
	Actual	As adjusted
	$	$

Debt:

Loan borrowings – non-current portion	4,381,746	4,381,746
Total debt	4,381,746	4,381,746

Shareholders’ equity:

Shares (Nil par value; 30,000,000 shares authorized, 18,000,000 shares issued and outstanding as of June 30, 2026, and 21,250,000 shares issued and outstanding as adjusted)	1,000	1,000
Additional paid-in capital	14,542	13,014,542
Retained earnings	556,677	556,677
Total shareholders’ equity	572,219	13,572,219

Total capitalization	4,953,965	17,953,965

34

DILUTION

If you invest in our shares of common stock in this offering, you will experience dilution to the extent of the difference between the initial public offering price per share of common stock you pay in this offering and the “as adjusted” net tangible book value per share of common stock immediately after this offering.

Our net tangible book value as of June 30, 2026 was approximately $572,129. Prior to this offering, there were 100 shares of common stock outstanding. In connection with this offering, we effected a 1-for-180,000 stock split, our existing shareholders held 18,000,000 shares on an as-split basis. Giving effect to the stock split and the existing shareholders’ post-offering share count, the historical net tangible book value per share of common stock as of June 30, 2026 was approximately $0.0318 per share (based on 18,000,000 shares held by existing shareholders after the offering, before giving effect to the issuance of new shares in this offering).

Net tangible book value per share of common stock is determined by dividing our net tangible book value by the number of outstanding shares of common stock. Our net tangible book value is determined by subtracting the value of our acquired net intangible assets, goodwill, total liabilities and minority interests from our total assets. Dilution is determined by subtracting net tangible book value per share of common stock, after giving effect to the proceeds we will receive from this offering, from the assumed initial public offering price of $4.00 per share of common stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table illustrates the dilution to new investors on a per share basis:

Per Share of Common Stock
Assumed initial public offering price per share of common stock	$4.00
Net tangible book value per share of common stock as of June 30, 2026 (1)	$0.0318
Increase in net tangible book value per share of common stock attributable to price paid by new investors (2)	$0.5977
As adjusted net tangible book value per share of common stock after the offering (3)	$0.6295
Dilution per share of common stock to new investors in the offering	$3.3705

Notes:

(1)	Historical net tangible book value per share is calculated by dividing the net tangible book value as of June 30, 2026 (total assets of $6,912,786 minus total liabilities of $6,340,567, equals net tangible book value of $572,129) by the number of shares held by existing shareholders upon completion of this offering after giving effect to a 1-for-180,000 stock split.

(2)	The increase in net tangible book value per share attributable to new investors is approximately $0.5977, which represents the net proceeds from this offering (approximately $13,000,000) divided by the total number of shares outstanding after this offering (21,750,000 shares).

(3)	The as adjusted net tangible book value per share after this offering is approximately $0.6295, calculated as the historical net tangible book value per share of $0.0318 plus the increase of $0.5977 attributable to new investors.

35

Summary of Affiliated Shareholding (Post-Stock Split):

Number of Shares
Actual pre-offering shares outstanding (post-stock split)	100
Stock split ratio	1-for-180,000
Equivalent shares held by affiliates upon completion of this offering (on a post stock-split basis)	18,000,000
Total cash consideration paid by affiliates	$1,000
Average cash cost per share for affiliates	$0.0000556

Comparison of Per Share Cash Cost of Affiliates and Public Contribution

The following table compares (i) the effective cash cost per share of common stock beneficially owned by our directors, executive officers, promoters and affiliated persons, and (ii) the public contribution in this offering:

	Affiliates(1)	Public Investors(2)

Average cash cost per share (3)	$0.0000556	$4.00
Number of shares issued or to be issued	18,000,000	3,750,000
Total cash consideration (4) and (5)	$1,000	$15,000,000
Ratio of public contribution to affiliate cost	-	72,000 : 1

Notes:

(1)	Affiliate shares consist of all shares of common stock beneficially owned as of the date of this prospectus by our directors, executive officers, promoters and affiliated persons, after giving effect to the 1-for-180,000 stock split. Upon completion of this offering, affiliates will hold 18,000,000 shares on an as-split basis.

(2)	Assuming no exercise of the underwriters’ over-allotment option.

(3)	The average cash cost per share for affiliates is calculated by dividing the total consideration paid by affiliates for the common stock beneficially owned by them (approximately $1,000) by the total number of shares held by affiliates upon completion of this offering after giving effect to the 1-for-180,000 stock split (18,000,000 shares). The shares were acquired as follows: (i) Capstone 72 US Holdings LLC, which is wholly owned by Ms. Bonnie Wu, our Chief Executive Officer and Chair of the Board of Directors, acquired 77.5 shares (equivalent to 13,950,000 shares on an as-split basis) through a capital contribution of $1,000 to the Company; (ii) the other affiliates (the Happy Bagel Trust 2025, Mr. Chu Yeuk Mong, Ms. Wong Hiu Yan, and Mr. Stanley Lam) acquired the remaining 22.5 shares (equivalent to 4,050,000 shares on an as-split basis) directly from the Company, with no cash consideration paid to the Company. Accordingly, the total cash consideration paid to the Company for all 18,000,000 shares held by affiliates was $1,000, resulting in an average cash cost per share of approximately $0.0000556.

(4)	Total consideration paid by affiliates of approximately $1,000 represents the aggregate amount paid to acquire common stock, consisting of (i) aggregate capital contributions of $1,000 paid by Capstone 72 US Holdings LLC in connection with the Company’s reorganization, and (ii) nominal consideration paid for share transfers to certain affiliates and employees.

(5)	Based on an assumed initial public offering price of $4.00 per share and the offering of 3,750,000 shares (assuming no exercise of the over-allotment option), before deducting underwriting discounts and commissions and estimated offering expenses.

Comparison of Per Share Cash Cost:

The effective cash cost per share for our affiliates is approximately $0.0000556, while the price per share offered to the public in this offering is $4.00. This means that the public contribution per share is approximately 72,000 times the cash cost per share.

36

CORPORATE HISTORY AND STRUCTURE

Corporate History

Capstone 72, Inc. was incorporated in the State of Ohio in April 2025, by its sole shareholder, Capstone 72 US Holdings LLC, for the purpose of this offering. Ms. Bonnie Wu is the sole member of Capstone 72 US Holdings LLC and our Chief Executive Officer and Chair of the Board of Directors. Capstone 72, Inc. does not have any business operations of its own. We conduct our business primarily in Ohio through Capstone 72 Properties LLC, an Ohio limited liability company formed in August 2022. On April 28, 2025, we formed Capstone 72 AI LLC, an Ohio limited liability company, as a wholly owned subsidiary to support the development and operation of our AI applications.

Prior to our offering, we underwent a reorganization involving the transfer of all membership interest in Capstone 72 Properties LLC held by Capstone 72 US Holdings LLC (of which Ms. Bonnie Wu is the sole member), to Capstone 72, Inc. Upon completion of such reorganization, Capstone 72 Properties LLC became our wholly owned operating subsidiary and Capstone 72 US Holdings LLC became our parent company.

The reorganization is accounted for as a business combination under common control in accordance with U.S. GAAP since the ultimate controlling party of Capstone 72 Properties LLC and Capstone 72, Inc. is Bonnie Wu before and after the reorganization.

On November 18, 2025, the following transfers of shares in Capstone 72, Inc. occurred:

(i) Ms. Bonnie Wu entered into a stock transfer agreement with the Happy Bagel Trust 2025 and transferred 10% of the issued and outstanding common shares of Capstone 72, Inc. to the Happy Bagel Trust 2025. The Happy Bagel Trust 2025 is an irrevocable Grantor Retained Annuity Trust (“GRAT”) established under the laws of the State of Ohio by Ms. Bonnie Wu for estate planning purpose.

(ii) Capstone 72 US Holdings LLC transferred 2.5% of its shareholding in Capstone 72, Inc. to Mr. Stanley Lam for his services rendered and to be rendered as our Chief Technology Officer.

(iii) Capstone 72 US Holdings LLC transferred 5% of its shareholding in Capstone 72, Inc. to Ms. Wong Hiu Yan at a consideration of $150,000.

(iv) Capstone 72 US Holdings LLC transferred 5% of its shareholding in Capstone 72, Inc. to Mr. Chu Yeuk Mong at a consideration of $150,000.

Corporate Structure

The chart below sets out our corporate structure as of the date of this prospectus.

37

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Summary Financial and Operating Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

In the following discussion of our business, results of operations and financial information, “we”, “us” or “our” refer to Capstone 72, Inc.

Overview

Founded in 2022, Capstone 72 Properties LLC is a U.S.-based, vertically integrated real estate investment platform specializing primarily in the acquisition, renovation, and sale of single-family homes (SFH). We initially built a strong foundation and held properties in Cleveland, Ohio, and have since expanded into selling properties to international investors based in Seattle, Vancouver, Malaysia and Singapore, with plans to enter Los Angeles, the San Francisco Bay Area, Chicago, and other U.S. markets in 2026. Our long-term strategic growth also includes targeted expansion into international regions to broaden our investor outreach, beginning with Singapore.

Our growth strategy emphasizes AI-driven innovation, supported by an in-house engineering team focused on developing a proprietary investment platform. This platform streamlines investor experience, automates property evaluations, and generates personalized investment recommendations based on data trends and individual investor profiles. The proprietary AI-powered investment platform is still in development stage and is expected to operate along with other AI tools, when available. These AI tools will actively share information and identify investment opportunities for customers.

In 2024, we began diversifying our operations by entering land acquisition and housing development. These initiatives laid the groundwork for future large-scale projects. We support our expansion by leveraging business development professionals and contracted agents to enhance outreach and drive investor engagement.

Our operations remain anchored in Ohio, where favorable economic conditions, a well-diversified industry base, and the presence of Fortune 500 companies like Procter & Gamble and Goodyear have contributed to steady employment and housing demand. Ohio’s strategic location, cost advantages, and housing affordability continue to support long-term investment appeal.

Capstone 72, Inc. was incorporated in the State of Ohio in April 2025, by its sole shareholder, Capstone 72 US Holdings LLC of which Ms. Bonnie Wu is the sole member and Ms Bonnie Wu is our Chief Executive Officer and Chair of the Board of Directors, for the purpose of this offering. Capstone 72, Inc. does not have any business operations of its own. Prior to our offering, we underwent a reorganization involving the transfer of all membership interest in Capstone 72 Properties LLC held by Capstone 72 US Holdings LLC (of which Ms. Bonnie Wu is the sole member), to Capstone 72, Inc. Upon completion of such reorganization, Capstone 72 Properties LLC became our wholly owned operating subsidiary.

38

Principal Factors Affecting Our Results of Operations

We believe that the development of our business, financial condition and results of operations are significantly affected by the number and size of our real estate sales and financing transactions, which in turn are affected by the following factors:

●	Macroeconomic conditions. Our business is dependent on macroeconomic conditions, which may impact disposable income, employment rates, average wages and availability of credit. Changes in the economy on a national, regional or local basis can have a positive or negative impact on our business.

●	Financial markets. Since real estate purchases are often financed with debt, credit and liquidity issues in the financial markets have a direct impact on flow of capital to the real estate markets, which may affect the volume of transactions and property prices.

●	Consumer confidence in US real estate. Our real estate investments are concentrated in the single-family residential sector, with a strong focus on Ohio, particularly Northeast Ohio. However, consumer confidence in US real estate in general, and the performance of US real estate assets as compared with other type of investment assets, may affect the willingness of private investors to invest in Ohio real estate.

●	Interest rates and inflation. Changes in interest rates and inflationary pressure may adversely or positively affect demand from investors for real estate investments. In particular, increased interest rates may cause prices to decrease due to the increased costs of obtaining financing and could lead to decreases in purchase and sale activities. In contrast, decreased interest rates will generally decrease the costs of obtaining financing which could lead to increases in purchase and sales activities.

●	Affordability as compared with other states. Ohio’s affordability advantage generates local demand in our key market for owner-occupied homes and strengthens rental demand. Hence, affordability of real estate properties in Ohio relative to that in other states may lead to an increase or decrease in demand for real estate investments in Ohio, being our key market, as investors seek higher returns on their investment where there is stronger demand for owner-occupied homes and rental properties.

Critical Accounting Policies

We prepare the financial statements of Capstone 72, Inc. in accordance with U.S. GAAP, which requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our financial statements and other disclosures included in this prospectus.

39

Revenue recognition

Our revenue is mainly generated from the sales of properties and other auxiliary services. Sales of properties to customers are conducted through two different approaches, direct sales in which the property is sold to the customer in a one-off transaction, and sales-type leases which are described below.

Direct sales

In accordance with ASC 606, Revenue from Contracts with Customers, we recognize revenue when the relevant performance obligation has been satisfied. For direct sales, we recognize revenue from these contracts when they satisfy the only performance obligation by transferring control of the property to a customer. This is generally at a point in time when the transfer of legal title of the property to the customer is completed for a fixed amount of consideration to which we expect to be entitled to in exchange for the property. Fees and taxes collected on behalf of the government are excluded from revenue.

Auxiliary service income

Auxiliary services include assisting the customers with accounting, title transfer, loan arrangement, and other administrative services. Performance obligations typically involve delivering specific services and revenue is recognized when the performance obligations are satisfied, which occurs at a point in time when the services are rendered and the customers receive the benefit. Fees and taxes collected on behalf of the government are excluded from revenue.

Leases – Sale-type lease as lessor

In a sales-type lease (i.e. 72 Easy House Plan used in our buy-and-flip model), we enter into a lease arrangement in which the customer will pay a significant amount of non-refundable deposit for the grant of an option to purchase the underlying property from us, and such option is reasonably certain to be exercised by the customer. Upon exercise of such option, the legal title to the underlying property will then be transferred from us to the customer. In accordance with ASC 842, Leases, revenue is recognized at lease commencement which equals to the lease receivable amount plus the lease payment received at lease commencement. Fees and taxes collected on behalf of the government are excluded from revenue. We are exposed to settlement risk in the event that the customer defaults in payment of the full purchase price for any reason.

We record receivables under finance lease obligations arising from its sales of properties under sales-type leases based on the net investment in the leases, including only lease receivables discounted using the rate implicit in the lease, net of the allowance for credit losses. There is no unguaranteed residual asset in our sales-type leases. We evaluate the collectability based upon various factors, including historical experience, the likelihood of payment from its customers, any other known specific factors associated with its customers, and the collateral relating to the net investment in the leases. No allowance for credit losses was recognized as of December 31, 2025 and 2024.

Interest income is calculated as the amount that produces a constant periodic discount rate on the remaining balance of the net investment in the lease and recognized over the lease term using the effective interest rate on the outstanding lease receivables. There are no variable lease payments included in the sales-type leases where we act as lessor. Income arising from leases is included in the line item “Revenue” in the consolidated statements of operations and comprehensive income.

Key Performance Indicators

The following table sets forth certain key performance indicators relevant to our SFH acquisition and operations for the years ended December 31, 2025 and 2024:

	Fiscal years ended December 31,
	2025	2024
Number of new properties acquired	22	35
Number of owned properties on long-term lease	3	3
Number of owned properties on short-term rental	1	1
Number of properties sold:-
(1) directly sold to our customers *	9	10
(2) under 72 Easy House Plan	13	25
Total number of properties sold	22	35
Occupancy rate	84%	85%
Average number of days for our properties to remain on the market:-
(1) post-acquisition to rent **	68.2	74.4
(2) post-acquisition to sale	64.3	59.8

* Excluding properties sold under 72 Easy House Plan

** Excluding properties that were already leased to tenants at the time of acquisition and remained leased thereafter

The number of new properties acquired was 22 for the year ended December 31, 2025 and 35 for the year ended December 31, 2024, which represented a decrease of 37.1% from the preceding fiscal year. The decrease in the number of new properties acquired was primarily a result of our continuous effort in identifying and acquiring undervalued single-family homes to generate attractive returns through our renovation projects. The number of owned properties on long-term leases was 3 for the year ended December 31, 2025 and 3 for the year ended December 31, 2024, which remained stable as compared to the preceding fiscal year. Accordingly, we also commenced short-term rental for our owned properties in 2025 and 2024.

We introduced our in-house financing program (72 Easy House Plan) in the fourth quarter of 2023 and since then, the majority of our properties sold have been under 72 Easy House Plan. The number of new properties directly sold to our customers was 9 for the year ended December 31, 2025 and 10 for the year ended December 31, 2024, represented approximately 40.9% and 28.6% of the total number of properties sold in the respective fiscal year. The number of new properties sold under 72 Easy House Plan was 13 for the year ended December 31, 2025 and 25 for the year ended December 31, 2024, representing approximately 59.1% and 71.4% of the total number of properties sold in the respective fiscal year.

Occupancy rates and the average number of days for our properties to remain on the market, both post-renovation to rent or to sell, are indicators of the efficiency in which we derive our revenue from properties acquired. The occupancy rates for our properties remained relatively stable at 84% and 85% for the years ended December 31, 2025 and 2024. The average number of days for our properties to remain on the market experienced an increase for the year ended December 31, 2025, as compared to the year ended December 31, 2024, both post-renovation to rent (increased from 14 days to 42 days) or to sale (increased from 24 days to 30 days).

40

The following table sets forth certain key performance indicators relevant to our SFH acquisition and operations for the six months ended June 30, 2025 and 2026:

	Six months ended June 30,
	2026	2025
Number of new properties acquired	3	14
Number of owned properties on long-term lease	0	8
Number of owned properties on short-term rental	0	1
Number of properties sold:-
(1) directly sold to our customers *	1	4
(2) under 72 Easy House Plan	5	5
Total number of properties sold	6	9
Occupancy rate	86%	85%
Average number of days for our properties to remain on the market:-
(1) post-acquisition to rent **	61.4	68.4
(2) post-acquisition to sale	66.7	52.3

* Excluding properties sold under 72 Easy House Plan

** Excluding properties that were already leased to tenants at the time of acquisition and remained leased thereafter

The number of new properties acquired was three (3) for the six months ended June 30, 2026 and fourteen (14) for the six months ended June 30, 2025, which represented a decrease of 78.6% from the preceding six-month period. The decrease in the number of new properties acquired was primarily a result of our continuous effort in identifying and acquiring undervalued single-family homes to generate attractive returns through our renovation projects. The number of owned properties on long-term leases was zero (0) for the six months ended June 30, 2026, compared to eight (8) for the six months ended June 30, 2025. The number of owned properties on short-term was zero (0) for the six months ended June 30, 2026, compared to one (1) for the six months ended June 30, 2025.

The number of new properties directly sold to our customers was one (1) for the six months ended June 30, 2026 and four (4) for the six months ended June 30, 2025, represented approximately 16.7% and 44.4% of the total number of properties sold in the respective fiscal period. The number of new properties sold under 72 Easy House Plan was five (5) for the six months ended June 30, 2026 and five (5) for the six months ended June 30, 2025, which remained stable as compared to the preceding six months period.

Occupancy rates and the average number of days for our properties to remain on the market, both post-renovation to rent or to sell, are indicators of the efficiency in which we derive our revenue from properties acquired. The occupancy rates for our properties remained at relatively consistent levels at 85% and 86% for the six months ended June 30, 2025 and 2026. The average number of days for our properties to remain on the market experienced a decrease for the six months ended June 30, 2026, as compared to the six months ended June 30, 2025, in respect of post-renovation to rent , from 68.4 days to 61.4 days. The average number of days for our properties to remain on the market experienced an increase for the six months ended June 30, 2026, as compared to the six months ended June 30, 2025, in respect of post-renovation to sale, from 52.3 days to 66.7 days).

Results of Operations

The following table sets forth certain income statement data for the years ended December 31, 2025 and 2024:

	Fiscal years ended December 31,
	2025	2024

Net revenue	$4,958,897	7,205,122
Cost of revenue	3,265,326	5,605,009
Gross profit	1,693,571	1,600,113
Operating expenses	378,856	265,609
Income from operations	1,314,715	1,334,504
Other income	8,579	6,014
Finance costs	296,711	227,242
Income before income tax	1,026,583	1,113,276
Income tax expenses	264,424	256,493
Net income and comprehensive income available to common shareholders	$762,159	856,783

Earnings per share, basic	$0.04	0.05
Weighted average shares used in computing earnings per share, basic	18,000,000	18,000,000

The following table sets forth certain income statement data for the six months ended June 30, 2026 and 2025:

	Six months ended June 30,
	2026	2025

Net revenue	$2,153,225	2,368,766
Cost of revenue	1,331,561	1,603,641
Gross profit	821,664	765,125
Operating expenses	146,761	109,147
Income from operations	674,903	655,978
Other income	-	8,627
Finance costs	192,360	136,650
Income before income tax	482,543	527,955
Income tax expenses	108,696	100,190
Net income and comprehensive income available to common shareholders	$373,847	427,765

Earnings per share, basic	$0.0208	0.0238
Weighted average shares used in computing earnings per share, basic	18,000,000	18,000,000

Net Revenue

Capstone 72, Inc. derived its revenue primarily from (i) direct sales of properties to our customers, (ii) properties sold under sales-type leases (i.e. our in-house financing program, or 72 Easy House Plan), (iii) interest income on lease receivables, (iv) repair and maintenance income, (v) auxiliary service income, and (vi) short-term rental income.

The table below sets forth a breakdown of our net revenue by major categories for the fiscal years ended December 31, 2025 and 2024:

	Fiscal years ended December 31,
	2025	2024

Direct sales	$1,590,900	1,587,668
Sales-type leases	2,390,000	5,117,546
Interest income on lease receivables	245,530	126,520
Repair and maintenance income	439,867	-
Auxiliary service income	235,243	336,604
Short-term rental income	57,357	36,784
	$4,958,897	7,205,122

The table below sets forth a breakdown of our net revenue by major categories for the six months ended June 30, 2025 and 2026:

	Six months ended June 30,
	2026	2025

Direct sales	$228,000	751,400
Sales-type leases	1,281,000	1,257,000
Interest income on lease receivables	146,676	120,499
Repair and maintenance income	354,389	113,277
Auxiliary service income	123,908	96,131
Short-term rental income	19,252	30,459
	$2,153,225	2,368,766

41

Cost of Revenue

The cost of revenue mainly consists of cost of properties acquired by us and maintenance cost for the renovations of our properties.

The table below sets forth a breakdown of our cost of revenue by major categories for the fiscal years ended December 31, 2025 and 2024:

	Fiscal years ended December 31,
	2025	2024

Cost of sales	$2,888,795	5,058,686
Cost of sales - loan charges	108,893	195,578
Cost of sales - maintenance cost	230,170	328,116
Cost of sales - miscellaneous charges	37,368	22,629
	$3,265,326	5,605,009

The table below sets forth a breakdown of our cost of revenue by major categories for the six months ended June 30, 2025 and 2026:

	Six months ended June 30,
	2026	2025

Cost of sales	$1,162,320	1,432,500
Cost of sales - loan charges	16,099	88,236
Cost of sales - maintenance cost	130,675	68,935
Cost of sales - miscellaneous charges	22,557	13,970
	$1,331,561	1,603,641

Operating expenses

Our operating expenses primarily consisted of fees paid to professional service providers including auditors, legal and other professional service fees, property tax, salaries for employees, rental expenses, commission fees and other consumables expenses.

Other income/losses

Other income includes exchange rate differences and bank interest income.

Finance costs

Finance costs primarily consist of interest of loan borrowings.

Year on Year Comparison of Results of Operations

Year ended December 31, 2025 compared to year ended December 31, 2024

Net Revenue

For the fiscal year ended December 31, 2025, our net revenue was $5.0 million, a decrease of $2.2 million, or approximately 31.2%, compared to $7.2 million for the fiscal year ended December 31, 2024. The decrease in our net revenue was primarily due to the Company’s focus on expansion into new markets and jurisdictions during 2025, which required time for operational setup and has not yet fully contributed to revenue. In addition, broader macroeconomic conditions, including higher interest rates and weaker market sentiment, adversely affected transaction volume and investor activity during the period.

Cost of Revenue

For the fiscal year ended December 31, 2025, our cost of revenue was $3.3 million, a decrease of $2.3 million, or approximately 41.7%, compared to $5.6 million for the fiscal year ended December 31, 2024. The decrease in costs of revenue of $2.3 million, or approximately 41.7% was mainly due to lower transaction volume and revenue-generating activity during the period, which resulted in reduced direct costs associated with delivering our services. In addition, the Company implemented cost control measures and improved operational efficiency, which further contributed to the decline in cost of revenue.

The percentage of our properties acquired within the housing price range of $100,000 or below was approximately 18.2% for the year ended December 31, 2025, as compared to approximately 14.3% for the year ended December 31, 2024. The percentage of our properties acquired within the housing price range of $100,001 to $200,000 was approximately 81.8 % for the year ended December 31, 2025, as compared to approximately 82.9% for the year ended December 31, 2024. In 2024, we completed the purchase of a property in Timberlake, Ohio for the first time, which is within the housing price range of $300,000 or above. The average property prices for the properties for the year ended December 31, 2025 was $180,750, as compared to $144,533.88 for the year ended December 31, 2024.

Gross Profit and Gross Profit Margin

For the fiscal year ended December 31, 2025, our gross profit was $1.7 million, representing an increase of $0.1 million, or approximately 5.8%, compared to $1.6 million for the fiscal year ended December 31, 2024. Our gross profit margin increased from approximately 22.2% for the fiscal year ended December 31, 2024 to approximately 34.2% for the fiscal year ended December 31, 2025.

Operating expenses

For the fiscal year ended December 31, 2025, our operating expenses was $378,856, an increase of $113,247, or approximately 42.6%, compared to $265,609 for the fiscal year ended December 31, 2024. Operating expenses primarily consist of auditor’s remuneration and business development fee paid to Capstone 72 Group for the sale of our properties.

Finance costs

Finance costs include interest payments to our licensed mortgage lenders and financial institutions. For the fiscal year ended December 31, 2025, our finance costs was $296,711, an increase of $69,469, or approximately 30.6%, compared to $227,242 for the fiscal year ended December 31, 2024. The increase in our finance costs is primarily due to our increase in purchase of properties.

42

Income tax expenses

For the fiscal year ended December 31, 2025, our income tax expenses were $264,424, a increase of $7,931, or approximately 3.1%, compared to $256,493 for the fiscal year ended December 31, 2024. The increase in our income tax expenses is primarily due to our increase in income from operations.

Net income

As a result of the above factors, our net income for the years ended December 31, 2025 and 2024, as $762,159 and $856,783, respectively.

Comparison of the Six Months Ended June 30, 2026 and 2025

Net Revenue

For the six months ended June 30, 2026, our net revenue was $2,153,225, a decrease of $215,541, or approximately 9.1%, compared to $2,368,766 for the six months ended June 30, 2025. The decrease in net revenue was primarily attributable to a reduction in direct sales revenue from $751,400 in the period for the six months ended June 30, 2025 to $228,000 for the six months ended June 30, 2026, as we continued to shift our sales mix toward our in-house financing program (72 Easy House Plan). This was partially offset by an increase in sales-type lease revenue from $1,257,000 for the six months ended June 30, 2025 to $1,281,000 for the six months ended June 30, 2026, and an increase in repair and maintenance income from $113,277 to $354,389.

Cost of Revenue

For the six months ended June 30, 2026, our cost of revenue was $1,331,561, a decrease of $272,080, or approximately 17.0%, compared to $1,603,641 for the six months ended June 30, 2025. The decrease in cost of revenue was primarily driven by lower direct sales volume and improved cost management.

Gross Profit and Gross Profit Margin

For the six months ended June 30, 2026, our gross profit was $821,664, a decrease of $56,539, or approximately 7.4%, compared to $765,125 for the six months ended June 30, 2025. Our gross profit margin increased from approximately 32.0% in the period from January 1 to June 30, 2025 to approximately 38.0% in the period from January 1 to June 30, 2026, reflecting our continued focus on higher-margin sales-type lease transactions.

Operating Expenses

For the six months ended June 30, 2026, our operating expenses were $146,761, an increase of $37,614, or approximately 34.5%, compared to $109,147 for the six months ended June 30, 2025. The increase was primarily attributable to higher professional fees and operational costs as we expanded our business operations.

Finance Costs

Finance costs include interest payments to our licensed mortgage lenders and financial institutions. For the six months ended June 30, 2026, our finance costs were $192,360, an increase of $55,710, or approximately 40.8%, compared to $136,650 for the six months ended June 30, 2025. The increase in finance costs was primarily due to higher outstanding loan balances as we continued to acquire properties.

Income Tax Expenses

For the six months ended June 30, 2026, our income tax expenses were $108,696, a decrease of $8,506, or approximately 8.49%, compared to $100,190 for the six months ended June 30, 2025. The decrease was primarily due to lower income before income tax.

Net Income

As a result of the above factors, our net income for the six months ended June 30, 2026 was $373,847, compared to $427,765 for the six months ended June 30, 2025, representing a decrease of $53,918, or approximately 12.6%.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

Our principal sources of liquidity and capital resources have been cash flow from operations and loan borrowings consisted of mortgage loans from financial institutions, secured by the personal guarantee of our Chief Executive Officer and mortgages of our properties. Our principal uses of cash have been, and we expect will continue to be, for working capital to support a reasonable increase in our scale of operations.

Given our current availability of capital to us, we believe our existing cash, cash equivalents, and cash flow from future operations will be sufficient to fund our operations for the next 12 months from the date of this prospectus. We also believe that sufficient resources will be available beyond that point with the net proceeds from this offering.

Comparison of Fiscal Years Ended December 31, 2025 and 2024

A summary of the cash flow activities is as follows:

	Year ended December 31, 2025	Year ended December 31, 2024
Liquidity and capital resources:
Cash and cash equivalents at the beginning of the year	$26,451	$240,011
Net cash provided (used) in operating activities	(1,053,589)	(2,578,147)
Net cash provided by financing activities	1,071,215	2,364,587
Net increase/(decrease) in cash and cash equivalents	17,626	(213,560)
Cash and cash equivalents at the end of the year	44,077	26,451

43

Cash Flows from Operating Activities

For the fiscal year ended December 31, 2025

Net cash used in operating activities was $1,053,589 for the year ended December 31, 2025, primarily consisting of our net income before income tax of $1,026,583, as adjusted by net changes in operating assets and liabilities of $2,081,172. The net changes in operating assets and liabilities primarily reflected: (i) an increase in receivables under financial lease obligation generated from sale-type finance lease of $1,345,850; (ii) an increase in prepayment of $350,675; (iii) a increase in amount due from a related company of $1,165,945; (iv) an increase in inventories of $190,757; (v) an increase in accounts receivable of $143,195; (vi) a decrease in deposits received of $142,385; (vii) a decrease in other payables of $122,070; and (viii) a decrease in amount due to the ultimate controlling party of $1,707,536, partially offset by (ix) proceeds from sale-type finance lease of $410,791; (x) an increase in accounts payable of $340,367; and (xi) a decrease in deposits paid of $5,193.

For the fiscal year ended December 31, 2024

Net cash used in operating activities was $2,578,147 for the year ended December 31, 2024, primarily consisted of our net income of $1,113,276, as adjusted by net changes in operating assets and liabilities of $3,691,423. The net changes in operating assets and liabilities primarily reflected: (i) an increase in receivables under financial lease obligation generated from sale-type finance lease of $2,585,412; (ii) an increase in amount due from a related company of $2,313,100; (iii) an increase in accounts receivable of $128,205; (iv) an increase in tax recoverable of $15,614; and (v) an increase in deposits paid of $193, partially offset by (vi) an increase in accounts payable of $466,211; (vii) an increase in amount due to the ultimate controlling party of $400,984; (viii) an increase in other payables of $154,070; (ix) proceeds from sale-type finance lease of $219,500; (x) a decrease in inventories of $63,133; and (xi) an increase in deposits received of $25,590. Non-cash adjustments of $21,613, primarily related to loan charges, also contributed to the net cash used in operating activities.

Cash Flows from Financing Activities

For the fiscal year ended December 31, 2025

Net cash provided in financing activities was $1.1 million for the year ended December 31, 2025, primarily as a result of our proceeds from loan borrowings of $2,415,159, and capital contributions of $1,000, partially offset by repayment of loan borrowings of $1,343,944.

For the fiscal year ended December 31, 2024

Net cash generated from financing activities was $2.4 million for the year ended December 31, 2024, primarily as a result of our proceeds from loan borrowings of $3,140,800, partially offset by our repayment of loan borrowings of $754,600.

Comparison of Six Months Ended June 30, 2026 and 2025

A summary of the cash flow activities is as follows:

	Six months ended June 30, 2026	Six months ended June 30, 2025
Liquidity and capital resources:
Cash and cash equivalents at the beginning of the period	$44,077	$26,451
Net cash provided (used) in operating activities	(472,100)	(444,983)
Net cash provided (used) in investing activities	(14,990)	-
Net cash provided by financing activities	454,462	628,572
Net (decrease)/increase in cash and cash equivalents	(32,628)	183,589
Cash and cash equivalents at the end of the period	11,449	210,040

Cash Flows from Operating Activities

For the six months ended June 30, 2026

Net cash used in operating activities was $472,100 for the six months ended June 30, 2026, primarily consisting of our net income before income tax of $482,543, as adjusted by net changes in operating assets and liabilities. The net changes in operating assets and liabilities primarily reflected: (i) a decrease in inventories of $879,062; (ii) a decrease in prepayment of $373,775; (iii) proceeds from sale-type finance lease of $99,730; (iv) an increase in accounts receivable of $39,209; and (v) an increase in deposits received of $1,800, partially offset by (vi) an increase in receivables under financial lease obligation generated from sale-type finance lease of $909,550; (vii) an increase in amount due from a related company of $456,523; (viii) a decrease in accounts payable of $41,690; (ix) a decrease in other payables of $83,397; and (x) a decrease in amount due to the ultimate controlling party of $29,989. Non-cash adjustments of $2,498, primarily related to amortization of intangible assets, also contributed to the net cash used in operating activities.

For the six months ended June 30, 2025

Net cash used in operating activities was $444,983 for the six months ended June 30, 2025, primarily consisting of our net income before income tax of $527,955, as adjusted by net changes in operating assets and liabilities. The net changes in operating assets and liabilities primarily reflected: (i) an increase in inventories of $613,731; (ii) an increase in amount due from a related company of $430,950; (iii) a decrease in accounts payable of $56,761; (iv) an increase in prepayment of $379,897; (v) an increase in receivables under financial lease obligation generated from sale-type finance lease of $621,050; and (vi) a decrease in other payables of $183,887, partially offset by (vii) an increase in amount due to the ultimate controlling party of $685,932; (viii) an increase in deposits received of $323,665; (ix) proceeds from sale-type finance lease of $177,791; (x) a decrease in accounts receivable of $14,928; and (xi) an increase in deposits paid of $2,500.

Cash Flows from Investing Activities

For the six months ended June 30, 2026

Net cash used in investing activities was $14,990 for the six months ended June 30, 2026, primarily as a result of the purchase of intangible assets of $14,990.

For the six months ended June 30, 2025

Net cash used in investing activities was nil for the six months ended June 30, 2025, as there were no investing activities during the period.

Cash Flows from Financing Activities

For the six months ended June 30, 2026

Net cash provided by financing activities was $454,462 for the six months ended June 30, 2026, primarily as a result of proceeds from loan borrowings of $511,850, partially offset by repayment of loan borrowings of $15,408 and loan charges of $41,980.

For the six months ended June 30, 2025

Net cash provided by financing activities was $628,572 for the six months ended June 30, 2025, primarily as a result of proceeds from loan borrowings of $2,034,046, partially offset by repayment of loan borrowings of $1,405,474.

44

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures, and we were never required to evaluate our internal controls within a specified period. As a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in the course of preparing and auditing our financial statements for the year ended December 31, 2025 and 2024, we identified material weaknesses in our internal control over financial reporting. In accordance with reporting requirements set forth by the SEC, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

See “Risk Factors – Risk factors related to our business – If we fail to develop, implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Shares may be materially and adversely affected”.

As a company with less than $1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” as defined in federal securities laws. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting.

Off-Balance Sheet Arrangements

Capstone 72, Inc. has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition or results of operations that are material to stockholders.

Recent Accounting Pronouncements

See Note 2 “Summary of significant accounting policies’’ to our financial statements for a description of recently issued or adopted accounting pronouncements that may potentially impact our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosure about Market Risk

Concentration of credit risk

We are potentially subject to significant concentration of credit risk arising primarily from cash and cash equivalents, accounts receivable, deposits paid, receivables under finance lease obligation and amounts due from related parties. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet date. As of December 31, 2025 and 2024, majority of our cash and cash equivalents were held at reputable financial institutions with high-credit ratings. As of June 30, 2026 and 2025, majority of our cash and cash equivalents were held at reputable financial institutions with high-credit ratings. Accounts receivable, deposits paid and amounts due from related parties are typically unsecured and the risk with respect to accounts receivable is mitigated by credit evaluations we perform on our customers and our ongoing monitoring process of outstanding balances. We continue to monitor the financial strength of the financial institutions.

We have not experienced any losses on our cash and cash equivalents, accounts receivable, deposits paid, receivables under finance lease and amounts due from related parties during the years ended December 31, 2025 and 2024 and the six months ended June 30, 2026 and 2025, and believe the related credit risk to be minimal. The Company does not require collateral or other security to support financial instruments subject to credit risk.

As of June 30, 2026, concentrations of credit risk consisted of two customers accounting for approximately 30% and 11% of the total accounts receivable balance, respectively, with no other customer representing more than 10%. Similarly, as of December 31, 2025, concentrations of credit risk consisted of one customer accounting for approximately 56% of the total accounts receivable balance.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of our financial instruments will fluctuate because of changes in market interest rates. Our exposure to interest rate risk arises mainly from our mortgage loans from financial institutions. We periodically review our liabilities and monitor interest rate fluctuations to ensure that the exposure to interest rate risk is within acceptable levels. Our mortgage loans from financial institutions consist of long-term loan borrowings, which are subject to fixed interest rates ranging from 7.25% to 11.95% per annum, with weighted average interest rates of 8.21% and 8.01% as of June 30, 2026 and December 31, 2025, respectively. We do not utilize interest rate derivatives to minimize our interest rate risk.

Liquidity risk

Liquidity risk is the risk that we will encounter difficulty in meeting financial obligations due to shortage of funds. As of December 31, 2025, our principal sources of liquidity consisted of $44,077 of cash and cash equivalents and approximately $0.8 million due from a related company as a result of our sales of properties, and future cash generated from operations. As of June 30, 2026, our principal sources of liquidity consisted of $11,449 of cash and cash equivalents and approximately $1.3 million due from a related company as a result of our sales of properties, and future cash generated from operations. We believe our current cash balances, coupled with anticipated cash flow from operating activities, will be sufficient to meet our working capital requirements for at least one year from the date of the prospectus. Based on current internal projections, we believe we have and/or will generate sufficient cash for its operational needs for at least one year from the date of the prospectus. Our approach to managing liquidity is to ensure the growth of our business by increasing the volume for the sales of our properties under our buy-and-flip model, in order to increase our cash generated from operations.

45

INDUSTRY OVERVIEW

Certain information, including statistics and estimates, set forth in this section and elsewhere in this prospectus has been derived from various official government and other publications generally believed to be reliable and private data. We believe that the sources of such information are appropriate, and we have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. However, neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Economic and Demographic Foundations

Macroeconomic and Demographic Fundamentals

Ohio remains the seventh most populous U.S. state with approximately 11.7 million residents. Key urban centers like Columbus, Cincinnati, and Cleveland are emerging as population and employment hubs, thanks to their lower cost of living relative to national averages. According to the U.S. Census Bureau (2024) and JobsOhio (2023), Forbes Advisor ranked Columbus 4th, Cincinnati 5th, and Cleveland 20th among top U.S. cities for young professionals, driven by inflows of industrial labor and younger working-age adults.

Migration Trends and Suburbanization Effects

Population growth in Columbus and Cincinnati continues to outperform national averages, while Cleveland, which has historically experienced slower growth, has shown signs of recovery with over 0.5% growth by 2025. Migration data highlights a net inflow of individuals aged 25 to 64, a demographic that typically benefits from greater income stability due to completed education and full-time employment during their prime earning years. This age group is also more likely to rent, creating a dependable tenant base that supports steady housing demand. These migration and demographic trends provide a strong foundation for our suburban-focused investment strategy.

46

Tech Infrastructure Growth and Innovation Investment

Columbus has emerged as a top 10 tech hub in North America, driven by substantial investments from major tech companies (Ohio Tech News). In 2024 alone, Amazon Web Services (AWS) announced a $10 billion expansion in Ohio, bringing its total investment to over $23 billion by 2030 (Thomas, 2024). This expansion is part of AWS’s strategy to support growing AI demands, with the region becoming a prime destination for hyperscale data centers due to its strategic location, affordable power, and strong fiber network connectivity. Ohio’s tech workforce is robust, with over 58,000 tech professionals employed in Greater Cleveland, contributing to the state’s growing reputation in the tech industry (Ohio Business Magazine). Additionally, Ohio is home to 27 Fortune 500 companies, including major players like Cardinal Health and Nationwide, underscoring the state’s strong corporate presence (Axios Cleveland, 2024). By September 2024, Ohio was awarded more than $97 million for three innovation hubs: the Northwest Ohio Glass Innovation Hub in Toledo, the onMain Innovation Hub in Dayton, and the Greater Akron Polymer Innovation Hub in Akron. These hubs are part of the $125 million Ohio Innovation Hubs Program, aimed at accelerating innovation and job growth in sectors like glass, solar, and polymers (Hujber, 2024).

Healthcare Expansion and Educational Attainment Trends

Ohio hosts several nationally recognized healthcare institutions, including the Cleveland Clinic, consistently ranked among the top hospitals in the U.S. Other major employers include OhioHealth, University Hospitals, and ProMedica. The state’s healthcare infrastructure is extensive, with University Hospitals alone delivering care through a network of 21 hospitals, over 50 outpatient facilities, and over 200 physician offices in northern Ohio (University Hospitals, 2024). Complementing its healthcare sector, Ohio is home to 36 public two- and four-year colleges and universities, along with 74 independent institutions (Ohio Department of Higher Education, 2024). This educational infrastructure contributes to a well-qualified workforce. Additionally, the Ohio Bureau of Labor Market Information projects that between 2018 and 2028, 75% of job growth will be in fields requiring at least a postsecondary non-degree credential, and 58% in occupations requiring a bachelor’s degree or higher (Ohio Department of Higher Education).

47

Labor Market Strength and Sectoral Resilience

Ohio’s GDP expanded by 2.3% year-on-year in Q4 2024, signaling solid economic momentum across the state (U.S. Bureau of Economic Analysis, 2025). Meanwhile, the unemployment rate stood at 4.7% in February 2025, a level the U.S. Federal Reserve generally considers within the range of “Full Employment” (Bureau of Labor Statistics, 2025). This tight labor market reflects robust hiring activity, particularly in warehousing, healthcare, and service-related industries. As these sectors continue to grow, they create a sustained need for residential and industrial real estate to accommodate both workers and supporting businesses, reinforcing long-term demand in Ohio’s housing market.

Logistical Advantages and Residential Spillover

Ohio’s central geographic location places it within a one-day truck drive of approximately 60% of the U.S. population. This strategic positioning has made the state a key logistics and distribution hub, fueling a steady increase in commercial leasing activity, particularly in warehousing and industrial sectors. Even though we do not directly engage in commercial real estate investments, this industrial expansion has meaningful implications for the residential market. As logistics operators, manufacturers, and service providers expand their footprint in Ohio to capitalize on its access to major markets, they also create job opportunities that attract workers to nearby communities. This inward migration of labor, especially in cities like Columbus, Cincinnati, and Cleveland, translates into increased demand for residential housing. The influx of employees, many of whom are mid-career professionals seeking long-term rental or ownership opportunities, supports occupancy rates and rent stability in surrounding neighborhoods. In turn, the state’s logistical strengths indirectly reinforce our investment thesis by ensuring consistent residential demand in regions adjacent to high-growth industrial zones.

Market Opportunity & Growth Drivers

Homeownership Affordability Crisis and Opportunities in Ohio

As of 2025, the national median monthly mortgage payment has risen to approximately $2,225, reflecting the increasing burden on households across the country. This figure is driven by persistently high borrowing costs, with the 30-year fixed mortgage rate standing at 6.6 percent (Federal Reserve Economic Data, FRED, 2025). Although Ohio borrowers face the same national interest rate, the average monthly mortgage payment in the state is only $1,170, nearly half the national average, due to significantly lower home prices (MBA; Zillow; Bankrate, 2025).

This affordability gap has created a widening divide of access to homeownership. Many middle-income households and first-time buyers are unable to afford homes in higher-cost markets and are shifting toward rental housing as a more viable alternative. Ohio’s affordability advantage not only supports local demand for owner-occupied homes but also strengthens rental demand, particularly from working-class families who are financially excluded from buying.

We are strategically positioned to meet this demand through our buy-and-flip model, focusing on affordable single-family homes that are upgraded and offered as rental units. These properties cater directly to displaced families seeking stable, quality housing in a market where owning a home remains out of reach. This approach allows us to serve a consistent and growing tenant base while capitalizing on favorable affordability dynamics unique to the Ohio market.

48

Comparative Housing Price Trends and Value Gap Demonstrate Potential for Capital Gains

The disparity in housing values further underscores Ohio’s attractiveness for residential investment. According to Zillow (2025), the average home value in Ohio is $228,988, which is significantly lower than the national average of $349,216. This valuation gap creates a more accessible entry point for both individual and institutional investors seeking exposure to the residential housing market. In addition to favorable pricing, Ohio has experienced robust appreciation. Over the past year, Ohio’s average home value has increased by 6.1 percent, more than double the national appreciation rate of 2.6 percent. This divergence suggests that Ohio not only offers a lower cost of entry but also presents stronger potential for capital gains. Furthermore, 54.9 percent of home sales in Ohio have been completed below the listing price, which is comparable to the national figure of 56.7 percent. This indicates that buyers still maintain negotiation leverage, allowing for value-based acquisitions. These conditions are particularly advantageous for companies like us, which aim to grow their portfolios through strategic purchasing of undervalued assets with appreciation potential.

Single-Family Rental (SFR) Market Yield Profile Positions Ohio as High-Growth Market

The single-family rental market continues to demonstrate favorable characteristics for investors. Nationally, SFR rents remain approximately 20% higher than apartment rents (Zillow, 2025). Although the pace of rent growth has decelerated, falling to less than 2% year-over-year in early 2025, the slowest rate in 14 years according to CoreLogic, certain regional markets continue to outperform. In particular, Cleveland recorded a 5.8% year-over-year increase in SFR rents (RentCafe, 2025), significantly outpacing the national average.

From a yield perspective, Ohio’s SFR market remains compelling. Gross yields for SFR investments in the state range between 5.8% and 6.8%. These returns continue to attract growing interest from institutional investors who are seeking stable income-producing assets in affordable housing markets. We are well-positioned to benefit from this trend, given our focused acquisition strategy and operational expertise within the Ohio market.

49

Changes in Rental Preferences Justify Flexible Lease Model

Tenant preferences have become increasingly diversified, with a growing segment of renters seeking flexible lease terms. Approximately 75% of rental leases in the United States are for 12 months or longer, while about 20% of leases fall into the short-term category, typically spanning between three to six months or on a month-to-month basis (Zillow, 2024).

We adopted a dual leasing strategy that integrates both short-term and long-term rental models. We offer long-term leases to provide stable, recurring income, while also participating in the short-term rental market, including platforms such as Airbnb, to capture higher per-unit rental yields. This flexible approach allows us to adapt to changing market dynamics, respond to seasonal demand fluctuations, and optimize overall revenue. By balancing stability with yield maximization, we create a more resilient and responsive rental portfolio that aligns with evolving tenant expectations.

Short-Term Rentals (STR) across Ohio Consistently Outperform National Averages and Other Urban Centers

Short-term rental (STR) performance across Ohio’s key metropolitan areas continues to demonstrate resilience, driven by a mix of tourism, corporate travel, and regional events. According to Airbtics (2025), average Airbnb occupancy rates stand at 59% in Columbus, 58% in Cincinnati, and 60% in Cleveland, reflecting sustained demand for flexible accommodation options across urban centers.

50

Institutional Reallocation Amid CRE Debt Stress Provides Additional Growth Momentum in SFR Segment

In 2025, over $957 billion in commercial real estate (CRE) debt is scheduled to mature, much of it issued during the historically low-interest period between 2020 and 2021 (Mortgage Bankers Association, MBA, 2025). As interest rates remain elevated, many borrowers are unable to refinance under favorable terms, resulting in significant financial strain across CRE sectors. Office real estate has been particularly affected, with asset values declining by 26% due to persistently high vacancy rates and structural shifts toward remote and hybrid work models (McKinsey, 2025). This has led to a re-evaluation of risk and return profiles, causing many institutional investors to reduce exposure to CRE.

In contrast, residential real estate, particularly in the single-family rental (SFR) segment, is increasingly viewed as a more resilient and yield-stable alternative. Residential tenants, especially working-class families, typically provide more consistent rent payments and longer-term occupancy compared to commercial tenants. Additionally, the persistent shortage of affordable housing in the United States has maintained strong rental demand, regardless of broader market volatility. This makes SFR assets more predictable in cash flow and less sensitive to economic downturns.

While CRE markets such as offices and retail have become saturated with institutional ownership and face headwinds from declining demand, the SFR market remains relatively underpenetrated. This provides institutional investors with opportunities for diversification and higher returns. Gross SFR yields in Ohio currently range from 5.8% to 6.8%, offering an attractive spread over financing costs or enabling solid returns for all-cash buyers. From 2024 to 2025, private infrastructure investment allocations increased from 35% to 50%, while private real estate allocations rose from 24% to 37% (Tim Safransky, 2025). These shifts reflect a broader reallocation strategy toward sectors with stronger fundamentals and lower downside risk.

This redirection of capital flow into residential markets enhances support for regions like Ohio, where housing remains affordable and rent growth is outperforming national trends. We are well positioned to benefit from this institutional pivot by acquiring, renovating, and managing high-yield SFR properties that meet the needs of displaced working-class renters.

51

BUSINESS

In the following discussion of our business and results of operations, “we”, “us” or “our” refer to Capstone 72, Inc.

Our Mission

Our mission is to empower investors by providing a trusted and transparent path to financial freedom through rental income, positive cash flow, and long-term capital appreciation. Through the adoption of AI-driven solutions and proprietary engineered investment formulas, our goal is to enable our investors to generate higher returns by acquiring U.S. properties with strong appreciation potential at affordable prices, while minimizing risk.

We aim to revolutionize international real estate investment by offering institutional-grade access to high-yield U.S. single-family residential properties. By bridging global capital with undervalued American housing markets, we aim to unlock unique investment opportunities through innovative financing solutions and a vertically integrated property management platform. Our commitment is to deliver consistent, attractive returns while protecting investor capital through proprietary risk-mitigation programs and data-driven asset selection.

Overview

Founded in 2022, Capstone 72 Properties LLC, our main operating subsidiary, is a U.S.-based, vertically integrated real estate investment platform specializing primarily in the acquisition, renovation, and sale of single-family homes (SFH). The company initially built a strong foundation in Cleveland, Ohio, and has since expanded into Seattle, Vancouver, Malaysia and Singapore, with plans to enter Los Angeles, the San Francisco Bay Area, Chicago, and other U.S. markets in 2026. Long-term strategic growth also includes targeted expansion into international regions, beginning with Singapore.

We distinguish ourselves through our focus on AI-driven innovation. We plan to adopt AI for sourcing analysis to maximize profit directly from our buy-and-flip model in the Ohio real estate market and catering toward a broader customer base across US and Asia. We conduct our own research and development (R&D) and maintain an in-house engineering team dedicated to exploring the development of a proprietary AI-powered investment platform. This platform is envisioned to integrate our other AI applications (when available) into a unified system that actively shares information across applications and identifies investment opportunities for customers, streamlines investor experience, automates property evaluations, and delivers personalized investment recommendations based on data trends and individual goals. The platform is currently in the internal alpha development phase with data pipelines and prompt architecture undergoing validation. It is expected to be launched in several stages through 2026.

As part of our AI initiatives, we are currently developing two AI applications. In building our AI-powered Real Estate Chat, which will handle routine investor inquiries about property offerings and Ohio market conditions, we have established an application programming interfaces (API) connection with third-party large language models (LLMs). We are also developing the user interface for the chatbot and refining its prompts to incorporate our proprietary real-estate knowledge into its conversation. With respect to our High Value Prospect Targeting AI, which will specialize in identifying and targeting high-value prospects, we have likewise established an API connection with a third-party LLM and are currently analyzing the past and current prospect data for training purposes. We use third-party LLMs via secure API connections. Through these APIs, we send our proprietary developed and structured prompts to the third-party LLMs, which process the prompts and return text-based outputs to us.

In 2024, we diversified our operations by entering land acquisition and housing development, laying the groundwork for future large-scale real estate projects. We have already identified and are in the process of acquiring strategically located land parcels in Cleveland, Ohio’s high-growth areas. This initiative positions us to capitalize on the city’s robust market dynamics and strong demand for quality housing. As of the date of this prospectus, we have not yet acquired or developed any lands. To support this expansion, we leverage a network of business development professionals and contracted agents to scale outreach and sales. Cleveland’s real estate market has consistently demonstrated resilience and growth, offering substantial opportunities for property development with strong yield potential. Through this diversification, we aim to enhance investment stability while broadening and strengthening our professional network within the U.S. real estate sector.

Our success is built on the strength of our original market in Ohio. The state offers a diverse and stable economy supported by key industries such as manufacturing, healthcare, and technology. It is home to Fortune 500 companies including Procter & Gamble and Goodyear, contributing to consistent employment and income growth. Ohio’s strategic Midwest location and low cost of living continue to attract both businesses and residents, sustaining long-term housing demand.

Additional advantages include pro-business policies, competitive tax rates, and a well-educated workforce fueled by top universities. A highly educated population generally correlates with higher earning potential, leading to stronger purchasing power and increased demand for housing. The state’s high homeownership rate, affordable property prices, and steady rental demand make Ohio an attractive destination for long-term real estate investment.

52

Our Competitive Strengths

We believe that the following competitive strengths have contributed to our past success and will continue to distinguish us from our competitors:

Direct Cash and Bulk Property Acquisitions

We acquire most properties directly with cash or in bulk, giving us significant leverage to negotiate better deals. This approach not only reduces acquisition costs but also allows us to offer more attractive returns to our investors. Our scale and liquidity make us a competitive buyer in fast-moving markets.

Deep Market Expertise in Ohio

With over 150 successful deals in Ohio, we have built a strong foundation of local market intelligence. Our on-the-ground team has a deep understanding of neighborhood trends, property values, and tenant demands. This allows us to consistently source undervalued properties and maximize ROI through strategic renovations and pricing.

Exclusive Renovation and Maintenance Team

Our renovation and maintenance team operates around the clock, ensuring all work meets our high standards. We minimize our costs by closely monitoring the work schedules and overseeing the work quality and efficiency of our renovation and maintenance team. Our renovation and maintenance team includes experienced independent contractors and trade professionals having long-term and stable relationships with us. The ability to control and minimize costs and accelerate turnaround times is our critical advantages in value-add and flip projects.

Dedicated Legal and Accounting Partners

We work closely with experienced legal and accounting professionals who specialize in cross-border real estate investment. Their guidance ensures our investment processes remain smooth, compliant, and tax-efficient, especially for our international clients based in Asia and beyond.

AI-Powered Property Sourcing and Investor Matching

Technology is at the core of our strategy. We use AI to analyze data trends and investor profiles, allowing us to match each investor with properties that best suit their goals. This data-driven approach improves investment outcomes and delivers a more personalized experience. We are developing a real estate AI sourcing agent that is capable of processing vast amounts of market data and analyzing different demographic factors. This real estate AI sourcing agent will be integrated with a real estate AI investment agent, by matching investment opportunities identified by the real estate AI sourcing agent with those customers that are predicted to have a higher chance of purchasing the relevant properties by the real estate AI investment agent. We believe our approach to the use of AI distinguishes us from our competitors, who typically only use AI for virtual staging to reduce cost of listing, automate processes in rental property management, or general housing market analysis. Our development of these real estate AI sourcing and AI investment agents are currently in the internal alpha development phase, and they are not yet operational to the public. We expect their operation to be launched in several stages through 2026. We expect their operations to be fully launched in or around the fourth quarter of 2026. While we are committed to our strategies in applying AI technologies across our businesses, there may be limitations and uncertainties that we cannot completely foresee during this development.

One-Stop Investment Solution

We offer a fully integrated investment platform from acquisition and renovation to tenant management and eventual resale. Our turnkey solution enables passive, hassle-free investing, especially for international clients looking to access U.S. real estate without the operational burden.

Our Strategies

To achieve our business objectives, we plan to adopt the following strategies to drive our future growth.

53

Geographical Expansion through New Market Reach

We are executing a strategic global expansion by establishing a business development effort in California, particularly in the San Francisco Bay Area and Los Angeles. This effort will be led by our General Manager of the West Coast. Our focus on these California markets allows us to effectively sell properties in Ohio, leveraging the dynamic real estate landscape. Singapore serves as one of the key markets for attracting Asian investment capital. This approach follows our successful market entries in Vancouver, Seattle, Kuala Lumpur and Singapore, where we demonstrated the value of localized expertise in building investor trust.

Aggressive Property Acquisition in Undervalued Markets

Our investment strategy focuses on identifying and acquiring undervalued single-family homes, primarily in Northeast Ohio market where we’ve already completed over 150 successful projects. We plan to scale up this model using proprietary AI tools that analyze market trends, property conditions and renovation costs to identify the most promising opportunities. By combining this technology with our established local contractor networks, we can efficiently renovate and reposition properties for either rental income or profitable resale, delivering strong returns to our investors.

Technology Development: AI & Mobile Platform Enhancement

We invest heavily in digital innovation to enhance real estate investment experience. A cornerstone of this initiative is the Capstone 72 Mobile App, which is fully operational and continues to be developed with new features and enhancement. The app provides investors with 24/7 global access to their property portfolios. Through the app, users can view real-time data on rental income, expenses, yield, and rate of return, fostering greater transparency and enabling informed decision-making.

We are also rolling out a suite of advanced AI applications designed to transform both client-facing and internal operations. Our AI-powered Real Estate Chatbot will handle routine inquiries about Capstone 72 offerings and Ohio market conditions, reducing service costs while allowing our sales team to focus on closing deals. Internally, our High Value Prospect Targeting AI, which is currently in development phrase, will analyze demographic and financial data to predict purchase likelihood, helping us prioritize high conversion leads and improve marketing efficiency. Furthermore, we plan to develop Ohio property sourcing AI, which is an AI-powered investor-property matching technology that pairs each investor with the most suitable opportunities based on data, market trends, and individual financial goals. These innovations streamline decision-making and create a more personalized, scalable, and data-driven investment process.

As with any AI initiatives, there may be technical limitations, programming errors, integration delays or higher-than anticipated costs during the implementation process. These uncertainties may affect the effectiveness of our AI-powered investment platform and could impact our ability to increase profitability. Our management team is committed to continuing to refine our AI applications in the future and optimizing our services to customers.

Strengthen End-to-End Property Services

Recognizing the complexities of real estate investing, especially for international clients, we developed comprehensive support services covering every stage of the investment lifecycle. Our team assists with legal entity formation (LLCs) and property investment planning. We integrated secure digital platforms to facilitate remote transactions and document management, making it possible for overseas investors to participate seamlessly. This full-service approach significantly reduces barriers to entry while maximizing investment security and returns.

Our Business Model

We operate as a comprehensive real estate investment firm specializing in single-family homes, offering a diversified business model that combines short-term profitability with long-term asset growth. We currently operate our integrated real estate investment platform by strategically identifying and acquiring affordable single-family homes with potential for high growth and attractive rental returns, at below-market prices in Ohio, which are primarily properties in need of upgrades suitable to capture families seeking stable and quality housing. This value-created strategy involves renovation of different properties on a regular basis to enhance their appeal and marketability, and we do so by closely managing the work schedules and overseeing the work quality and efficiency of our renovation and maintenance team that includes experienced independent contractors and trade professionals having long-term and stable relationship with us. We brand ourselves as an investment platform that offers renovated properties for sale in high-growth markets, while actively assisting buyers to manage their properties after their purchase. Our primary revenue streams include property sales, rental income, short-term rental hosting, and financing services, all supported by value-added solutions that enhance investor returns while minimizing risk.

Our business model comprises two integrated components: (i) buy-and-flip, and (ii) buy-and-hold.

54

Buy-and-flip model

Our “buy-and-flip” model serves as a key revenue driver, where we acquire undervalued or distressed properties, renovate them through an in-house contractor network, and resell them to investors at a profit. This strategy enables efficient capital recycling while maintaining healthy margins.

To address financing challenges faced by overseas investors and accelerate our property sales within our buy-and-flip model, we offer an in-house financing program (72 Easy House Plan). The 72 Easy House Plan provides alternative funding solutions and it is not the exclusive means by which we sell properties in our “buy-and-flip” model, as investors may also obtain their own financing to purchase properties from us. Under the 72 Easy House Plan, investors enter into a residential rental agreement with the Company and, upon execution, pay a non-refundable deposit for an option to purchase the property. Under the agreement, the Company leases the property to the investors typically for a term of three years, with rent payable monthly. The investors may, and typically will, sublease the property to its lessees during the term of the agreement. Investors may exercise the option to purchase at any time after the date the agreement is executed, up to 45 days prior to the end of the lease term. Upon exercise, the option deposit is credited toward the purchase price; however, no portion of the monthly rent payments is applied to the purchase price. The investors, as tenants, are required to continue paying rent through the closing of the property purchase. The option to purchase terminates automatically if the rental agreement is terminated for any reasons. In the event that the investor does not exercise the option to purchase the property at the end of the term of the agreement, we will retain legal title to the property and, if a sublease exists, succeed the sublease and may therefore enforce our rights against the sublessees. This arrangement generates interest income, origination fees, and administrative revenue while expanding market accessibility. As of the date of this prospectus, none of the customers who purchased properties through 72 Easy House Plan decided not to exercise the option to purchase the property at the end of the term of the agreement (i.e. at the expiry of the option). As of the date of this prospectus, three customers had early exercised the option to purchase the property purchased through the 72 Easy House Plan and the legal titles to three properties had been transferred to the relevant customers. Other than these three properties, no additional legal titles to properties sold under the 72 Easy House Plan had been transferred to our customers as of the date of this prospectus.

Buy-and-hold model

Our “buy-and-hold” model also generates revenue through long-term leasing of selected properties before they are sold to investors, which enables us to optimize the sale timing when the market conditions may be more favorable. Additionally, we enhance returns by converting selected properties into short-term rentals via platforms like Airbnb. In doing so, we plan to leverage AI-driven dynamic pricing, concierge services, and maintenance management to maximize occupancy and revenue, which are currently still at a development stage

Value-Added Services & Turnkey Solutions

We provide a fully turnkey investment experience, handling every stage from acquisition to management. We identify strategically undervalued Ohio properties, renovate them to rent-ready standards, and ensure quick tenant placement. Investors are guided through the property transfer process, with options for pre-curated portfolios that include financing, renovation, and leasing services. For portfolio growth, we offer an investor loan program, allowing qualified buyers to borrow up to 50% of a property’s purchase price with interest-only payments over three years. Post-acquisition, our full-service property management team oversees rent collection, repairs, and legal compliance, ensuring passive income for investors.

Risk Mitigation & Investor Protection

To safeguard investments, we assist our customers with rental insurance procurement, protecting against property damage and liability. We also offer a Repair Protection Scheme (RPS), covering common maintenance issues for an annual fee, reducing unexpected costs and preserving asset value.

Technology & Data-Driven Decision Making

We enhance investor efficiency through our AI-powered Real Estate Chatbot, which will provide real-time portfolio analytics, market insights, and investment recommendations. Combined with renovation and design services offered at cost-plus margins, we ensure properties meet both rental demand and resale potential.

55

Revenue Streams

Through our proven buy-and-flip model, we acquire undervalued properties, execute value-add renovations, and sell them to investors at a premium. We derive revenue from property sales margins and real estate commissions. This segment benefits from disciplined underwriting, operational efficiencies in renovations, and strong investor demand for turnkey investment properties. In addition to property sales, we generate revenue from various sources, including rental income, accommodation service income, and accounting fee income, as well as administrative fee income, government recording and transfer charges income, and loan handling charge income.

Our in-house financing program (72 Easy House Plan) represents an innovative capital offering that generates attractive risk-adjusted returns. By providing financing to qualified investors purchasing our properties, this segment produces interest income while simultaneously facilitating property sales. The program enhances overall returns by capturing additional spread between financing costs and investor interest rates.

Sales and Marketing

Marketing and Investor Education

We adopt a marketing approach that combines educational efforts with multi-channel outreach. We leverage the selling channels provided by the business development centers operated by Capstone 72 Group in cities such as Vancouver, Singapore, and Kuala Lumpur to host seminars in different local markets. These events share market insights and highlight U.S. real estate investment opportunities. The in-person events are complemented by targeted digital campaigns through social media, search engines, and email communications. We maintain an active presence on Facebook and Instagram, where we share property updates, educational content, and investment opportunities to engage both local and international investors. Prospective investors receive a Sales Kit that includes property listings, rental yield projections, investment process details, and information on property management and financing options.

Investor Onboarding and Consultation Process

We identify potential investors through targeted marketing efforts. Our team provides detailed one-on-one consultations to carefully evaluate each investor’s financial objectives while clearly communicating all costs, financing options, and return projections. We apply a standard industry markup of 10% to 20% when selling properties, maintaining a balance between profitability and competitive offerings for investors. This transparent pricing structure and consultative approach ensures investors fully understand each opportunity before making commitments.

Property Selection and Transaction Execution

Following consultation, our specialists match investors with carefully vetted properties that meet their specific criteria. Each property undergoes thorough analysis of location advantages, rental market conditions, and growth projections, with comprehensive reports provided to support investment decisions. Our team handles all aspects of property acquisition and title transfers, leveraging their expertise in cross-border transactions to ensure efficient and compliant deal execution. This streamlined process includes managing all legal documentation and financial transactions on behalf of investors.

56

Investor Relations

We focus on building and maintaining long-term investor relationships. We provide end-to-end assistance designed to build trust and encourage repeat investments. This structured approach combines local market knowledge with U.S. operational expertise, creating a seamless investment experience that supports scalable growth while maintaining high investor satisfaction. Our comprehensive strategy encompasses education, transparent advisory services, thorough property vetting and efficient execution of transactions, all designed to deliver consistent returns and foster long-term investor partnerships through U.S. real estate investments. We address investor inquiries and provides regular portfolio updates through multiple channels, including email and a dedicated mobile application. This ongoing support structure ensures responsive service tailored to investors’ needs while maintaining transparency about property performance.

Pricing Policy

We establish property pricing through a disciplined market analysis process. We acquire single-family homes in Ohio at below-market values by leveraging our network of trusted wholesalers, private sellers, and local brokers to source exclusive off-market deals. Our pricing methodology is strictly data-driven. We analyze recent sales comparable and neighborhood trends to determine accurate valuations for both acquisitions and dispositions. While renovation costs vary by property based on condition and scope of work, our resale prices remain anchored to current market valuations rather than our improvement costs. Periodically, we offer special promotions and limited-time discounts to provide additional value to our investors.

For rental properties, we set rates according to verified local market data for both traditional leases and short-term rental opportunities. This market-based approach ensures our properties remain competitive while protecting investor returns. This comprehensive strategy combines cash flow from operations, property appreciation, and strategic leverage to generate compounding wealth. By systematically repeating this value-add process, we continuously build returns for investors while maintaining alignment with true market conditions across all our Ohio operations. The entire pricing framework is grounded in actual sales data and measurable market indicators, avoiding speculation or artificial valuation. This disciplined approach allows us to consistently identify profitable opportunities while delivering reliable returns to our investors.

Our Major Customers

We acquire and develop our customer base through marketing and branding efforts, including promotional campaigns, investor-facing initiatives, and referral-based marketing. When entering new markets, we focus on introducing potential investors to U.S. real estate investment opportunities that are often not widely accessible locally. We also collaborate with local partners who leverage their existing customer networks to promote our platform. These local partners include entities owned by Ms. Bonnie Wu, our Chief Executive Officer and Chair of the Board of Directors, in different countries or regions, including Canada, Malaysia, Singapore and Hong Kong. In established markets, we continue to strengthen brand awareness through ongoing outreach efforts.

Our primary customers are from Hong Kong, the U.S., and Canada, and we have been expanding our target customers to include key markets such as the San Francisco Bay Area, Los Angeles, Seattle, Vancouver, Kuala Lumpur and Singapore. We have developed expertise in high-growth real estate markets, with deep roots in Ohio’s Cleveland area and established operations in Vancouver and Seattle. Our success in these regions stems from our ability to identify undervalued properties and transform them into profitable investments for our clients.

We see increased demand for investments that offer better returns, passive income potential, and reduced exposure to local market volatility. In response, we plan to establish a strategic presence in Los Angeles and San Diego in 2026. Our California operations will provide personalized local support through dedicated consultation services, educational seminars, and regional relationship managers. This approach allows us to build stronger relationships with West Coast investors while maintaining our core offering of turnkey out-of-state investment opportunities.

57

While our immediate focus remains on establishing strong operations in California, we maintain a strategic view of other potential expansion markets. Our team continuously evaluates new opportunities based on key factors, including housing affordability, rental yield potential, economic growth indicators, regulatory environment, and investor demand patterns. For now, we plan to concentrate on our expansion efforts in California while carefully monitoring other states for future opportunities.

Looking ahead, we envision expanding into additional international markets, including Taiwan and South America, while simultaneously growing our presence in the high-potential Silicon Valley and San Francisco Bay Area regions. This measured approach to geographic expansion ensures we maintain our high standards of quality and investor returns while strategically growing our market presence. By combining local market expertise with our proven investment model, we are positioned to deliver consistent value to investors across diverse geographical locations.

Our Major Suppliers

We collaborate with a network of U.S.-based partners in Ohio to execute our turnkey business model effectively. These partners also include our parent company, Capstone 72 Group, and its U.S.-based companies, who agreed to be our exclusive provider in the sourcing of properties in Ohio. Our suppliers include real estate brokers and wholesalers who specialize in sourcing undervalued properties, along with construction and renovation contractors responsible for refurbishing homes to investment-grade standards through our Coverall Solution. We work with property managers and maintenance vendors, which include Capstone 72 US Property Management LLC (a company owned by our parent company outside of our listing group), to provide ongoing tenant support and property upkeep, legal and title service providers handle closing procedures, escrow, and documentation. Additionally, we partner with local banks and lenders to facilitate financing options and seller-back loan programs. By maintaining long-term relationships with these carefully vetted suppliers, we ensure consistent quality, competitive costs, and reliable delivery timelines across all aspects of our operations.

Services Provided by Our Related Companies

We rely on our related parties in the U.S. to provide the following services that are essential to the day-to- day management and execution of our business strategy:

●	Accounting services, such as billing and invoicing and move-in/move-out charges, bookkeeping and financial tracking, reconciling bank statements with property accounts, and preparing monthly/quarterly financial reports for property owners and operational functions.

●	Document handling, such as purchase and sale agreements, maintaining property disclosure and compliance records, and keeping financial and legal records.

●	Property administration, involving communication with owners, coordinating approvals for repairs or lease modification, assisting with repairs and inspections, and verifying work completion.

In addition, we rely on our related parties to assist with our marketing in different countries or regions, including Canada, Malaysia, Singapore and Hong Kong, including hosting seminars on U.S. real estate investment opportunities, assisting with targeted digital campaigns through social media, search engines, and email communications.

Research and Development

We are strategically investing in artificial intelligence to transform both customer experience and internal operations. Our dedicated AI research and development efforts focus on enhancing decision-making processes while delivering superior service to investors. Through our wholly owned subsidiary Capstone 72 AI LLC based in the United States, we are building sophisticated AI solutions that leverage existing large language models to create both customer-facing tools and internal operational systems.

We are currently testing two AI applications in beta phase. Our AI-powered Real Estate Chatbot will handle routine investor inquiries about property offerings and Ohio market conditions, while our High Value Prospect Targeting AI will specialize in identifying and targeting high-value prospects. These innovations represent just the beginning of our comprehensive AI strategy that will fundamentally reshape how we operate in the real estate investment sector.

Looking ahead, we plan to deploy three transformative AI systems across our business. The customer-facing AI-powered Real Estate Chatbot will automate responses to common questions, allowing our sales team to concentrate on closing deals. Our proprietary high-value prospect targeting system (High Value Prospect Targeting AI) will analyze demographic and financial data to predict investment likelihood, enabling more efficient resource allocation. Perhaps most significantly, we expect that our Ohio property sourcing AI will revolutionize acquisition by processing vast amounts of market data to identify the most promising investment opportunities that align perfectly with our clients’ needs. Our Ohio property sourcing AI is still currently in development stage.

58

All AI technology development remains under the purview of Capstone 72 AI LLC, ensuring we maintain control over this critical competitive advantage. By keeping our AI development in-house and based in the United States, we can rapidly iterate and customize solutions to meet evolving market demands. This technological edge complements our core real estate expertise, positioning Capstone 72 as an innovator in data-driven property investment while delivering tangible benefits to our growing investor community.

Quality Control

We maintain rigorous quality control measures throughout every stage of our property investment process. Each property undergoes comprehensive certified contractors to identify potential issues, followed by detailed post-renovation reviews to verify all work meets our standards. Our Ohio-based team conducts regular property audits to ensure consistent adherence to management protocols and maintenance requirements. We actively collect and analyze tenant feedback to continuously improve our service delivery and address any concerns promptly. All renovation projects are meticulously documented with before-and-after records and completed against standardized checklists to guarantee quality outcomes. Through established service-level agreements and ongoing performance monitoring, our internal quality assurance team holds all vendors and partners accountable for delivering work that meets our exacting standards. This multilayered approach to quality control ensures investors receive properties that are not only financially sound but also structurally sound and well-maintained.

Regulatory Considerations in Our Key Markets

We are in the business, generally, of purchasing residential single-family or multi-family properties in many municipalities in Ohio. Many of the properties purchased by us are repaired and then sold to buyers, who are our customers, and it is common practice for our customers to then rent out these properties as a tenant’s residence. However, we will purchase some properties, make repairs or updates to these properties if needed, and then rent out these properties as a tenant’s residence in order to maximize our returns. We may then sell these properties to our customers with pre-existing tenants. Many municipalities in Ohio already have in place laws requiring that residential rental properties within their municipal boundaries be registered before being rented. While the registration process in some of these municipalities is relatively straightforward, some other municipalities have a robust residential rental registration process where the municipality will send an inspector to inspect the property to make sure that there are no obvious repairs that need to be completed before the residential rental permit or certificate will be issued. The general trend for all municipalities in Ohio is to adopt some form of residential rental registration process. For municipalities that have experienced a large number of residential rental properties that are in poor repair, these municipalities have instituted a more stringent residential rental registration process. For example, the City of Cleveland, Ohio, where most of our properties are located, requires that all residential rental properties undergo a test every two years to make sure that there is no exposed lead paint in the residence. Any changes in the residential rental registration process may adversely affect our business.

In a transaction for the sale of a residential property, some municipalities also require that before a property is sold, that the property go through a point-of-sale inspection. If this inspection uncovers repairs that have to be made to the property, this inspection and resulting repairs could delay the transfer and closing of a transaction.

59

Increasing levels of corporate ownership of residential real property in both the State of Ohio and the across the United States are topics that are becoming more and more frequent. Legislatures have proposed legislation targeting high-volume landlords (such as landlords who own 50 or more properties). In 2023, the State of Ohio introduced legislation to levy a tax on any landlord who owns 50 or more residential rental properties in a single county (Ohio has 88 counties). The proposed legislation would levy a tax of $1,500 for each residential rental property with the proposed payment being due on the first day of each month. This tax would apply even if a group of investors created more than one company to own the residential rental properties in an effort for each company to own less than fifty residential rental properties. As of the date of this prospectus, this legislation has not become law in the State of Ohio. If this or similar legislation ever becomes the law in the State of Ohio, such legislation may affect the buying and selling behavior of institutional investors.

In July 2023, a bill known as the Stop Predatory Investing Act was introduced in the U.S. Congress. Similarly, this proposed law was focused on companies that owned 50 or more residential rental properties. The focus of this bill was to deny the owner of such properties any U.S. federal income tax deduction for interest paid or accrued or for depreciation on those properties. Similarly, this proposed legislation has not become law.

In October 2023, a state law referred to as the Save Our Farmland and Protect Our National Security Act came into effect in Ohio. This law prohibits certain non-U.S. citizens from owning farmland in Ohio if such person is designated as a foreign adversary or the person is on the U.S. State Department terrorist watch list. Ohio also has a law enacted in the 1970s which prohibits non-U.S. citizens from owning essentially undeveloped property that is adjacent to a parcel of property that is conducting mining operations. It is necessary for us to pay close attention to any proposed law that may restrict or prohibit non-U.S. citizens from purchasing any types of real property in Ohio, as we sell, and continue to expand of the sales of, our residential properties to foreign buyers in our ordinary course of business.

Competition

We operate in a fragmented residential real estate investment market, particularly within the single-family housing segment. We face competition from both non-institutional and institutional players across all facets of its operations: acquisitions, development, property flipping, and rental management. Our competitors can be categorized into three primary groups:

●	large-cap institutional real estate players, such as real estate investment trusts (REITs), public investment vehicles, and pension-backed funds, who often focus on scalable long-term rental portfolios and benefit from low-cost capital;

●	mid to small-sized property development firms, who often specialize in flipping or value-add renovations, frequently relying on brokered deals and third-party contractors. These firms may lack the infrastructure for full-cycle asset management but can act quickly in opportunistic markets; and

●	private real estate investment funds (REIFs) and syndicates, who typically operate regionally, deploying pooled capital for buy-and-hold or short-term rental strategies. While more agile than large institutions, these groups often outsource key functions and rely on public listings for acquisition opportunities.

We distinguish itself by mitigating competitive pressures through a multi-strategy business model. Unlike firms that specialize in a single approach, we deploy a hybrid of buy-and-flip, buy-and-hold, and short-term rental Airbnb strategies, allowing it to pivot based on evolving market conditions and yield profiles. This flexibility supports both fast capital turnover and long-term cashflow stability.

60

We maintain a competitive advantage through end-to-end vertical integration, managing acquisitions, renovations, tenanting, and disposition in-house for quality control and consistent margins. Our strong relationships with local real estate agents give us early access to undervalued or distressed properties, reducing bidding competition. Additionally, our access to government-approved land in prime areas provides scalability uncommon among smaller developers. We leverage a unique international investment framework that attracts capital from non-domestic investors by offering tailored innovative purchase options, such as 72 Easy House Plan, adjustable rates tied to prime, and equity participation structures, along with hands-on assistance with U.S. banking and legal procedures. This approach effectively lowers entry barriers for foreign investors where many competitors fall short.

Intellectual Property

We rely on trademarks, trade secrets and know-how, as well as contractual restrictions on information disclosure to protect our intellectual property rights and to maintain our technological advantages in our business operations. As of the date of the prospectus, we are licensed by Capstone 72 Group to use its trademark “Capstone 72” and associated logos.

Employees

We had 7 full-time employees as of the date of this prospectus. The following table sets forth the numbers of our full-time employees by function, as of the same date:

Function	Number of Employees
Chief Executive Officer	1
Chief Technology Officer	1
Property Operations	2
Renovation & Construction	2
General Manager – West Coast	1
Total	7

Mr. Damian Balong, our Head of Renovation & Construction, has extensive experience in residential redevelopment, having designed and rehabilitated over 60 homes and redeveloped more than 120 high-end properties in Northeast Ohio. Ms. Jamie Sue Long, our Property Operations Manager, brings a background in business communication, account and hospitality management, and has previously managed a range of real estate assets, including a 2,500-unit apartment complex, gas stations and a horse ranch.

We enter into employment contracts with our full-time employees and exclusive cooperation agreement with external trainers and consultants which contain standard confidentiality provisions. We determine their remuneration based on factors including years of experience, qualifications and market rate.

Our employees are not covered by any collective bargaining agreement. We believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes as of the date of this prospectus.

Insurance

We believe that our insurance coverage is in line with industry practice. We purchase insurance for properties that we acquired to cover physical damage to the property, personal property at the premises, loss of rental income, and third-party liability for personal injury or property damage occurring at the property.

61

Properties

Owned Properties

As of the date of this prospectus, we do not own any properties other than those we acquire in our buy-and-flip model and buy-and-hold model. Under our buy-and-flip model, we acquire undervalued or distressed properties, and we will carry out renovation projects on all of these properties, and resell them to investors at a profit. We spend an average of $8,000 and $8,840 on each of these renovation projects for the years ended December 31, 2024 and 2025 respectively, and rely on our internally generated funds to finance these renovation projects.

The table below sets forth the number of properties we owned and held legal titles for customers who decided to utilize our in-house financing program (72 Easy House Plan) to purchase properties under our buy-and-flip model as of December 31, 2024 and 2025 and the date of this prospectus, grouped by region, and the revenue derived from the sales of such properties that we owned and held legal titles for customers as of December 31, 2024 and 2025. All of these properties are located in Ohio.

	2025	2024	Date of this prospectus
Region(1)
Parma	6	5	6
Maple Heights	4	3	4
Lyndhurst	2	3	2
Lorain	4	2	4
Bedford	2	2	2
Akron	2	2	2
Mayfield Heights	2	2	3
Elyria	3	2	4
Sheffield Lake	3	1	3
Other regions (8 regions)(2)	13	8	15

Total number of properties(3)(4)(5)	41	30	45
Revenue derived from the sales of such properties	$2,390,000	$5,117,546

Notes:

(1)	All of the properties we owned and held legal titles for customers under in-house financing program (72 Easy House Plan) are located in Ohio, covering different cities or villages as set out in this table.
(2)	Other regions include the following cities and villages in Ohio: Cuyahoga Falls, Wickliffe, Garfield Heights, Kent, Richmond Heights, Cleveland, Timberlake, Avon Lake, Canton, Euclid and Parma Heights.
(3)	Legal title to one of the 30 properties listed for 2024 was transferred to a customer on December 30, 2024, and was therefore no longer held by us as of December 31, 2024. The property, which generated revenue of $220,000 for us, is included in the total count above for consistency with our internal reporting practices. In addition, legal titles to two of the 30 properties listed for 2024 had been transferred to the relevant customers in 2025. Other than these three properties, no legal titles to the 30 properties listed for 2024 had been transferred as of the date of this prospectus.
(4)	As of December 31, 2025 and 2024, 29 of the 41 properties and 22 of the 30 properties listed, respectively, were subject to mortgages undertaken by us.
(5)	As of December 31, 2025 and 2024, we received rental payments of approximately $245,530 and $126,520, respectively, from investors under 72 Easy House Plan.

The table below sets forth the number of properties we owned under our buy-and-hold model (i.e. properties that we acquired in our and are not yet sold under our buy-and-flip model and buy-and-hold model) as of December 31, 2024 and 2025 and the date of this prospectus, grouped by region, and the carrying value of such properties as inventory as of December 31, 2024 and 2025. All of these properties are located in Ohio.

	2025	2024	Date of this prospectus
Region	Cleveland, Ohio	Cleveland, Ohio	Cleveland, Ohio
Number of properties(1)	4	4	-
Carrying value	$879,062	$688,305	$-

Note:

(1) As of December 31, 2025 and 2024, 3 of the 4 properties and 3 of the 4 properties listed in each respective year were subject to mortgages undertaken by us.

As of the date of this prospectus, we intend to continue to acquire properties solely in Ohio, with particular focus on properties in desirable neighborhoods with good schools and transport access; homes needing moderate repairs for value-added renovation; properties with strong potential returns and quick resale; single-family homes with standard layouts appealing to buyers; and properties bought below market value to allow for profitable renovations. These including neighborhoods in the following cities in Ohio: Parma, Sheffield Lake, Mayfield Heights and Kent. As of the date of this prospectus, we identified a total of 10 properties in these cities, which we regard as having good selling potential under our buy-and-flip model and may enter into agreements to acquire them for either directly selling to our customers, or selling to our customers with our in-house financing program (72 Easy House Plan).

Leased Properties

We leased one office in Parma, Ohio as our headquarters in connection with our business operations. As of the date of this prospectus, we do not intend to lease any other properties.

Summary of Operational Agreements

Sale agreement under our buy-and-flip model

The following is a summary of the principal terms of the sale agreement that we typically enter with our customers who purchase properties directly from us under our buy-and-flip model:

●	Deposit: To be paid on or before the date stipulated in the settlement statement provided to buyer, and in any case, no later than 2 days from the date of settlement statement.

●	Remaining balance: To be paid on or before the date as stipulated in the settlement statement, and in any case, no later than 21 days from the date of the settlement statement.

62

●	As-is Condition: The buyer accepts the property “as is” in its current state and condition.

●	No warranties or representations: The seller makes no warranty or representation regarding the physical state and condition, quality or fitness of the property, nor regarding permitted use and redevelopment or investment potential.

●	Disclaimer of liability: The seller does not warrant the accuracy or completeness of any information provided and disclaims liability for errors, omissions, or reliance on such information. The buyer undertakes to waive any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in any information given by the seller.

●	Deed: Subject to receipt of full payment by the seller by the settlement date, the seller shall procure to execute and deliver to the buyer a deed evidencing title, upon which closing of the transactions contemplated under the agreement shall take place.

●	Title and possession transfer: Title and possession transfer to the buyer once (i) the total purchase price has been paid in full and (ii) the deed is recorded with the relevant authority.

●	Default by buyer: If the buyer defaults in payment of the total purchase price, the seller may claim any unpaid sum and pursue specific performance or other legal remedies to compel completion.

●	Termination: Either party can terminate the agreement. The total purchase price shall not be refundable at termination, and termination shall not affect the payment obligation of the buyer which exists prior to the termination.

Residential rental agreement for properties sold under our in-house financing program (72 Easy House Plan)

We offer alternative funding solutions to customers under our buy-and-flip model through 72 Easy House Plan and enter into a residential rental agreement with customers that includes the following principal terms:

●	Term: typically 3-year fixed-term lease, with no rights for early termination. The agreement does not provide for any penalty for early termination.

●	Rent: payable monthly, no portion of the monthly rent payments is applied to the purchase price of the property.

●	Option to purchase: the customer pays a non-refundable deposit for an option to purchase the property, which may be exercised at any time after the date the agreement is executed, up to 45 days prior to the end of the lease term. Upon exercise, the option deposit is credited toward the purchase price of the property. The option to purchase terminates automatically if the rental agreement is terminated for any reasons. If the customer does not exercise the option to purchase then the deposit shall be forfeited by the customer and retained by us without deduction or set-off.

●	Assignment: The customer may not assign the lease without first obtaining our written consent. However, we may assign our interest in the lease without first obtaining the customer’s consent.

●	Sublease: The customer may sublease the property to its lessees during the term of the agreement without our written consent. The customer is not required to provide us with written notice of the name or names of any sub-tenants prior to the date that such sub-tenants take possession of the property.

Long-term lease agreement under our buy-and-hold model

The following is a summary of the principal terms of the long-term lease agreement that we typically enter with our lessees under our buy-and-hold model:

●	Term: 12-month fixed-term lease, after which the lease automatically converts to month-to-month if the parties have not executed a new lease agreement. During the month-to-month period, either party may terminate the least with at least 30 days’ written notice.

●	Rent: payable monthly.

●	Early termination: If the tenants vacate before lease end, the landlord may pursue the tenant for the remaining rent due.

●	Utilities: Tenants are responsible for most utilities, including gas, electricity and trash.

●	Tenant’s and landlord’s obligations: Tenants are responsible for routine upkeep, including keeping the premises clean, disposing of trash, snow removal. The landlord will make necessary repairs to interior and exterior of the premises upon written notice.

●	Assignment/Subletting: Tenants may not assign, sublet, or transfer their lease without the landlord’s prior written consent. The Landlord may assign its interest in the lease without tenant consent.

●	Use Restrictions: Premises may only be used for residential purposes. Business activity is prohibited without the landlord’ prior written consent.

●	Landlord access: Landlord may access the premises with 24 hours’ notice for inspection, repairs or maintenance. In emergencies, the landlord may enter without notice.

●	Default and Termination: If the tenant fails to pay rent on time or breaches any lease provision, the landlord may terminate the lease and initiate eviction through summary proceedings.

63

Operating Data on Our Properties

Rental data

As of December 31, 2025, the annualized rental income for properties under our buy-and-flip model ranged from $9,600 to $22,200, compared to the annualized rental income that ranged from $9,600 to $21,600 as of December 31, 2024.

As of December 31, 2025, the effective average rental income for properties under long-term leasing in our buy-and-hold model ranged from $13,800 to $31,200, compared to the annualized rental income ranging from $8,100 to $13,200, $8,100 to $15,300, $8,820 to $18,000 and $15,360 to $22,200 as of December 31, 2021, 2022, 2023 and 2024, respectively.

As of the date of this prospectus, the annualized rental income for leases in respect of properties we owned and held legal titles, which we entered with customers who decided to utilize our in-house financing program (72 Easy House Plan) to purchase properties under our buy-and-flip model, ranged from $4,716 to $19,356 per property and averaged at $8,485 per property. The total area covered by such leases is approximately 1,196 square feet. Each of these leases will expire within the next three years.

Mortgages

As of December 31, 2025, a total of 35 of our properties secured mortgages from financial institutions and the aggregate principal amount of such mortgage loans was $4.35 million, and the aggregated balance due at maturity was $5.74 million. The mortgage loans bear interest at rates varying from 7.25% to 11.95% per annum with maturity dates ranging from 2026 to 2055, and some of these mortgages contain prepayment penalty terms ranging from $1,238 to $5,422.

As at the date of this prospectus, we owned and held legal titles to a total of 41 properties for customers who decided to utilize our in-house financing program (72 Easy House Plan) to purchase properties under our buy-and-flip model, 30 of these properties are currently subject to mortgages undertaken by us. The current principal amount of each of these mortgages ranges from $74,419 to $570,660, with an average of $123,344 per property, and the interest rates for these mortgages vary from 7.25% to 11.95% per annum. The amortization provisions of these mortgages are either principal and interest, or interest only, and some of these mortgages contain prepayment penalty terms ranging from $1,238 to $5,422. Over 90% of these mortgages have a term of 30 years and will mature in 2054 or 2055.

Our mortgages involved either repayment of both principal and interest during the mortgage term, or interest only during the mortgage term with the principal due on maturity. For mortgages with repayment of both principal and interest, the amortization schedule typically provides that, early in the term of the mortgage, a larger portion of each repayment is allocated towards interest and a smaller portion is allocated towards principal. As the mortgage matures, more portion of each repayment is allocated towards principal. Our mortgages were secured by the personal guarantee of Ms. Bonnie Wu, our Chief Executive Officer and Chair of the Board of Directors.

Realty tax rates

The table below sets forth the applicable realty tax rates for select cities, villages, or townships in Ohio in which we own properties, based on published effective tax rates for residential properties for tax year 2025, due in 2026. The table includes both the effective tax rate and the corresponding annual tax as a percentage of the property’s market value.

City, Village or Township	Effective Tax Rate(1)	Tax as a Percentage of Market(2)
Bedford	78.35	2.49%
Cleveland	72.11	2.29%
Cuyahoga Heights	51.99	1.65%
Euclid	70.95	2.27%
Garfield Heights	106.49	3.31%
Garfield Heights/Cleveland	89.71	2.85%
Lakewood	71.48	2.25%
Lyndhurst	75.17	2.35%
Maple Heights	89.78	2.78%
Mayfield Heights	70.24	2.22%
Parma	61.39	1.92%
Parma Heights	65.82	2.05%
Richmond Heights	76.53	2.42%
Warrensville Heights	67.76	2.15%

Notes:

(1) Effective Tax Rates are expressed in dollars and cents per one thousand dollars of tax value.

(2) Tax as a Percentage of Market represents the annual tax as a percentage of the property’s market value.

Seasonality

Historically, our business experiences are noticeable seasonality influenced by both market behavior and operational factors. The peak transaction periods typically occur during spring and summer months when U.S. real estate activity surges, as families prioritize relocating before the new school year begins. The impact extends beyond traditional buyers and sellers to include all property investors, with increased property listings and higher investment activity during these warmer months.

The renovation and construction timelines for our properties are particularly sensitive to weather conditions in our core markets in Ohio. Winter months often present operational challenges, as cold temperatures and snowfall can delay property inspections, construction work, and repair schedules. These seasonal constraints require careful project planning to ensure timely completions while maintaining quality standards. The combination of these cyclical factors creates natural ebbs and flows in our business operations throughout the year.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions such as those relating to breach of contract and labor and employment claims.

We are currently not a party to, and we are not aware of any threat of any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash-flow or results of operations. We may periodically be subject to legal proceedings, investigations and claims relating to our business. We may also initiate legal proceedings to protect our rights and interests.

64

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our policies with respect to real estate, investment, financing and certain other business activities. The policies with respect to these activities may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders.

Real Estate Investments

We engage in the purpose and sale or turnover of real estate properties, particularly in high-yield U.S. single-family residential properties. Our main business strategy is to create value by identifying and acquiring affordable single-family homes (SFH) with potential for high growth and attractive rental returns, at below-market prices in Ohio, which are primarily properties in need of upgrades suitable to capture families seeking stable and quality housing. We intend to continue to focus our real estate investments in Greater Cleveland area. In 2024, we expanded our business strategy and diversified our operations towards by entering land acquisition and housing development, laying the groundwork for future large-scale real estate projects. We expect that we will continue to focus on SFH with our real estate investments, although we do not, and do not intend to, set any cap or internal limit on the allocation of our investments in real estate, or specific types of real estate. This approach will allow us to maintain flexibility in structuring our real estate portfolio based on opportunities available to enhance our overall investment returns. Our policy with respect to real estate investments is for both possible capital gain and income.

Investments in Real Estate Mortgages and Other Securities

As of the date of this prospectus, we have not engaged in investment in real estate mortgages, securities of or hold interest in other entities primarily engaged in real estate activities, or investments in other securities, such as bonds, preferred stocks, and common stocks, and do not intend to do so.

Financing Policy

We may, from time to time, employ leverage in our capital structure in amounts determined from time to time by our officers and board of directors. We primarily use our internal funds and borrowings to finance our real estate investments. As of the date of this prospectus, we are engaged in long-term loan borrowings consisted of mortgage loans from financial institutions and these borrowings were secured by the personal guarantee of Ms. Bonnie Wu, our Chief Executive Officer and Chair of the Board of Directors. Mortgaged properties include properties that we hold as inventories and properties sold under our in-house financing program (72 Easy House Plan). See “Business – Operating Data on Our Properties – Mortgages”.

Our board of directors has not adopted, and does not intend to adopt, a policy that limits the total amount of debt that we may incur, it will consider a number of factors in evaluating our level of debt from time to time. As of the date of this prospectus, we have at most one mortgage for any one piece of property. However, our policy is not to have any specific limitations on the number of mortgages that can be placed on one particular property and the percentage of assets that may be used for any one particular property. Our amended and restated articles of incorporation and amended and restated code of regulations will not limit the amount or percentage of debt that we may incur, and they will not restrict the form in which our debt will be taken. Our board of directors will be able from time to time to modify our financing policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

Policies with Respect to Other Activities

Our amended and restated articles of incorporation and amended and restated code of regulations will not restrict our ability to offer common stock or other securities in exchange for property or otherwise, or to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. Our board of directors does not have any present intention of causing us to repurchase any common stock, although we may do so in the future.

As of the date of this prospectus, we have not engaged in investing, trading, underwriting, or agency distribution or sale of securities of other issuers and do not intend to do so. As of the date of this prospectus, we have not engaged in making loans to other persons and do not intend to do so. To address financing challenges faced by overseas investors, and accelerate our property sales within our buy-and-flip model, we offer an in-house financing program (72 Easy House Plan) to investors, which is not structured as loans. We hold legal title to the property that an investor purchased until the investor exercises its option to purchase the property from us and enter into leases in respect of the property. See “Business – Our Business Model – Buy-and-flip model”.

As of the date of this prospectus, we do not have a policy with respect to the allocation of assets to the acquisition of single-family homes versus land.

65

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Bonnie Wu	37	Chief Executive Officer and Chair of the Board of Directors
Stanley Lam	37	Chief Technology Officer and Director
Marianne Karen Kesock	60	Chief Financial Officer
Chu Yau Shun*	62	Independent Director
Nicholas George Costaras*	42	Independent Director
Khoo Chin Hang Nicholas Aaron*	48	Independent Director
Raheem Sebastian Hamilton*	34	Independent Director

Note:

*	The appointments of the independent directors will become effective upon the SEC’s declaration of effectiveness of our registration statement on Form S-11, of which this prospectus is a part.

Ms. Bonnie Wu, Chief Executive Officer and Chair of the Board of Directors

Ms. Wu is our founder, chief executive officer and chair of board of directors. She founded Capstone 72 Properties LLC in August 2022. Ms. Wu has approximately 15 years of experience in real estate finance and asset management. She began investing in the U.S. properties, initially focusing on the Los Angeles market before shifting to high-yield markets such as Cleveland, Ohio. After developing successful investment strategies, she founded Capstone 72 Properties LLC to meet growing investor demand. As chief executive officer, Ms. Wu leads the Company’s overall investment strategy, with primary responsibility for identifying suitable property acquisitions, overseeing renovations projects and managing property sale and leasing activities.

From 2012 to 2016, Ms. Wu worked at Bank of East Asia and ICBC (USA) in Los Angeles, California, where she was involved in financing over 80 real estate projects, primarily in Los Angeles areas. These projects included retail, office, residential and constructions loans. Upon returning to Hong Kong in 2017, she served as the Vice President in Corporate Banking in HSBC from 2018 to 2019.

Under Ms. Wu’s leadership, the Company was recognized with the Business Focus SME Award 2025: Excellence in US Real Estate Investment Advisory Services Award in 2025, as well as the Most Excellent Real Estate Investment Consultant Leader of the Year by Business Innovator and the Environmental Social and Governance (ESG) Awards by Capital in 2023. She is also the author of “72 Double Strategy” and a columnist for the Hong Kong Economic Times. Ms. Wu obtained a Bachelor of Business Administration in 2012 from the University of Southern California.

She is also the author of “72 Double Strategy” and a columnist for the Hong Kong Economic Times. Ms. Wu obtained a Bachelor of Business Administration in 2012 from the University of Southern California.

66

Mr. Stanley Lam, Chief Technology Officer and Director

Mr. Lam is our chief technology officer and director. He is a seasoned technology leader with deep expertise in artificial intelligence and large language models (LLMs). He is responsible for leading the Company’s technology strategy, including the development and deployment of AI resolutions to drive operational efficiency, customer engagement and business growth. His expertise and vision position the Company at the forefront of AI-driven transformation in the real estate investment sector. From July 2022, Mr. Lam has been working at Amazon as a Senior Technical Product Manager, responsible for improving Amazon’s retail businesses through AI and LLMs. Mr. Lam obtained a bachelor’s degree in engineering from University of California, Los Angeles in 2011, a master’s degree in engineering from University of Southern California in 2012, and an MBA from Haas School of Business, University of California, Berkeley in 2022.

Ms. Marianne Karen Kesock, Chief Financial Officer

Ms. Kesock will begin serving as our chief financial officer upon the SEC’s declaration of effectiveness of this registration statement on Form S-11, of which this prospectus forms a part. From January 2024 to August 2026, Ms. Kesock was the chief financial officer of GEBHARDT Intralogistics North America, based in Streetsboro, Ohio, where she had responsibilities over all financial and risk management of its US entities. From January 2022 to January 2024, Ms. Kesock worked as the chief accounting officer of Fosbel Ceramic Technologies, based in Brook Park, Ohio, with primary responsibilities over all financial matters of its manufacturing operations. From February 2020 to December 2021, Ms. Kesock was the chief financial officer of NeXus RV with oversight over all financial and risk management activities. Prior to February 2020, Ms. Kesock held various finance positions in a number of publicly traded companies, including THOR Industries, Inc. (NYSE: THO) and MasterBrand Cabinets Inc. (NYSE: MBC), where she had been responsible for liaison with external auditors, cash flow and profitability management, financial forecast and SOX-compliance. From 2005 to 2006, Ms. Kesock worked as a manager in business advisory services at Grant Thornton, based in Cleveland, Ohio in 2025, where she oversaw and managed many SOX support projects. Ms. Kesock started her career with Deloitte & Touche as an audit staff in 1989.

Ms. Kesock graduated with a Bachelor of Business Administration, Accounting, from Cleveland State University in 1989 and obtained an MBA, Finance from Kent State University in Kent, Ohio, in 1998.

Mr. Chu Yau Shun, Independent Director, Chair of Compensation Committee

Mr. Chu will begin serving as an independent director immediately upon the SEC’s declaration of effectiveness of this registration statement on Form S-11, of which this prospectus forms a part. Mr. Chu will serve as chair of our compensation committee and as a member of our nomination and corporate governance committee and a member of our audit committee.

Mr. Chu is the Chairman and CEO of IPG Integrity Group. Mr. Chu has more than 40 years of experience in international finance and investment with 30 years of management experience. He worked in AIG and AIA for over 28 years from 1983. He has been involved in numerous investment projects around the world and has completed M&A deals over the years. He was appointed as the director and advisor of several multinational institutions to provide advisory service for them. He is experienced in corporate finance, M&A, sales and operations, and has trained a lot of successful executives and entrepreneurs. Mr. Chu holds a Bachelor of Science in Business Administration from the University of Northern Virginia and he has been running multi-family office for his clients since 2011.

Mr. Chu is the founder of IPG Wealth Management and Golden Great China Fund Management Limited and also the co-founder and the Honorary President of Happymen Foundation Limited since 2008, which is a charity platform. He is also the Vice Chairman of Hong Kong-Mainland International Investment Society (HKMIIS), the co-founder of the Hong Kong International Blockchain Financial Association (HKBIFA), Chairman of Global Leadership Network of VIP International Club Japan, the founder of Happy Family Tokyo, Co-Founder & the Ambassador of Travel With A Mission (TWAM).

Mr. Nicholas George Costaras, Independent Director, Chair of Nomination and Corporate Governance Committee

Mr. Costaras will begin serving as an independent director immediately upon the SEC’s declaration of effectiveness of this registration statement on Form S-11, of which this prospectus forms a part. Mr. Costaras will serve as chair of our nomination and corporate governance committee and as a member of our compensation committee and a member of our audit committee.

Mr. Costaras is a nationally respected attorney, strategic advisor, and multi-asset investor whose work spans corporate governance, capital markets readiness, and complex business transactions. He is the Founder and Managing Attorney of Costaras Law, a high-growth legal advisory firm known for its precision, sophistication, and unwavering commitment to protecting founders, advancing organizational excellence, and engineering multigenerational value structures for companies and their leadership teams.

67

Mr. Costaras has played a central role in guiding organizations through more than $150 million in combined transactions, including growth-stage enterprises, advanced technology firms, real estate platforms, and companies preparing for significant liquidity and expansion events. His advisory practice sits at the intersection of law, strategy, capital formation, and governance, giving boards and executive teams a uniquely integrated perspective on risk, opportunity, and long-term value creation. His clients include founders, institutional investors, pre-IPO companies, and established enterprises seeking clarity, confidence, and disciplined strategic direction.

As one of our independent directors, Mr. Costaras strengthens our governance depth and contributes a reputation for integrity, strategic foresight, and rigorous oversight. His presence on the Board signals our commitment to transparency, disciplined growth, and world-class stewardship as the company accelerates its global vision.

Mr. Costaras resides in Ohio with his family and is deeply engaged in philanthropic initiatives focused on strengthening families, expanding opportunities for entrepreneurs, and advancing multigenerational prosperity.

Mr. Khoo Chin Hang Nicholas Aaron, Independent Director, Chair of Audit Committee

Mr. Khoo Chin Hang Nicholas Aaron will begin serving as an independent director immediately upon the SEC’s declaration of effectiveness of this registration statement on Form S-11, of which this prospectus forms a part. Mr. Khoo will serve as chair of our audit committee and as a member of our compensation committee and a member of our nomination and corporate governance committee.

Mr. Khoo has a diversified career spanning nearly 30 years, with experience across technology startups, venture capital and private equity funds, as well as executive management roles and board directorships of NASDAQ-listed companies. Beginning his career in software development with Lucent Technologies, Mr. Khoo went on to develop industry standards for the payments industry and subsequently led a team across Asia Pacific and Japan at Visa, supporting major enterprises like Disney, Nike, LINE, ANZ Bank, Air Asia, etc. manage their risk on digital transactions. He has also served on Visa’s Asia Pacific Merchant Sales & Solutions leadership team. Today, Mr. Khoo advises a number of U.S.-based startups, including Robot.com.

An active community volunteer in Singapore, Mr. Khoo was honored with the Ministry of Education’s Service to Education Award in 2022 and received the Ministry of Social and Family Development’s “Outstanding Volunteer Award” in 2024. Mr. Khoo earned a Master of Business Administration from the University of Arcadia in 2012, graduating on the Dean’s Distinguished Honor List and as Valedictorian.

Mr. Raheem Sebastian Hamilton, Independent Director

Mr. Hamilton will begin serving as an independent director immediately upon the SEC’s declaration of effectiveness of this registration statement on Form S-11, of which this prospectus forms a part. Mr. Hamilton will serve as a member of our audit committee, a member of our compensation committee and a member of our nomination and corporate governance committee.

Mr. Hamilton has an extensive business career spanning across 11 countries throughout the Asia-Pacific and the USA. Mr. Hamilton specializes in business development and growth, and has generated substantial amount of revenue by way of franchise and management fees for companies in the health and fitness industry. Mr. Hamilton currently serves as the CEO & Board Director of World’s Best Nutritionals & Organics Inc, a multi-million dollar premium nutritional supplement and organic food company based in the USA and founded in 2023, where Mr. Hamilton was instrumental in leading a successful seed round capital raise and launching 6 premium organic nutritional supplement products with over 13 SKUs.

Mr. Hamilton previously led operations as the Senior VP of Operations for Anytime Fitness Asia, a leading global fitness franchise in Asia, and also led its business development and growth as the Executive Vice-President of Development. He worked with the brand for over 8 years raising tens of millions of dollars from franchisees and investors whilst sourcing real estate to build fitness franchises throughout the Asia-Pacific. During his time at Anytime Fitness Asia, Mr. Hamilton managed tens of millions of dollars of capital from investors to build and operate over 20 Anytime Fitness franchises across Malaysia and Singapore. He led sourcing real estate, negotiating terms and project managed the construction of the franchises.

Board of Directors

Our board of directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form S-11 of which this prospectus is a part, three of whom are “independent directors” within the meaning of Nasdaq Rule 5605(a)(2) and Rule 10A-3 under the Exchange Act.

Subject to the Nasdaq rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or transaction notwithstanding that he may be interested therein provided that the nature of the interest of any director in such contract or transaction shall be disclosed by him or her at or prior to its consideration and any vote on that matter, and if he or she does so his or her vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or transaction is considered. Our board of directors may exercise all the powers of the company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.

Board Committees

Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nomination and corporate governance committee under our board of directors. We intend to adopt a charter for each of the committees prior to the completion of this offering. Each committee’s members and functions are described below.

68

Audit Committee

Our audit committee will consist of Mr. Khoo Chin Hang Nicholas Aaron, Mr. Chu Yau Shun, Mr. Nicholas George Costaras and Mr. Raheem Sebastian Hamilton, and will be chaired by Mr. Khoo. Our board of directors has determined that Mr. Khoo, Mr. Chu and Mr. Costaras satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act, and Nasdaq Rule 5605(a)(2). Our audit committee will consist solely of independent directors that satisfy Nasdaq and SEC requirements within one year of the completion of this offering. We have determined that Mr. Khoo qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing or removing the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditor;

●	setting clear hiring policies for employees or former employees of the independent auditor;

●	reviewing with the independent auditor any audit problems or difficulties and management’s response;

●	reviewing and approving all related-party transactions;

●	discussing the annual audited financial statements with management and the independent auditor;

●	discussing with management and the independent auditor major issues regarding accounting principles and financial statement presentations;

●	reviewing analyses or other written communications prepared by management or the independent auditor related to significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

●	reviewing with management and the independent auditor the effect of key transactions, related-party transactions and off-balance sheet transactions and structures;

●	reviewing with management and the independent auditor the effect of regulatory and accounting initiatives;

●	reviewing policies with respect to risk assessment and risk management;

●	reviewing our disclosure controls and procedures and internal control over financial reporting;

●	reviewing reports from the independent auditor regarding all critical accounting policies and practices to be used by our company;

●	establishing procedures for the receipt, retention and treatment of complaints we received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

●	periodically reviewing and reassessing the adequacy of our audit committee charter;

●	evaluating the performance, responsibilities, budget and staffing of our internal audit function and reviewing and approving the internal audit plan; and

●	reporting regularly to the board of directors.

69

Compensation Committee

Our compensation committee will consist of Mr. Chu Yau Shun, Mr. Nicholas George Costaras, Mr. Khoo Chin Hang Nicholas Aaron and Mr. Raheem Sebastian Hamilton, and will be chaired by Mr. Chu. Our board of directors has determined that Mr. Chu, Mr. Costaras and Mr. Khoo satisfy the “independence” requirements of Nasdaq Rule 5605(a)(2). Our compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, related to our executive officers. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation of our executive officers;

●	reviewing and evaluating our executive compensation and benefits policies generally;

●	in consultation with our chief executive officer, periodically reviewing our management succession planning;

●	reporting to our board of directors periodically;

●	evaluating its own performance and reporting to our board of directors on such evaluation;

●	periodically reviewing and assessing the adequacy of the compensation committee charter and recommending any proposed changes to our board of directors; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nomination and Corporate Governance Committee

Our nomination and corporate governance committee will consist of Mr. Nicholas George Costaras, Mr. Chu Yau Shun, Mr. Khoo Chin Hang Nicholas Aaron and Mr. Raheem Sebastian Hamilton, and will be chaired by Mr. Costaras. Our board of directors has determined that Mr. Costaras, Mr. Chu and Mr. Khoo satisfy the “independence” requirements of Nasdaq Rule 5605(a)(2). The nomination and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nomination and corporate governance committee is responsible for, among other things:

●	identifying and recommending to the board of directors qualified individuals for membership on the board of directors and its committees;

●	evaluating, at least annually, its own performance and reporting to the board of directors on such evaluation;

●	leading our board of directors in a self-evaluation to determine whether it and its committees are functioning effectively;

70

●	reviewing the evaluations prepared by each board committee of such committee’s performance and considering any recommendations for proposed changes to our board of directors;

●	reviewing and approving compensation (including equity-based compensation) for our directors;

●	overseeing compliance with the corporate governance guidelines and code of business conduct and ethics and reporting on such compliance to the board of directors; and

●	reviewing and assessing periodically the adequacy of its charter and recommending any proposed changes to the board of directors for approval.

Duties of Directors

Directors of Ohio domestic for-profit corporations (“Corporations”) have the power and authority to conduct and manage the affairs of the Corporation. It is typical and common for the directors to elect officers, such as a president, vice-president, secretary, and treasurer, to manage the Corporation’s day-to-day affairs. Directors are to carry out their duties in good faith, in a manner that the director reasonably believes to be in or not opposed to the best interests of the Corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In a director performing his or her duties, the director is entitled to rely on information, opinions, reports, or statements that are prepared or presented to the director by (1) a director, officer, or employee of the Corporation who the director believes are reliable and competent in the matters presented and (2) legal counsel, accountants or other advisors who the director reasonably believes are within the person’s professional or expert competence. A director will not be found to have violated his or her obligations to the Corporation unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner the director reasonably believed to be in or not opposed to the best interests of the Corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. Further, a director will not be liable for damages in a legal proceeding unless it is proved by clear and convincing evidence that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation.

Terms of Directors and Executive Officers

Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution or the unanimous written resolution of all shareholders.

Our officers are elected by and serve at the discretion of our board of directors and may be removed by our board of directors.

Controlled Company Exemptions

Because Ms. Bonnie Wu, our Chief Executive Officer and Chair of the Board of Directors, holds more than 50% of our voting power of our common stock after the completion of this offering, we will be a “controlled company” for purposes of the listing standards of Nasdaq and the rules of the SEC. As a “controlled company”, exemptions under the listing standards of Nasdaq will exempt us from certain of Nasdaq’s corporate governance requirements, including the following requirements:

●	our board of directors is not required to be comprised of a majority of independent directors;

●	our board of directors is not subject to the compensation committee requirement; and

●	we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee composed solely of independent directors.

We currently expect to rely on certain of these exemptions and may in the future elect to rely on any or all of these exemptions for so long as we remain a “controlled company.” Accordingly, for so long as we are a “controlled company” and to the extent we elect to take advantage of these exemptions, holders of our common stock may not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements. If we cease to be a “controlled company”, we will be required to comply with these provisions within the transition periods specified in the rules of Nasdaq.

These exemptions do not modify the independence requirements for our audit committee.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers, employees and advisors. We will make our code of business conduct and ethics publicly available on our website. In addition, our board of directors has adopted a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board’s structure, procedures and committees. The guidelines are not intended to change or interpret any law, or our code of regulations, as amended from time to time. The code of business conduct and ethics and corporate governance guidelines all become effective upon completion of this offering.

71

Limitation on Liability and Other Indemnification Matters

The law in Ohio governing the operation of a corporation specifically provides that a corporation may indemnify and hold harmless any director of the corporation. Our current Code of Regulations specifically provides that Capstone is to indemnify its directors. A corporation has the ability to purchase insurance for the directors as part of the corporation’s indemnification obligations. This insurance is typically referred to as directors’ errors and omissions insurance coverage.

Employment Agreements and Indemnification Agreements

We expect to enter into employment agreements with each of our executive officers for a specified time period providing that the agreements are terminable for cause at any time. The terms of these agreements are substantially similar to each other. A senior executive officer may terminate his or her employment at any time by 30-day prior written notice. We may terminate the executive officer’s employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties.

Each executive officer has agreed to hold in strict confidence and not to use, except for the benefit of our company, any proprietary information, technical data, trade secrets and know-how of our company or the confidential or proprietary information of any third party, including our subsidiaries and our clients, received by our company. Each of these executive officers has also agreed to be bound by noncompetition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment.

We expect to enter into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Compensation of Directors and Executive Officers

For the years ended December 31, 2024 and 2025, we and our subsidiaries paid aggregate cash compensation of $18,000 and $23,000, respectively, to our directors and executive officers as a group. Our subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. We do not pay or set aside any amounts for pensions, retirement or other benefits for our officers and directors.

72

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the next most highly compensated executive officer, as of December 31, 2025, were:

●	Ms. Bonnie Wu, Chief Executive Officer and Chair of the Board of Directors; and
●	Mr. Stanley Lam, Chief Technology Officer and Director.

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for the year ended December 31, 2025.

	December 31,
	2025	2024

Ms. Bonnie Wu	$23,000	18,000
Mr. Stanley Lam	-	-

Total	$23,000	18,000

73

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock, as of the date of this prospectus, by:

●	each of our directors and executive officers;

●	all of our directors and executive officers as a group; and

●	each person known to us to own beneficially more than 5% of our common stock.

The calculations in the table below are based on 18,000,000 shares of common stock issued and outstanding as of the date of this prospectus and prior to this offering (after giving effect to the 1-for-180,000 stock split), and 21,750,000 shares of common stock issued and outstanding immediately after this offer, assuming the underwriters do not exercise their option to purchase additional shares of common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Common stock Beneficially Owned Prior to This Offering		Common stock Beneficially Owned After This Offering
Directors and Executive Officers*:	Number	%	Number	% of total common stock	% of voting power immediately after this Offering
Ms. Bonnie Wu (1)	13,950,000	77.5	13,950,000	64.1	64.1
Mr. Stanley Lam	450,000	2.5	450,000	2.1	2.1
Mr. Chu Yau Shun	-	-	-	-	-
Mr. Nicholas George Costaras	-	-	-	-	-
Mr. Khoo Chin Hang Nicholas Aaron	-	-	-	-	-
Mr. Raheem Sebastian Hamilton	-	-	-	-	-
All directors and executive officers as a group	14,400,000	80.0	14,400,000	66.2	66.2
Principal Shareholders:
Capstone 72 US Holdings LLC (1)	13,950,000	77.5	13,950,000	41.1	64.1

Notes:

*	Except as otherwise indicated below, the business address of our directors and executive officers is c/o 1440 Rockside Road, Suite 118, Rockside Plaza, Parma, OH 44134.
**	Each of Mr. Chu Yau Shun, Mr. Nicholas George Costaras, Mr. Khoo Chin Hang Nicholas Aaron and Mr. Raheem Sebastian Hamilton has accepted the appointment as our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form S-11, of which this prospectus is a part.
(1)	Represents 12,593,750 shares of common stock held by Capstone 72 US Holdings LLC, a company incorporated in Ohio and is wholly owned by Ms. Bonnie Wu. The principal place of business of Capstone 72 US Holdings LLC is 1440 Rockside Road, Suite 118, Rockside Plaza, Parma, OH 44134.

74

RELATED PARTY TRANSACTIONS

Employment Agreements

See “Management—Employment Agreements and Indemnification Agreements” for a description of the employment agreements and indemnification agreements we have entered into with our senior executive officers.

Private Placement

See “Description of Capital Stock—History of Securities Issuances” for a description of our securities issuances in the past three years.

Other Related Party Transactions

See note 10(b) of financial statements for the years ended December 31, 2024 and 2025 of Capstone 72, Inc. for a description of its related party transactions during those years. These related party transactions primarily relate to sales of properties through Capstone 72 Properties Global Limited, which is a company owned by our parent company, Capstone 72 Group, outside of our listing group (“Related Property Sales”), and business development fee charged by Capstone 72 Properties Global Limited for their assistance in our marketing promotion in other local markets outside of the U.S. These related party transactions also include payments made in relation to services provided by Capstone 72 US Property Management LLC, a company owned by our parent company outside of our listing group, in assisting us in managing, operating and maintaining our properties. For the year ended December 31, 2025, these related party transactions also included (i) sales of properties income in an aggregate amount of $193,000 from direct sales of a property located in Lyndhurst, Ohio, to Mr. Stanley Lam, our chief technology officer and director, and (ii) purchase of properties from Ms. Bonnie Wu, our Chief Executive Officer and Chair of the Board of Directors in an aggregate amount of $270,000 of a property located in Euclid, Ohio and a property located in Garfield Heights, Ohio, which were all carried out in the ordinary course of business on an assessment (the “Property Transactions with Directors”).

See note 11(b) of financial statements for the six months ended June 30, 2025 and 2026 of Capstone 72, Inc. for a description of its related party transactions during those periods. For the six months ended June 30, 2026, there were no Property Transactions with Directors.

We rely on our related parties to assist with our marketing in different countries or regions, including Canada, Malaysia, Singapore and Hong Kong, including hosting seminars on U.S. real estate investment opportunities, assisting with targeted digital campaigns through social media, search engines, and email communications.

Since January 1, 2025, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a participant, (i) in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the fiscal years ended December 31, 2024 and 2025, and (ii) in which any director, executive officer, shareholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest, except for (i) Property Transactions with Directors, as described above, and (ii) Related Property Sales, which involved our sales of properties through Capstone 72 Properties Global Limited, and (ii) Property Transactions with Directors, as follows:

Date of Payment	Date of Title Transfer	Location of Property	Transaction Amount
January 10, 2025	March 7, 2025	Maple Heights, Ohio	$129,600
January 10, 2025	March 7, 2025	Maple Heights, Ohio	$222,000
December 30, 2024	March 7, 2025	Kent, Ohio	$206,800

75

The list of related parties and their relationship to Capstone 72, Inc. is as follows:

Related Party	Relationship with Capstone 72, Inc

Ms. Bonnie Wu	Ultimate controlling person and Chief Executive Officer

Mr. Stanley Lam	Chief Technology Officer and Director

Capstone 72 Properties Global Limited	Related company under common control

Capstone 72 US Property Management LLC	Fellow subsidiaries within the same group

Amount due from/(to) related parties

The following table shows Capstone 72, Inc.’s related party balances:

	June 30,	December 31,
Related Party	2026	2025	2024
Ms. Bonnie Wu	$-	$(29,989)	(238,524)
Capstone 72 Properties Global Limited	1,287,370	830,847	1,996,792

The amounts due from and due to Ms. Bonnie Wu primarily arose from funds advanced by Ms. Bonnie Wu to Capstone 72 Properties LLC to support the acquisition of properties in its ordinary course of business and its working capital, as well as payments made by Capstone 72 Properties LLC on behalf of Ms. Bonnie Wu, including management- and salary-related expenses. The amounts due from and due to Capstone 72 Properties Global Limited primarily arose from property sales to Capstone 72 Properties Global Limited, as well as funds received by Capstone 72 Properties Global Limited on behalf of Capstone 72 Properties LLC and corresponding disbursements made for the benefit of Capstone 72 Properties Global Limited. The net receipts on behalf of Capstone 72 Properties LLC primarily relate to amounts received and paid on its behalf, fund transfers, and business development fees. The amounts due from and due to related parties are unsecured, interest-free and repayable on demand, except for the amount due from Capstone 72 Properties Global Limited of $1,287,370 as of June 30, 2026 ($830,847 as of December 31, 2025) (or) which is secured by personal guarantee of Ms. Bonnie Wu, the ultimate controlling party.

Properties held on behalf of Capstone 72 Properties LLC

For the fiscal year and 2023, sales of properties in relation to property title held by Ms. Bonnie Wu on behalf of Capstone 72 Properties LLC is recognized at $118,000 with purchase cost of $55,000.

For sales of properties in relation to property title held by Ms. Bonnie Wu on behalf of Capstone 72 Properties LLC, these properties are held by Ms. Bonnie Wu on behalf of Capstone 72 Properties LLC in the early stage of development of Capstone 72 Properties LLC. Ms. Bonnie Wu, as the sole shareholder of Capstone 72 Properties LLC, may initially purchase properties under her name, while she was in the process of determining the Company’s business strategies and which of those properties may match with appropriate demand and offers from potential buyers and may therefore be suitable to be resold by the Company for profit. For such properties, Ms. Bonnie Wu may either (i) first transfer the properties to Capstone 72 Properties LLC before the properties were then directly sold to the respective investors, or sold under the 72 Easy House Plan, or (ii) transfer the properties directly to the respective investors, which are all in line with our ordinary course of business on an arm’s length basis. These property transfers are considered as our related party transactions. The following table presents summary information regarding such property transfers completed in 2023 and no such property transfers were completed in 2024, 2025 and the first two quarters of 2026.

Property Address	Seller	Purchaser	Terms
359 Buckingham St, Akron, OH 44306	Bonnie Wu	Capstone 72 Properties LLC *	This property was initially purchased by the Seller from an independent third party at a cost of $118,000. In return for the transfer of the property from the Seller to the Purchaser, the Seller’s purchase cost of the property was recognized in the books of the Purchaser

* This property has been subsequently sold to an investor and the transfer of the legal title to this property from Capstone 72 Properties LLC to the investor was completed in 2024.

76

DESCRIPTION OF CAPITAL STOCK

The following is a description of (i) the material terms of our amended and restated articles of incorporation and amended and restated code of regulations as they will be in effect upon the consummation of this offering and (ii) certain applicable provisions of Ohio law. We refer you to our amended and restated articles of incorporation and amended and restated code of regulations, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital

Following this offering, our authorized capital stock shall consist of 30,000,000 shares of common stock, with no par value. Following the consummation of this offering, 21,750,000 shares (or 22,312,500 shares of common stock if the underwriters exercise the option to purchase additional 562,500 shares of common stock in full) shall be issued and outstanding.

Common Stock

Holders of shares of our common stock are entitled to the rights set forth below.

Voting Rights

Directors will be elected by a majority of the votes cast; provided that if, as of the record date for such meeting the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast. Our stockholders will not have cumulative voting rights. Except as otherwise provided in our amended and restated articles of incorporation, our amended and restated code of regulations, or as required by law, all matters to be voted on by our stockholders must be approved by the vote of the holders of shares of stock having a majority of the voting power present in person or represented by proxy and entitled to vote on the matter.

Dividend Rights

Holders of shares of our common stock will share equally in any dividend declared by our board of directors.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities.

Other Rights

Our stockholders have no preemptive or other rights to subscribe for additional shares. All holders of shares of our common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to common stockholders upon our liquidation, dissolution or winding up. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and non-assessable.

Anti-takeover Provisions

Our amended and restated articles of incorporation and amended and restated code of regulations will contain provisions that delay, defer, or discourage transactions involving an actual or potential change in control of us or change in our management. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions, summarized below, will be designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they will also give our board of directors the power to discourage transactions that some stockholders may favor, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Accordingly, these provisions could adversely affect the price of our common stock.

Stockholders Not Entitled to Cumulative Voting

Our amended and restated articles of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose.

77

Stockholder Meetings

Our amended and restated articles of incorporation and amended and restated code of regulations provide that a special meeting of stockholders may be called only by our chairman of the board of directors, the president, by a majority of our board of directors then in office, or by stockholders holding at least fifty percent (50%) of all common shares outstanding and entitled to vote at the meeting.

No Stockholder Action by Written Consent

Our amended and restated articles of incorporation and amended and restated code of regulations do not allow stockholders to act by written consent without a meeting unless the directors then in office unanimously recommend that such action be permitted to be taken by written consent of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated code of regulations establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Number of Directors

Our amended and restated articles of incorporation and amended and restated code of regulations delegate the sole power to fix the number of directors and to fill any vacancy on our board of directors to a majority of the board of directors then in office.

Exclusive Forum

Our amended and restated code of regulations provide that, unless we consent in writing to an alternative forum, the Cuyahoga County Court of Common Pleas of the State of Ohio (or, if such court does not have jurisdiction, the federal district court for the Northern District of Ohio) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any: (i) derivative action or proceeding brought on our behalf; (ii) action asserting a claim of breach of a fiduciary duty or other wrongdoing by any current or former director, officer, employee, agent or stockholder to us or our stockholders; (iii) action asserting a claim arising pursuant to any provision of the Ohio Revised Code (including Chapter 1701 or other applicable corporate law), our amended and restated articles of incorporation, or our amended and restated code of regulations; or (iv) action asserting a claim governed by the internal affairs doctrine of the law of the State of Ohio, except for, as to each of (i) through (iv) above, any action as to which the applicable court determines that there is an indispensable party not subject to the personal jurisdiction of such court (and such indispensable party does not consent to personal jurisdiction within ten (10) days following such determination), in which case the United States District Court for the Northern District of Ohio or other applicable Ohio state court, shall, to the fullest extent permitted by law, be the sole and exclusive forum for any such claims. The district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, the Exchange Act, or the rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our amended and restated articles of incorporation and/or amended and restated code of regulations. In any case, shareholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations promulgated thereunder. The enforceability of similar forum provisions in other companies’ articles of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our amended and restated code of regulations also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to this choice of forum provision.

Listing

We have been approved to have our common stock listed on Nasdaq under the symbol “CAPI”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Efficiency INC.

History of Securities Issuances

The following is a summary of our material securities issuances after our inception.

Name of shareholders	Date of Sale or Issuance	Number of and type of Security	Consideration
Capstone 72 US Holdings LLC	April 3, 2025	100 common shares with no par value	$1,000

The above issuances are related to our incorporation in the State of Ohio on April 2, 2025 in connection with our restructuring, whereby we issued 100 common shares with no par value to Capstone 72 US Holdings LLC, our parent company, on April 3, 2025.

The above issuances were exempt from registration under Section 4(a)(2) of the Securities Act because they were transactions by an issuer not involving any public offering. Other than the above issuance of our securities in connection with our restructuring, there have been no other securities issuances in the past three years.

On May 18, 2026, we effected a 1 for 180,000 stock split, pursuant to which our authorized capital stock from 990 shares increased to 30,000,000 shares of common stock with no par value. As a result of this stock split, a total of 18,000,000 shares of common stock were issued and outstanding.

78

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and while we intended to apply for the listing of our common stock on the Nasdaq, we cannot assure you that an active trading market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market following this offering or perception that such future sales may occur could adversely affect the market price prevailing from time to time and could impair our ability through the sale of our equity securities. We currently do not expect that an active trading market will develop for our common stock not represented by the common stock.

Upon completion of this offering, we will have 20,000,000 outstanding shares of common stock or, approximately 18.75% of our common stock, assuming the underwriters do not exercise their option to purchase additional shares of common stock. All of the common stock sold in this offering and the common stock they represent will be freely transferable without restriction or further registration under the Securities Act, except for any common stock purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Rule 144 defines an affiliate of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding shares of common stock prior to this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold on Nasdaq only if they are sold pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirement of the Securities Act, such as those provided for in Rules 144 and 701 promulgated under the Securities Act, which rules are summarized below. Restricted common stock may also be sold outside of the United States in accordance with Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our common stock acquired in this offering by our affiliates.

Lock-Up Agreements

We have agreed, for a period of six months after the completion of this offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our common stock or securities that are substantially similar to our common stock, including but not limited to any options or warrants to purchase our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Furthermore, each of our directors and executive officers and all other existing holders of 5.0% or more of our outstanding shares of common stock have also entered into a similar lock-up agreement for a period of six months after the completion of this offering, subject to certain exceptions, with respect to our common stock and securities that are substantially similar to our common stock. These parties collectively own all of our outstanding shares of common stock, without giving effect to this offering.

The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “Underwriting.”

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of the common stock. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the common stock may dispose of significant numbers of the common stock in the future. We cannot predict what effect, if any, future sales of the common stock, or the availability of common stock for future sale, will have on the trading price of the common stock from time to time. Sales of substantial amounts of the common stock in the public market, or the perception that these sales could occur, could adversely affect the trading price of the common stock.

79

Rule 144

Non-Affiliates

As a general matter, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any person who (i) is not an affiliate at the time of sale and has not been an affiliates for purposes of the Securities Act at any time during the three months preceding the proposed sale under Rule 144, and (ii) has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior non-affiliate owner, is entitled to sell such shares without complying with the manner of sale, limitation on amount or notice provisions of Rule 144, subject to compliance with the public information requirement of Rule 144(c). In addition, if such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior non-affiliate owner, then such person is entitled to sell such shares freely without complying with any requirement of Rule 144.

Affiliates

As a general matter, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any of our affiliates who owns shares that were acquired from us or an affiliate of us for at least six months (if subject to compliance with the public information requirement of Rule 144(c)) or one year (in any other case) prior to the proposed sale is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

●	1% of the number of our shares of common stock then outstanding, which will equal approximately 2,000,000 shares of common stock immediately following this offering, or 2,056,250 shares of common stock if the underwriters exercise their option in full to purchase additional shares of common stock; or

●	the average weekly reported trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with the SEC.

In addition, sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are subject to certain manner of sale and notice requirements and the availability of current public information about us.

Regulation S

Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an “offshore transaction” and no “directed selling efforts” are made in the United States (as these terms are defined in Regulation S) and subject to certain other conditions. In general, this means that our shares of common stock may be sold in some manner outside the United States without requiring registration in the United States.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased common stock under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act covering all common stock which are either subject to outstanding options issued upon exercise of any options or other equity awards which may be granted or issued in the future pursuant to our share incentive plans. We expect to file this registration statement as soon as practicable after the date of this prospectus. Shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions.

80

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of shares of our common stock issued pursuant to this offering but is not intended to be a complete analysis of all potential tax consequences. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary, and proposed Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our common stock.

This discussion is limited to a non-U.S. holder that holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstance, including the impact of the alternative minimum tax, the special tax accounting rules in Section 451(b) of the Code or the Medicare surtax on net investment income provided by Section 1411 of the Code. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons holding shares of our common stock as part of a straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers, or certain electing traders in securities that use a mark-to-market method of tax accounting for their securities positions;

●	“controlled foreign corporations”, “passive foreign investment companies”, as defined in Sections 957 and Section 1297 of the Code, respectively, and corporations that accumulate earnings to avoid U.S. federal income tax under Sections 531 and 532 of the Code;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors in such entities);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	tax-qualified retirement plans; and

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF SHARES OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is an individual, corporation, estate or trust and is not a “U.S. person.” A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a non-taxable return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero, and any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition”.

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate of withholding).

81

A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty. If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below under “— Information Reporting and Backup Withholding” and “— Additional Withholding Tax Under FATCA”, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable); or

●	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●

our Company’s common stock constitutes a U.S. real property interest, or USRPI, by reason of the Company’s status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons. A non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

In relation to the third bullet point above, even if the Company is a USRPHC, gain arising from the sale or other taxable disposition of its common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if the Company’s common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of the Company’s common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. In general, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we are not a USRPHC.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to a non-U.S. holder, regardless of whether withholding is required. Copies of the information returns reporting such interest, dividends, and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the beneficial owner is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable documentation, or otherwise establishes an exemption. Proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such beneficial owner is a United States person, or otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Under FATCA

Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) and the Treasury Regulations and administrative guidance thereunder impose a 30% withholding tax on certain types of payments made to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including, in some cases, when such foreign financial institution or non-financial foreign entity acts as an intermediary, unless (1) the foreign financial institution has entered into an agreement with the U.S. government to withhold on certain payments and to undertake certain diligence and reporting obligations regarding U.S. account holders (including certain account holders that are non-U.S. entities with U.S. owners), (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

82

UNDERWRITING

We have entered into an underwriting agreement, dated __________, 2026, with ARC Group Securities, LLC acting as the sole book-running manager (sometimes referred to as the “Representative”). Subject to the terms and conditions of the underwriting agreement, each of the underwriters named below has agreed to purchase from us, severally and not jointly, and we have agreed to sell it, the number of shares of our common stock listed next to its name at the initial public offering price, less underwriting discounts and commissions:

Underwriter	Number of Shares
ARC Group Securities, LLC	[●]
Total	[●]

The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus. The underwriters are obligated to purchase all of our shares in this offering, other than those covered by the over-allotment option described below, if they purchase any of our shares.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters or other indemnified parties may be required to make in respect of any such liabilities.

Over-allotment Option

We have granted the underwriters an over-allotment option, exercisable 45 days from the date of this prospectus, to purchase up to an additional [●] shares from us at a price equal to the public offering price per share in this offering less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise all or part of this option, each underwriter will be obligated to purchase its proportionate number of shares covered by the option.

Discounts, Commissions and Expenses

The Representative has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $[●] per share for the common stock. After the completion of this offering, the underwriters may change the offering price and other selling terms.

The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any.

	Per Share	Total Assuming No Exercise of Over-Allotment Option	Total Assuming Full Exercise of Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (4%)(1)	$	$	$
Proceeds, before expenses, to us (2)	$	$	$

(1) The underwriters will receive compensation in addition to underwriting discounts and commissions. Does not include a non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering, payable to the representative of the underwriters at the closing of the offering, or the reimbursement of certain expenses of the underwriters.

(2) The proceeds to us presented in this table do not give effect to the exercise of the option we have granted to the underwriters as described below.

83

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $[●], which includes our legal, accounting and various other fees associated with registration of our common stock.

We have agreed to pay all fees, disbursements and expenses in connection the offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the shares of pour common stock offered in this offering with the SEC; (b) all fees and expenses relating to the listing of the shares of our common stock on Nasdaq or other national securities exchange; (c) all fees, expenses and disbursements relating to the registration or qualification of the shares of our common stock under the state securities or “blue sky” laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be counsel to the underwriters) unless such filings are not required in connection with the Company’s proposed listing on a national securities exchange; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares of common stock under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (e) the costs of all mailing and printing of the Offering documents; (f) transfer and/or stamp taxes, if any, payable upon the transfer of the shares of common stock issued in the offering from the Company to the underwriters; (g) the fees and expenses of the Company’s accountants; (h) all filing fees and communication expenses associated with the review of the offering by FINRA; (i) the actual accountable road show expenses and due diligence expenses of the underwriters for the offering up to a maximum of $30,000; (j) the $29,500 cost associated with the underwriters’ use of book building software, prospectus tracking and compliance for the offering; (k) the fees of counsel to the underwriters not to exceed $150,000; and (l) all fees, expenses, and disbursements relating to background checks of the Company’s directors and officers in an amount not to exceed $10,000.

We have paid an expense advance of $25,000 to the Representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering. We have also agreed to provide an additional expense advance of $25,000 upon the filing of a registration statement for this offering with the SEC. These advances will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A) and (5)(A). The Representative may deduct from the net proceeds of the offering payable to the Company at the closing of the offering, or at each closing of the exercise of the underwriters’ over-allotment option, if any, the expenses of the underwriters to be paid by the Company on behalf of the underwriters or reimbursed to the underwriters by the Company.

We have agreed to pay the Representative, at the closing of the offering, a non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering.

In addition, we have paid $450,000 to ARC Group International Limited, the parent company of the Representative, as advisory fees.

Tail Financing

Subject to our right to terminate the underwriting agreement for cause pursuant to FINRA Rule 5110(g)(5)(B), we have granted the Representative the right, for a period of twelve (12) months after the termination or expiration of the Representative’s engagement with us, to receive a cash fee equal to seven percent (7.0%) of the gross proceeds received by us from an offering with a party actually introduced to the Company by the Representative in which the Company has direct knowledge of such party’s participation.

Right of First Refusal

Subject to our right to terminate the underwriting agreement for cause pursuant to FINRA Rule 5110(g)(5)(B), we have agreed to grant the representative a right of first refusal exercisable at the sole discretion of the Representative for twelve (12) months from the closing date of this offering, to act as solve investment banker, sole book-runner, and/or sole placement agent, for any public and private equity and debt offering, including all equity linked financings, of the Company or any of our subsidiaries on terms and conditions customary to the Representative.

Lock-Up Agreements

Each of our directors and executive officers and each holder of shares of our common stock (including all holders of securities exercisable for or convertible into shares of our common stock) has agreed, without the prior written consent of the Representative, not to, directly or indirectly, for a period of one hundred eighty (180) days from the effective date of the registration statement to which this prospectus relates sell, agree to offer or sell, solicit offers to purchase offer, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, (each a “Relevant Security” and collectively, “Relevant Securities”), in each case owned beneficially owned by them or otherwise publicly disclose the intention to do so, or (b) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Exchange Act with respect to any Relevant Security or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by the delivery of Relevant Securities, other securities, cash or other consideration, or otherwise publicly disclose the intention to do so.

84

Clear Market

We have agreed that, without the prior written consent of the Representative, we will not, for a period of one hundred eighty (180) days after the closing date of the offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares offered hereby to any accounts over which they have discretionary authority.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Listing

We intend to apply to have shares of our common stock approved for listing on Nasdaq under the symbol “CAPI”. We make no representation that such application will be approved or that the shares of our common stock will trade on such market either now or at any time in the future. Notwithstanding the foregoing, we will not proceed with this offering if the shares of our common stock are not approved for listing on Nasdaq.

Determination of Offering Price

Before this offering, there has been no public market for shares of our common stock. Accordingly, the initial public offering price will be negotiated between us and the Representative. Among the factors to be considered in these negotiations are the following:

●	the information set forth in this prospectus and otherwise available to the underwriters;

●	the prospects for our Company and the industry in which we operate;

●	an assessment of our management;

●	our past and present financial and operating performance;

●	our prospects for future earnings;

●	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;

●	the prevailing conditions of United States securities markets at the time of this offering; and

●	other factors deemed relevant.

85

Stabilization

Until the distribution of the securities offered by this prospectus is completed, the rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M:

●	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

●	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our common stock. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

86

SELLING RESTRICTIONS

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come into possession of this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

87

Hong Kong

Our securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in the People’s Republic of China (“PRC”), and our securities may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) ) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where our securities are subscribed or purchased under Section 275 by a relevant person which is a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired our securities under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, (b) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (c) where no consideration is or will be given for the transfer; (d) where such transfer is by operation of law; or (e) as specified in Section 276(7) of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, or (5) as specified in Section 276(7) of the SFA.

88

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, which are expected to be incurred by us in connection with the offer and sale of the common stock by us. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

SEC registration fee	$2,382
FINRA filing fee	$3,088
Nasdaq listing fee	$5,000
Printing and engraving expenses	$30,000
Legal fees and expenses	$500,000
Accounting fees and expenses	$105,000
Miscellaneous	$10,030

Total	$655,500

LEGAL MATTERS

We are being represented by Morgan, Lewis & Bockius with respect to certain legal matters as to United States federal securities law and the law of the State of New York.

The validity of the common stock offered in this offering and certain legal matters as to Ohio law will be passed upon for us by Cavitch Familo & Durkin Co., L.P.A.

The underwriter is being represented by Lucosky Brookman LLP with respect to certain matters relating to the federal securities law of the United States of America and the law of the State of New York.

EXPERTS

The consolidated financial statements of Capstone 72, Inc. as of and for the years ended December 31, 2024 and 2025 appearing in this prospectus have been audited by Montis CPA Limited, an independent registered public accounting firm, as set forth in their report thereon and appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The office of Montis CPA Limited is located at Unit 1801, 18/F Malaysia Building 50 Gloucester Road, Wanchai, Hong Kong SAR.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including relevant exhibits and schedules under the Securities Act with respect to the shares of common stock, to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits. You should read the registration statement and its exhibits and schedules for further information with respect to us and our common stock. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act and as a result will file periodic and current reports, proxy statements and other information with the SEC.

We expect to make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

89

CAPSTONE 72, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Capstone 72, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Capstone 72, Inc. and its subsidiaries (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Basis for Opinion

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Montis CPA Limited (formerly known as “Vocation HK CPA Limited”) (PCAOB no: 2085)

We have served as the Company’s auditor since 2025.

Hong Kong

April 2, 2026 except for the effects of the share split disclosed in Note 9, as to which the date is May 18, 2026

F-2

CAPSTONE 72, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

	Fiscal years ended December 31,
	2025	2024

Net revenue	$4,958,897	7,205,122
Cost of revenue	3,265,326	5,605,009
Gross profit	1,693,571	1,600,113
Operating expenses	378,856	265,609
Income from operations	1,314,715	1,334,504
Other income	8,579	6,014
Finance costs	296,711	227,242
Income before income tax	1,026,583	1,113,276
Income tax expenses	264,424	256,493
Net income and comprehensive income available to shareholders	$762,159	856,783

Earnings per share, basic (1)	$0.04	0.05
Weighted average shares used in computing earnings per shares, basic (1)	18,000,000	18,000,000

Footnote:

(1) On May 18, 2026, the Company effected a 1-for-180,000 stock split. Accordingly, all share and per share information presented for the years ended December 31, 2025 and 2024 has been retroactively adjusted to reflect the stock split, in accordance with ASC 260-10-55-12. The weighted average number of shares outstanding prior to the stock split were 100 shares for each of the years ended December 31, 2025 and 2024.

The accompanying notes form an integral part of these consolidated financial statements.

F-3

CAPSTONE 72, INC.

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2025

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

	December 31,
	2025	2024

Assets
Current assets:
Cash and cash equivalents	$44,077	26,451
Accounts receivable	271,400	128,205
Inventories	879,062	688,305
Deposits paid	-	5,193
Prepayment	350,675	-
Tax recoverable	15,614	15,614
Receivable under finance lease obligation	440,011	-
Amount due from a related company	830,847	1,996,792
Total current assets	2,831,686	2,860,560

Non-current assets:
Receivables under finance lease obligation	3,300,971	2,805,923

Total assets	$6,132,657	5,666,483

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$815,442	475,075
Other payables	190,178	312,248
Deposits received	4,455	146,840
Tax payables	14,071	-
Amount due to the ultimate controlling party	29,989	238,524
Loan borrowings – current portion	287,599	393,143
Total current liabilities	1,341,734	1,565,830

Non-current liabilities:
Loan borrowings – non-current portion	4,059,716	2,882,957
Deferred tax liabilities	532,835	282,482
Total non-current liabilities	4,592,551	3,165,439

Total liabilities	$5,934,285	4,731,269

Commitments and contingencies (Note 11)

Shareholders’ equity:
Shares (Nil par value; 30,000,000 shares authorized, 18,000,000 shares issued and outstanding as of December 31, 2025 and 2024, as retroactively adjusted for stock split – see Note 9)	1,000	1,000
Additional paid-in capital	14,542	13,543
Retained earnings	182,830	920,671
Total shareholders’ equity	198,372	935,214
Total liabilities and shareholders’ equity	$6,132,657	5,666,483

The accompanying notes form an integral part of these consolidated financial statements.

F-4

CAPSTONE 72, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

	Common stock		Additional paid-in	Retained	Total Stockholders’
	Shares	Amount	capital	Earnings	Equity
Balance at January 1, 2024	18,000,000	$1,000	$13,543	$63,888	$78,431
Net income and comprehensive income	-	-	-	856,783	856,783
Balance at December 31, 2024	18,000,000	$1,000	$13,543	$920,671	$935,214
Capital contribution	-	-	999	-	999
Net income and comprehensive income	-	-	-	762,159	762,159
Dividends paid	-	-	-	(1,500,000)	(1,500,000)
Balance at December 31, 2025	18,000,000	$1,000	$14,542	$182,830	$198,372

Footnote:

(1) On May 18, 2026, the Company effected a 1-for-180,000 stock split of its common stock. All share amounts presented in this statement have been retroactively adjusted to reflect the stock split. Prior to giving effect to the stock split, the number of shares outstanding were 100 shares for all periods presented. As retroactively adjusted, the number of shares outstanding are 18,000,000 shares for all periods presented.

The accompanying notes form an integral part of these consolidated financial statements.

F-5

CAPSTONE 72, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

	Fiscal years ended December 31,
	2025	2024
Cash flows from operating activities:
Net income before income tax	$1,026,583	1,113,276

Adjustments to reconcile net income to net cash from operating activities:
Loan charges	-	21,613
Changes in operating assets and liabilities:
Inventories	(190,757)	63,133
Deposits paid	5,193	(193)
Prepayment	(350,675)	-
Accounts receivable	(143,195)	(128,205)
Tax recoverable	-	(15,614)
Accounts payable	340,367	466,211
Receivables under financial lease obligations
- generated from sale-type finance lease	(1,345,850)	(2,585,412)
- proceeds from sale-type finance lease	410,791	219,500
Deposits received	(142,385)	25,590
Other payables	(122,070)	154,070
Amount due to the ultimate controlling party	(1,707,536)	400,984
Amount due from a related company	1,165,945	(2,313,100)
Net cash (used) in operating activities	$(1,053,589)	(2,578,147)

Cash flows from financing activities:
Loan charges	-	(21,613)
Proceeds from loan borrowings	2,415,159	3,140,800
Repayment of loan borrowings	(1,343,944)	(754,600)
Net cash provided by financing activities	$1,071,215	2,364,587

Net increase/(decrease) in cash and cash equivalents	17,626	(213,560)
Cash and cash equivalents at beginning of year	26,451	240,011
Cash and cash equivalents at end of year	$44,077	26,451

Supplemental disclosure of cash flow information:
Interest paid	$296,711	205,629
Income taxes paid	$-	-

Supplemental disclosure of non-cash investing and financing activities:
Settlement of dividends through offset of amount due from a related party company	$1,500,000	-

The accompanying notes form an integral part of these consolidated financial statements.

F-6

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

1	Organization and business

Organization

Capstone 72, Inc. (the “Company”) is a holding company incorporated in the State of Ohio of the United States of America (“USA”) on April 2, 2025. The Company was initially established by its sole shareholder, Capstone 72 US Holdings LLC, an Ohio limited liability company. Ms. Bonnie Wu is the sole shareholder of Capstone 72 US Holdings LLC and serves as the Company’s Chief Executive Officer and Chair of the Board of Directors.

Business and Subsidiaries

The Company, through its wholly-owned subsidiaries, is primarily engaged in real estate trading and the development of artificial intelligence (“AI”) applications.

On April 28, 2025, the Company formed Capstone 72 AI LLC, an Ohio limited liability company, as a wholly-owned subsidiary to support the development and operation of its AI applications.

Capstone 72 Properties LLC was originally incorporated in the State of Ohio on August 11, 2022, by Capstone 72 US Holdings LLC. Capstone 72 Properties LLC is mainly engaged in the trading of real estate properties situated in the U.S., which are sold primarily to retail customers.

Reorganization under Common Control

On November 18, 2025, the Company completed a series of restructuring transactions:

(1)	Equity Restructuring: Capstone 72 US Holdings LLC transferred a 22.5% equity interest in Capstone 72, Inc. to new shareholders (the “New Shareholders”). Following this transfer, Capstone 72, Inc. is owned 77.5% by Capstone 72 US Holdings LLC and 22.5% by the New Shareholders.

(2)	Acquisition of Property Subsidiary: Capstone 72 US Holdings LLC transferred its 100% equity interest in Capstone 72 Properties LLC to Capstone 72, Inc. Prior to this transfer, both Capstone 72, Inc. and Capstone 72 Properties LLC were under the common control of Ms. Bonnie Wu through Capstone 72 US Holdings LLC. Upon completion of the transfer, Capstone 72 Properties LLC became a wholly-owned subsidiary of Capstone 72, Inc.

As a result of these transactions, the Company’s organizational structure was established, with Capstone 72, Inc. serving as the holding company for its operating subsidiaries, and all entities remain under the common control of Ms. Bonnie Wu.

2	Summary of significant accounting policies

(a)	Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for financial statements. These consolidated financial statements include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company’s consolidated financial position and results of operations for the periods presented.

Accordingly, the combination has been treated as a corporate restructuring of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The combination of the Company and its subsidiaries have been accounted for at historical cost and prepared on the basis as if the transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

F-7

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of Capstone 72, Inc. and its subsidiaries, for which it is the primary beneficiary. Upon making this determination, the Company is deemed to be the primary beneficiary of these entities, which are then required to be consolidated for financial reporting purpose. All significant intercompany transactions and balances have been eliminated upon consolidation.

(c)	Use of estimates

The preparation of financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include provision for credit losses, impairment of inventories and income tax. These estimates and assumptions are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ materially from these estimates.

(d)	Foreign currency

The Company’s and its subsidiaries functional currency is the U.S. dollar (“USD” or “$”). Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the consolidated statements of comprehensive loss.

(e)	Cash and cash equivalents

Cash and cash equivalents consist of cash and highly liquid investments which are unrestricted as to withdrawal or use, and are readily convertible to known amounts of cash with original maturities of three months or less.

(f)	Accounts receivable, net of expected credit losses

The Company generally grants a 30-day credit period to customers. The carrying value of the Company’s accounts receivable are stated at the amounts due from customers, net of the allowance for credit losses. The Company evaluates the collectability of its accounts receivable based upon various factors, including historical experience, the likelihood of payment from its customers, and any other known specific factors associated with its customers. Account balances are written off in the period when deemed uncollectible after all means of collection have been exhausted and the potential for recovery is considered remote. No allowance for credit losses was recognized as of December 31, 2025 and 2024.

(g)	Inventories

Inventories represent real estate properties that are held and ready for sale. These are stated at the lower of cost and net realizable value for each individual asset under the specific identification method. The Company assesses the net realizable value for the inventories based on its periodic review of the latest market comparables. No write-down of inventories was recognized as of December 31, 2025 and 2024.

F-8

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

(h)	Account and other payables

Account payables represent obligations for the purchase of real estate properties and related services. These are recognized when title transfers or services are rendered and are recorded at invoiced amounts. They are classified as current liabilities unless payment terms extend beyond one year. Other payables include accrued expenses, mortgage interest, property taxes, and deposits received are client deposits hold until sales close.

(i)	Leases

For any new or modified lease, the Company, at the inception of the contract, determines whether a contract is or contains a lease.

Sales-type lease as lessor

In a sales-type lease, the Company enters into a lease arrangement in which the customer is, at the price of a significant amount of deposit payment, granted with an option to purchase the underlying property that the customer is reasonably certain to exercise. In accordance with ASC 842, Leases, revenue is recognized at lease commencement which equals to the lease receivable amount plus the lease payment received at lease commencement. Fees and taxes collected on behalf of the government are excluded from revenue.

The Company records receivables under finance lease obligations arising from its sales of properties under sales-type leases based on the net investment in the leases, including only lease receivables discounted using the rate implicit in the lease, net of the allowance for credit losses. There is no unguaranteed residual asset in the Company’s sales-type leases. The Company evaluates the collectability based upon various factors, including historical experience, the likelihood of payment from its customers, any other known specific factors associated with its customers, and the collateral relating to the net investment in the leases. No allowance for credit losses was recognized as of December 31, 2025 and 2024.

Interest income is calculated as the amount that produces a constant periodic discount rate on the remaining balance of the net investment in the lease and recognized over the lease term using the effective interest rate on the outstanding lease receivables. There is no variable lease payments included in the sales-type leases where the Company acts as lessor. Income arising from leases are included in the line item “Net revenue” in the consolidated statements of operations and comprehensive income.

Operating lease as lessor

Leases other than sales-type lease and direct financing lease are classified as operating lease. Lease payments are recognized as income in profit or loss over the lease term on a straight-line basis unless another systematic and rational basis is more representative of the pattern in which benefit is expected to be derived from the use of the underlying asset. Initial direct costs are deferred at the commencement date and subsequently recognized as expenses over the lease term on the same basis as lease income. There is no variable lease payments included in the operating leases where the Company acts as lessor. Income arising from leases are included in the line item “Net revenue” in the consolidated statements of operations and comprehensive income.

Operating lease as lessee

The Company has elected not to recognize right-of-use assets and lease obligations for its short-term leases, which are defined as leases with an initial term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise.

(j)	Fair value measurements

The carrying amounts of cash and cash equivalents, accounts receivable, deposits paid/received, accounts payable, other payables, and short-term loan borrowings approximate their fair values due to the short-term nature of these instruments. It is not practicable to estimate the fair value of the amounts due from/to related parties as these are repayable on demand. As of December 31, 2025 and 2024, the fair value of long-term loan borrowings is $3,931,919 and $3,385,671 respectively. The fair value falls into Level 2 of the fair value hierarchy and is estimated using observable input of interest rate on the Company’s similar borrowing transactions near the respective year end dates. As of December 31, 2025 and 2024, the Company did not have any financial instruments that are measured at fair value.

F-9

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

(k)	Income tax

Income taxes are recorded in accordance with ASC 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards using enacted tax rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or period that includes the enactment date. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized in the foreseeable future. As of December 31, 2025 and 2024, deferred tax liabilities of $532,835 and $282,482 were recognized and no valuation allowances were recognized by the Company.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company’s estimated liability for unrecognized tax positions is periodically assessed and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The outcome for a particular audit and, in some cases, appeal or litigation process cannot be determined with certainty prior to their conclusion and the actual result may differ from the Company’s estimates. Adjustments, if any, are recorded in the Company’s consolidated financial statements. Interests and penalties arising from underpayment of income taxes shall be computed in accordance with the related tax laws and are included in income taxes in the consolidated statements of operations and comprehensive loss. The Company believes it does not have any uncertain tax positions through the years ended December 31, 2025 and 2024, respectively, which would have a material impact on the Company’s consolidated financial statements.

(l)	Comprehensive income

Comprehensive income is defined as the changes in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. In accordance with ASC 220, Comprehensive Income, the Company presents components of net income and other comprehensive income in one continuous statement.

(m)	Revenue recognition

The Company’s revenue is mainly generated from the sales of properties and other auxiliary services. Sales of properties to customers are conducted through two different approaches, direct sales in which the property is sold to the customer in a one-off transaction, and sales-type leases which is described in Note 2(i).

Direct sales

In accordance with ASC 606, Revenue from Contracts with Customers, revenue is recognized when relevant performance obligation has been satisfied. For direct sales, the Company recognizes revenue from these contracts when it satisfies the only performance obligation by transferring control of the property to a customer. This is generally at a point in time when the transfer of legal title of the property to the customer is completed for a fixed amount of consideration to which the Company expects to be entitled to in exchange for the property. Fees and taxes collected on behalf of the government are excluded from revenue.

Auxiliary service income

Auxiliary services include assisting the customers with accounting, title transfer, loan arrangement, and other administrative services. Performance obligations typically involve delivering specific services and revenue is recognized when the performance obligations are satisfied, which occurs at a point in time when the services are rendered and the customers receive the benefit. Fees and taxes collected on behalf of the government are excluded from revenue.

F-10

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

(m)	Revenue recognition (Continued)

Repair and Maintenance Income

Repair and maintenance income is earned from providing services to tenants or third-party customers. The performance obligation is generally satisfied at the point when the customer agrees to accept the service, provided that the Company has substantially completed the majority of the work (i.e., 90% or more of the project), with the remaining amount typically held as retention pending. Income is recognized when the Company has fulfilled its contractual obligation to the extent that the customer confirms acceptance of the service.

Interest income on lease receivables

Interest income on lease receivables arises from the Company’s sales-type leases, as described in Note 2(i). In accordance with ASC 842, Leases, the Company recognizes interest income on the net investment in the lease over the lease term using the effective interest method. This method allocates interest income systematically over the lease period, reflecting a constant periodic rate of return on the outstanding lease receivables balance. Interest income is recognized as it accrues.

(n)	Cost of revenue

Cost of revenue includes the cost of the properties that are held for sale, including the initial acquisition cost, incidental finance costs, maintenance and other miscellaneous costs incurred on the properties before they are ready for sale.

(o)	Earnings per share

Basic earnings per share is calculated by dividing the net income by the weighted average number of shares outstanding for the period, without consideration of potentially dilutive securities.

Diluted net earnings per share is calculated by dividing the net income by the weighted average number of shares and potentially dilutive securities outstanding for the year. If there is a loss, potentially dilutive securities are not considered, as they would be anti-dilutive. There were no outstanding potentially dilutive securities as of December 31, 2025 and 2024.

On May 18, 2026, the Company effected a 1-for-180,000 stock split of its common stock. The stock split was approved by the Board of Directors. All references to number of shares, per share data, weighted average number of shares outstanding, and earnings per share for the years ended December 31, 2025 and 2024 and all other periods presented in these consolidated financial statements have been retroactively adjusted to reflect this stock split, in accordance with ASC 260-10-55-12.

(p)	Segments

As the chief operating decision-maker, the Chief Executive Officer of the Company reviews the financial results when making decisions about allocating resources and assessing the performance of the Company. According to management’s approach, the Company was operated and managed under reportable segments based on the billing address of the customers, as described in Note 3.

F-11

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

(q)	Related parties

Related parties are affiliates of the Company; entities for which investments are accounted for by the equity method by the Company; trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; principal or beneficial owners of the Company; its management; members of the immediate families of principal or beneficial owners of the Company and its management; and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. Another party also is a related party if it can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

(r)	Concentrations of credit risks

The Company is potentially subject to significant concentration of credit risk arising primarily from cash and cash equivalents, accounts receivable, deposits paid, receivables under finance lease obligation and amounts due from related parties. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet date. As of December 31, 2025 and 2024, majority of the Company’s cash and cash equivalents were held at reputable financial institutions with high-credit ratings. Accounts receivable, deposits paid and amounts due from related parties are typically unsecured and the risk with respect to accounts receivable is mitigated by credit evaluations the Company performs on its customers and its ongoing monitoring process of outstanding balances. The Company continues to monitor the financial strength of the financial institutions.

The Company has not experienced any losses on its cash and cash equivalents, accounts receivable, deposits paid, receivables under finance lease and amounts due from related parties during the years ended December 31, 2025 and 2024 and believes the related credit risk to be minimal. The Company does not require collateral or other security to support financial instruments subject to credit risk, except for, as disclosed in Note 10(c), the amount due from Capstone 72 Properties Global Limited of $830,847 and $1,996,792 as of December 31, 2025 and 2024 which is secured by personal guarantee of Bonnie Wu, the ultimate controlling party.

As of December 31, 2025, concentrations of credit risk consisted of one customer which accounted for approximately 56% of the total accounts receivable balance. No other customer accounted for more than 10% of the balance. Similarly, as of December 31, 2024, the outstanding accounts receivable balance was also attributable to a single customer.

(s)	Emerging growth company status

The JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period to enable us to comply with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company, or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

F-12

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

(t)	Recent accounting pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires incremental disclosures about specific expense categories, including but not limited to, purchases of inventory, employee compensation, depreciation, amortization and selling expenses. The amendments are effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. The amendments may be applied either prospectively or retrospectively. Management is currently evaluating this ASU to determine its impact on the Company’s disclosures. The amendments only impact disclosures and are not expected to have an impact on the Company’s financial condition and results of operations.

In July 2025, the FASB issued a ASU 2025-05 amending the guidance around estimation of credit losses on current accounts receivable and current contract assets to allow entities to elect a practical expedient to assume that the current conditions as of the balance sheet date will remain unchanged for the remaining life of the asset when developing a reasonable and supportable forecast. ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2025, with early adoption permitted and should be applied on a prospective basis. We are currently evaluating ASU 2025-05 to determine its impact on our consolidated financial statements.

All other ASUs issued but not yet adopted were assessed and determined that they either were not applicable or were not expected to have a material impact on our consolidated financial statements.

(u)	Recent adopted accounting pronouncements

In December 2023, the FASB issued ASU 2023-09 amending existing income tax disclosure guidance, primarily requiring more detailed disclosure for income taxes paid and the effective tax rate reconciliation. ASU 2023-09 is effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted and can be applied on either a prospective or retroactive basis. We adopted ASU 2023-09 for the year ended December 31, 2025 on a prospective basis. See Note 7 “Income Taxes” for additional information

3	Net revenue

The following table presents information of disaggregated net revenue by source:

	Fiscal years ended December 31,
	2025	2024

Direct sales	$1,590,900	1,587,668
Sales-type leases	2,390,000	5,117,546
Interest income on lease receivables	245,530	126,520
Repair and maintenance income	439,867	-
Auxiliary service income	235,243	336,604
Short-term rental income	57,357	36,784
	$4,958,897	7,205,122

The Company evaluates the performance of its reportable segments based on net revenue and operating income. Net revenue for geographic segments is generally based on the location of customers in those geographic locations. Operating income for each segment consists of net revenue to customers, related cost of revenue, and operating expenses directly attributable to the segments. The information provided to the Company’s chief operating decision maker for purposes of making decisions and assessing segments’ performance excludes asset information.

F-13

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

3	Net revenue (Continued)

The following tables present information of disaggregated revenue by geography based on the billing address of the customers, and shows information by reportable segments for 2025 and 2024:

	Fiscal years ended December 31,
	2025	2024
Based on geographical segment
Hong Kong
- Net revenue(3)	$3,856,758	7,200,122
- Cost of revenue	(2,431,722)	(5,605,009)
- Operating expenses	(294,653)	(265,609)
Operating income	1,130,383	1,329,504

United States of America
- Net revenue(3)	1,102,139	-
- Cost of revenue	(833,604)	-
- Operating expenses	(84,203)	-
Operating income	184,332	-

	Fiscal years ended December 31,
	2025	2024
Based on geographical segment
Rest of world(1)
- Net revenue(3)	-	5,000
- Cost of revenue	-	-
- Operating expenses	-	-
- Operating income	-	5,000

(1)	Other than Hong Kong and United States of America, no individual country represented 10% or more of the total revenue during the years ended December 31, 2025 and 2024.

(2)	The Company recognize revenue from the disposition of real estate properties held in wholly-owned special purpose vehicles (SPVs), which are newly registered subsidiaries of Capstone 72 Properties LLC. These dispositions are executed through the transfer of share ownership in the respective SPVs, resulting in deconsolidation of the entities and recognition of revenue based on the proceeds received, net of any transaction costs. The cost of revenue represents the carrying value of the net assets derecognized at the time of sales.

The following table summarises the dispositions and related financial impacts for the fiscal years ended December 31, 2025 and 2024:

Fiscal Year	Number of Properties Sold	Number of SPVs Transferred	Revenue Recognised	Cost of revenue	Gross Profit
2025	-	-	-	-	-
2024	2	2	$335,000	$262,000	$73,000

These transactions were not part of the Company’s recurring operations and were evaluated for materiality in the context of overall revenue. No such dispositions occurred in prior periods presented, and the Company does not anticipate similar transactions to be a significant source of revenue in future periods unless market conditions warrant.

(3)	Net revenue represents gross revenue from property sales and auxiliary services provided to customers, adjusted for the handling fee discounts, company set-up fee, and transaction-related costs such as government fees and title transfer fees.

A reconciliation of the Company’s segment operating income and gross profit to the consolidated statements of operations for 2025 and 2024 is as follows:

	Fiscal years ended December 31,
	2025	2024

Operating income based on geographical segment	$1,314,715	1,334,504
Other income	8,579	6,014
Finance cost	(296,711)	(227,242)
Income before income tax	$1,026,583	1,113,276

F-14

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

4	Leases

Lease income

The following table shows the information on lease income recognized:

	Fiscal years ended December 31,
	2025	2024
Sales-type leases
Revenue	$2,390,000	5,117,546
Cost of revenue	(1,695,449)	(3,719,140)
Profit or loss recognized	$694,551	1,398,406

Interest income on lease receivables	$245,530	126,520

Operating leases
Short-term rental income	$57,357	36,784

Lease receivables

The following table shows the maturity analysis of lease receivables arising from the sales-type leases:

	December 31,
	2025	2024
Undiscounted cash flows
Within 1 year	$736,316	224,474
1 to 2 years	2,396,535	661,608
2 to 3 years	1,155,184	2,468,537
3 to 4 years	-	-
4 to 5 years	-	-
Thereafter	-	-
	4,288,035	3,354,619

Less: Effect of discounting	(547,053)	(548,696)

Carrying amount	$3,740,982	2,805,923

Less: carrying amount due with one year	(440,011)	-

Lease receivables – Non current portion	3,300,971	2,805,923

F-15

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

5	Loan borrowings

As of December 31, 2024, the Company’s long-term loan borrowings consisted of mortgage loans of $3,276,100 from financial institutions, maturing serially from 2025 to 2055. The borrowings were secured by the personal guarantee of the Chief Executive Officer of the Company and mortgages of properties with an aggregate value of $4,147,313. Mortgaged properties include inventories of carrying amount of $579,040 and properties sold under sales-type leases of $3,438,073. The borrowings were subject to fixed interest rates ranging from 7.25% to 12.75% per annum, with the weighted average interest rate of 9%.

As of December 31, 2025, the Company’s long-term loan borrowings consisted of mortgage loans of $4,347,315 from financial institutions, maturing serially from 2026 to 2055. The borrowings were secured by the personal guarantee of the Chief Executive Officer of the Company and mortgages of properties with an aggregate value of $5,740,838. Mortgaged properties include inventories of carrying amount of $733,306 and properties sold under sales-type leases of $4,688,822. The borrowings were subject to fixed interest rates ranging from 7.25% to 11.95% per annum, with the weighted average interest rate of 8.01%.

Interest on borrowings is recognized using the effective interest method.

The Company met all covenants except for one breach of loan of $123,750 during the year. The loan was secured by a mortgaged property that was sold and had its title transferred during the year. However, as at 31 December 2025, the loan had not been repaid. This breach may constitute an event of default and could lead to immediate repayment of the outstanding amount at the lender’s discretion. Hence, the loan balances are classified as current liabilities.

Annual maturities of long-term loan borrowings during the next five years and thereafter are as follows:

	December 31,
	2025	2024
Fiscal Year
0 – 1 year	$287,599	393,143
1 – 2 years	303,587	601,167
2 - 3 years	39,222	22,649
3 – 4 years	42,347	24,465
4 – 5 years	45,722	26,430
Thereafter	3,628,838	2,208,246
Total	$4,347,315	3,276,100
Less: Amounts due within one year	(287,599)	(393,143)

Loan borrowings – non-current portion	$4,059,716	2,882,957

6	Other payables

Component of other payables are as follows:

	December 31,
	2025	2024

Accrued expenses	$105,000	215,419
Accrued interest	24,991	28,186
Property tax payable	20,911	50,633
Others	39,276	18,010
	$190,178	312,248

F-16

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

7	Income tax

A summary of the provision for income taxes is as follows:

	Fiscal years ended December 31,
	2025	2024
Current tax	14,071	-
Deferred tax provision	250,353	256,493
Income tax expenses	$264,424	256,493

Income tax reconciliation

Reconciliation of the income tax expenses as computed by applying the U.S. statutory federal income tax rate of 21% to pretax income from continuing operations and the reported income tax expenses is as follows:

	Fiscal years ended December 31,
	2025		2024

Income before income tax	$1,026,583		1,113,276

Taxes at U.S. statutory rate	215,582	21%	233,788	21%
State taxes, net of federal effect	20,533	2%	22,266	2%
Effect of non-deductible expenses	28,624	2%	439	0%
Effect of deductible temporary differences	20,679	2%	46,475	4%
Effect of taxable temporary differences	35,289	3%	(287,664)	-26%
Effect of unutilized tax losses	(56,283)	-5%	241,189	22%
Income taxes and effective tax rate	$264,424	25%	256,493	23%

Deferred taxes

The significant components of the Company’s deferred tax account balances are as follows:

	December 31,
	2025	2024
Deferred tax assets
Loss and tax credit carryforwards	$256,620	314,641

Other	70,971	48,239
Total deferred tax assets	327,591	362,880
Valuation allowances	-	-
Deferred tax assets, net of valuation allowances	327,591	362,880
Deferred tax liabilities
Sales-type leases	860,426	645,362
Total deferred tax liabilities	860,426	645,362
Net deferred tax liabilities	$532,835	282,482

Net operating losses, tax credit carryforwards and valuation allowances

As of December 31, 2025 and 2024, the Company’s net operating loss and tax credit carryforwards totaled approximately $1,115,737 and $1,368,005 respectively and will expire, if not utilized, in various years through 2029.

The realizability of these future tax deductions and credits is evaluated by assessing the adequacy of future expected taxable income from all sources, including taxable income in prior carryback years, reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent the Company does not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is generally established. To the extent that a valuation allowance was established and it is subsequently determined that it is more likely than not that the deferred tax assets will be recovered, the change in the valuation allowance is recognized in the consolidated statements of operations and comprehensive income.

The Company does not have any valuation allowances as of December 31, 2025 and 2024, respectively.

F-17

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

8	Subsidiary

Details of the Company’s principal consolidated subsidiaries as of December 31, 2025 were as follows:

Name	Place of Incorporation	Ownership/Control interest attributable to the Company	Principal activities
Capstone 72 AI LLC (i)	USA	100%	Development and operation of AI applications

Capstone 72 Properties LLC (ii)	USA	100%	Trading of real estate properties

Remark

i)	Capstone 72 AI LLC was incorporated on April 28, 2025 in the State of Ohio of the USA.
ii)	Capstone 72 Properties LLC was purchased on November 18, 2025 in the State of Ohio of the USA and the consideration value US$1.

9	Shareholders’ equity

Authorized Capital Share

As of December 31, 2025 and 2024, the Company had authorized capital of 30,000,000 common shares (as retroactively adjusted for the stock split), with no par value. Prior to giving effect to the stock split, the authorized capital was 990 common shares.

Common share

As of December 31, 2025 and 2024, the Company had issued and outstanding an aggregate of 18,000,000 common shares (as retroactively adjusted for the stock split). Prior to giving effect to the stock split, the issued and outstanding shares were 100 common shares. All issued shares are fully paid and non-assessable.

Stock Split

On May 18, 2026, the Company effected a 1-for-180,000 stock split of its common stock, increasing the number of shares outstanding from 100 shares to 18,000,000 shares. The stock split was subsequently approved by the Board of Directors on May 18, 2026.

All references to number of shares, per share data, weighted average number of shares outstanding, and earnings per share for the years ended December 31, 2025 and 2024 and all other periods presented in these consolidated financial statements have been retroactively adjusted to reflect this stock split, in accordance with ASC 260-10-55-12.

The consolidated balance sheet as of December 31, 2025 and 2024 has been retroactively adjusted to reflect this stock split, as if the stock split had occurred on January 1, 2024, in accordance with ASC 505-10-S99-4.

F-18

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

Dividend

Prior to the reorganization transactions completed on November 18, 2025, as described in Note 1 – Organization and Principal Activities, the Company’s corporate structure consisted of Capstone 72 US Holdings LLC (the “Holdings”), a company wholly-owned by Ms. Bonnie Wu, which held 100% of the equity interests in both Capstone 72, Inc. and Capstone 72 Properties LLC (the “Properties Subsidiary”).

On November 17, 2025, the Properties Subsidiary declared a dividend in the aggregate amount of $1,500,000 to its sole shareholder, Holdings. Concurrently, Holdings declared a dividend in the same aggregate amount of $1,500,000 to its sole shareholder, Ms. Bonnie Wu.

These dividends were non-cash transactions, settled through the offset of amount due from related company (see Note 10). The dividends were recorded as reductions of retained earnings in the respective distributing entities (Properties Subsidiary and Holdings) and are reflected in the accompanying consolidated financial statements under the common control basis of presentation described in Note 1.

For further details on the non-cash nature of these transactions, see Note 12 – Non-cash investing and financing activities.

10	Related party transactions

(a)	Related parties

Name of related parties	Relationship with the Company
Wu, Bonnie Po Yee	Ultimate controlling party and Chief Executive Officer
Lam, Stanley	Chief Technology Officer and Director
Capstone 72 Properties Global Limited	Related company under common control
Capstone 72 US Property Management LLC	Fellow subsidiaries within same group

(b)	The following table shows the Company’s related party transactions:

	Fiscal years ended December 31,
	2025	2024

Sales of properties income	$558,400	1,587,668
Sales of properties income from director	193,000	-
Purchase of property	(270,000)	-
Director’s remuneration	(23,000)	(18,000)
Business development fee	(33,600)	(56,400)
Management fee for property management service	(3,995)	(2,209)
Rent expense recharged	(6,930)	(6,930)

F-19

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

10	Related party transactions (Continued)

Sales of properties income represents direct sales made to Capstone 72 Properties Global Limited which are carried out in the ordinary course of business on an assessment.

Sales of a property income from director represents direct sales made to Stanley Lam, which are carried out in the ordinary course of business on an assessment.

Purchase of property from director represents direct purchases made from Wu, Bonnie Po Yee, which are carried out in the ordinary course of business on an assessment.

Director’s remuneration represents salaries paid to the Chief Executive Officer of the Company which are incurred in the ordinary course of business on an arm’s-length basis.

Business development fee represents marketing promotion fee charged by Capstone 72 Properties Global Limited.

Management fee for property management service represents service fees charged by Capstone 72 US Property Management LLC for managing the Company’s properties under operating leases which are incurred in the ordinary course of business on an arm’s-length basis.

Rent expense recharged represents rental expenses recharged by Capstone 72 US Property Management LLC for shared offices in fiscal years 2024 and 2025 respectively. Rental is charged based on the office occupied space of the Company and calculated at 50% of the monthly rent.

Management of the Company confirmed that the allocation method for the business development fee and rental expenses is reasonable.

(c)	The following table shows the Company’s related party balances:

	December 31,
	2025	2024

Amounts due from / (to) related parties
Wu, Bonnie Po Yee	$(29,989)	(238,524)
Capstone 72 Properties Global Limited	830,847	1,996,792

The amounts due from and due to related parties are unsecured, interest-free and repayable on demand, except for the amount due from Capstone 72 Properties Global Limited of $830,847 as of December 31, 2025 which is secured by personal guarantee of Bonnie Wu, the ultimate controlling party.

During the year ended December 31, 2025, the Company recorded sales of $558,400 to Capstone 72 Properties Global Limited, a related party under common control. In addition, the related company received funds on behalf of the Company and made corresponding disbursements for its benefits, resulting in a net decreased of $1,724,345 in the receivable balance. These net changes primarily relate to: (i) receipts on behalf of the Company of $1,162,923; (ii) payments on behalf of the Company of $838,230; (iii) a net fund transfer out of $440,537; (iv) business development fee of $33,600; (v) offset of dividends declared of $1,500,000 (see Note 9); and (vi) offset of ultimate controlling party balance of $955,975 respectively.

The amounts due from and due to related parties are unsecured, interest-free and repayable on demand, except for the amount due from Capstone 72 Properties Global Limited of $1,996,792 as of December 31, 2024 which is secured by personal guarantee of Bonnie Wu, the ultimate controlling party.

During the year ended December 31, 2024, the Company recorded sales of $1,587,668 to Capstone 72 Properties Global Limited, a related party under common control. In addition, the related company received funds on behalf of the Company and made corresponding disbursements for its benefits, resulting in a net increase of $725,432 in the receivable balance. These net receipts on behalf of the Company primarily relate to: (i) receipt on behalf of $2,413,117, (ii) payment on behalf of $1,408,530, (iii) agreed set-off of balances of $119,472, (iv) fund transfer of $103,283, and (v) business development fee of $56,400, respectively.

F-20

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

11	Commitments and contingencies

The Company confirms the absence of any legal proceedings in which the Company is a party and believes there are no commitments or contingencies arising from the normal course of business or any legal proceedings that require recognition or disclosure in the consolidated financial statements, except for:

i)	properties sold under sales-type leases of $4,688,822 and $3,438,073 respectively as of December 31, 2025 and 2024 which are mortgaged to secure the Company’s loan borrowings.

ii)	The Company breached one loan contract amounting to $123,750 during the year. The loan was secured by a mortgage property that was sold and had its title transferred during the year. However, the loan has not yet been repaid as at 31 December 2025. This breach may constitute an event of default and demand immediate repayment of outstanding amounts at lender discretion. Hence, the loan balances are classified as current liabilities.

12.	Non-cash investing and financing activities

The following non-cash investing and financing activities have been excluded from the consolidated statements of cash flows in accordance with ASC 230:

	December 31,
	2025	2024

Settlement of dividends through offset of related party company (Note 9)	$1,500,000	-

On November 17, 2025, prior to the reorganization transactions described in Note 1, Capstone 72 Properties LLC declared a dividend of $1,500,000 to its sole shareholder, Capstone 72 US Holdings LLC, and Capstone 72 US Holdings LLC concurrently declared a dividend of $1,500,000 to its sole shareholder, Ms. Bonnie Wu. These dividends were settled through the offset of amounts due from related companies (see Note 10), with no cash disbursed.

13.	Subsequent Events

The Company has evaluated subsequent events from December 31, 2025 through the date the consolidated financial statements were issued and has determined that there are no subsequent events requiring recognition or disclosure other than the stock split described in Note 9.

F-21

CAPSTONE 72, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

	Three months ended 30 June	Six months ended 30 June	Three months ended 30 June	Six months ended 30 June
	2026	2026	2025	2025
Net revenue	$1,094,215	2,153,225	1,193,666	2,368,766
Cost of revenue	601,070	1,331,561	780,910	1,603,641
Gross profit	493,145	821,664	412,756	765,125
Operating expenses	85,350	146,761	73,167	109,147
Income from operations	407,795	674,903	339,589	655,978
Other income	-	-	7,604	8,627
Finance costs	104,369	192,360	70,024	136,650
Income before income tax	303,426	482,543	277,169	527,955
Income tax expenses	69,788	108,696	35,593	100,190
Net income and comprehensive income available to shareholders	$233,638	373,847	241,576	427,765

Earnings per share, basic (1)	$0.0130	0.0208	0.0134	0.0238
Weighted average shares used in computing earnings per share, basic	18,000,000	18,000,000	18,000,000	18,000,000

Footnote:

(1) On May 18, 2026, the Company effected a 1-for-180,000 stock split. Accordingly, all share and per share information presented for the three and six months ended June 30, 2026 and 2025 has been retroactively adjusted to reflect the stock split, in accordance with ASC 260-10-55-12. The weighted average number of shares outstanding prior to the stock split were 100 shares for each of the three and six months ended June 30, 2026 and 2025.

The accompanying notes form an integral part of these unaudited consolidated financial statements.

F-22

CAPSTONE 72, INC.

UNAUDITED CONSOLIDATED BALANCE SHEET

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$11,449	44,077
Accounts receivable	310,609	271,400
Inventories	-	879,062
Prepayment	724,450	350,675
Tax recoverable	15,614	15,614
Receivable under finance lease obligation	1,229,121	440,011
Amount due from a related company	1,287,370	830,847
Total current assets	3,578,613	2,831,686

Non-current assets:
Receivables under finance lease obligation	3,321,681	3,300,971
Intangible assets, net	12,492	-

Total assets	$6,912,786	6,132,657

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$773,752	815,442
Other payables	106,781	190,178
Deposits received	2,655	4,455
Tax payables	14,071	14,071
Amount due to the ultimate controlling party	-	29,989
Loan borrowings – current portion	420,031	287,599
Total current liabilities	1,317,290	1,341,734

Non-current liabilities:
Loan borrowings – non-current portion	4,381,746	4,059,716
Deferred tax liabilities	641,531	532,835
Total non-current liabilities	5,023,277	4,592,551

Total liabilities	$6,340,567	5,934,285

Commitments and contingencies (Note 12)

Shareholders’ equity:
Shares (Nil par value; 30,000,000 shares authorized, 18,000,000 shares issued and outstanding as of June 30, 2026 and December 31, 2025, as respectively adjusted for stock split – see Note (10))	1,000	1,000
Additional paid-in capital	14,542	14,542
Retained earnings	556,677	182,830
Total shareholders’ equity	572,219	198,372
Total liabilities and shareholders’ equity	$6,912,786	6,132,657

The accompanying notes form an integral part of these unaudited consolidated financial statements.

F-23

CAPSTONE 72, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

	Common stock		Additional paid-in	Retained	Total Shareholders’
	Shares	Amount	capital	Earnings	Equity
Balance at January 1, 2025	18,000,000	$1,000	$13,543	$920,671	$935,214
Net income and comprehensive income	-	-	-	186,189	186,189
Balance at March 31, 2025	18,000,000	$1,000	$13,543	$1,106,860	$1,121,403
Net income and comprehensive income	-	-	-	241,576	241,576
Balance at June 30, 2025	18,000,000	$1,000	$13,543	$1,348,436	1,362,979

	Common stock		Additional paid-in	Retained	Total Shareholders’
	Shares	Amount	capital	Earnings	Equity
Balance at January 1, 2026	18,000,000	$1,000	$14,542	$182,830	$198,372
Net income and comprehensive income	-	-	-	140,209	140,209
Balance at March 31, 2026	18,000,000	$1,000	$14,542	$323,039	$338,581
Net income and comprehensive income	-	-	-	233,638	233,638
Balance at June 30, 2026	18,000,000	$1,000	$14,542	$556,677	$572,219

Footnote:

On May 18, 2026, the Company effected a 1-for-180,000 stock split. Accordingly, all share and per share information presented for the three and six months ended June 30, 2026 and 2025 has been retroactively adjusted to reflect the stock split, in accordance with ASC 260-10-55-12. The weighted average number of shares outstanding prior to the stock split were 100 shares for each of the three and six months ended June 30, 2026 and 2025.

The accompanying notes form an integral part of these unaudited consolidated financial statements.

F-24

CAPSTONE 72, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income before income tax	$482,543	527,955

Adjustments to reconcile net income before income tax to net cash from operating activities:
Amortization	2,498	-
Changes in operating assets and liabilities:
Inventories	879,062	(613,731)
Deposits paid	-	(2,500)
Prepayment	(373,775)	(379,897)
Accounts receivable	(39,209)	14,928
Accounts payable	(41,690)	56,761
Receivables under financial lease obligations
- generated from sale-type finance lease	(909,550)	(621,050)
- proceeds from sale-type finance lease	99,730	177,791
Deposits received	(1,800)	323,665
Other payables	(83,397)	(183,887)
Amount due to the ultimate controlling party	(29,989)	685,932
Amount due from a related company	(456,523)	(430,950)
Net cash (used) in operating activities	$(472,100)	(444,983)

Cash flow from investing activities
Purchasing of intangible assets	(14,990)	-
Net cash flow (used) in investing activities	$(14,990)	-

Cash flows from financing activities:
Loan charges	(41,980)	-
Proceeds from loan borrowings	511,850	2,034,046
Repayment of loan borrowings	(15,408)	(1,405,474)
Net cash provided by financing activities	$454,462	628,572

Net (decrease)/increase in cash and cash equivalents	(32,628)	183,589
Cash and cash equivalents at beginning of period	44,077	26,451
Cash and cash equivalents at end of period	$11,449	210,040

Supplemental disclosure of cash flow information:
Interest paid	$188,487	135,178
Income taxes paid	$-	-

The accompanying notes form an integral part of these unaudited consolidated financial statements.

F-25

CAPSTONE 72, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US dollars (“$”) except for number of shares and per share data)

1	Organization and business

Organization

Capstone 72, Inc. (the “Company”) is a holding company incorporated in the State of Ohio of the United States of America (“USA”) on April 2, 2025. The Company was initially established by its sole shareholder, Capstone 72 US Holdings LLC, an Ohio limited liability company. Ms. Bonnie Wu is the sole shareholder of Capstone 72 US Holdings LLC and serves as the Company’s Chief Executive Officer and Chair of the Board of Directors.

Business and Subsidiaries

The Company, through its wholly-owned subsidiaries, is primarily engaged in real estate trading and the development of artificial intelligence (“AI”) applications.

On April 28, 2025, the Company formed Capstone 72 AI LLC, an Ohio limited liability company, as a wholly-owned subsidiary to support the development and operation of its AI applications.

Capstone 72 Properties LLC was originally incorporated in the State of Ohio on August 11, 2022, by Capstone 72 US Holdings LLC. Capstone 72 Properties LLC is mainly engaged in the trading of real estate properties situated in the U.S., which are sold primarily to retail customers.

Reorganization under Common Control

On November 18, 2025, the Company completed a series of restructuring transactions:

(1)	Equity Restructuring: Capstone 72 US Holdings LLC transferred a 22.5% equity interest in Capstone 72, Inc. to new shareholders (the “New Shareholders”). Following this transfer, Capstone 72, Inc. is owned 77.5% by Capstone 72 US Holdings LLC and 22.5% by the New Shareholders.

(2)	Acquisition of Property Subsidiary: Capstone 72 US Holdings LLC transferred its 100% equity interest in Capstone 72 Properties LLC to Capstone 72, Inc. Prior to this transfer, both Capstone 72, Inc. and Capstone 72 Properties LLC were under the common control of Ms. Bonnie Wu through Capstone 72 US Holdings LLC. Upon completion of the transfer, Capstone 72 Properties LLC became a wholly-owned subsidiary of Capstone 72, Inc.

As a result of these transactions, the Company’s organizational structure was established, with Capstone 72, Inc. serving as the holding company for its operating subsidiaries, and all entities remain under the common control of Ms. Bonnie Wu.

2	Summary of significant accounting policies

The accompanying consolidated financial statements are condensed and do not include the separate presentation of a condensed consolidated balance sheet or consolidated statement of cash flows. In accordance with U.S. Generally Accepted Accounting Principles (ASC 270-10-50-4), the following significant changes in financial position from the most recent annual balance sheet date are disclosed:

- Net Working Capital: Net working capital increased to $2,261,323 and $1,489,952 as of June 30, 2026 and December 31, 2025.

Management believes that the current financial condition provides sufficient liquidity and capital resources for the foreseeable future.

F-26

2	Summary of significant accounting policies (Continued)

(a)	Basis of presentation

The consolidated unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for financial statements. Accordingly, certain footnotes or other financial information normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted. These unaudited financial statements include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. These unaudited financial statements should be read in conjunction with the financial statements in the Company’s Form S-11 for the year ended December 31, 2025.

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of Capstone 72, Inc. and its subsidiaries, for which it is the primary beneficiary. Upon making this determination, the Company is deemed to be the primary beneficiary of these entities, which are then required to be consolidated for financial reporting purpose. All significant intercompany transactions and balances have been eliminated upon consolidation.

(c)	Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include provision for credit losses, impairment of inventories and income tax. These estimates and assumptions are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ materially from these estimates.

(d)	Intangible assets

Intangible assets consist of acquired developed technology. Intangible assets are amortized over their estimated useful lives using the straight-line method, with estimated useful lives of three years. No significant residual value is estimated for intangible assets.

We evaluate long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future undiscounted cash flows that the asset is expected to generate.

(e)	Inventories

Inventories represent real estate properties that are held and ready for sale. These are stated at the lower of cost and net realizable value for each individual asset under the specific identification method. The Company assesses the net realizable value for the inventories based on its periodic review of the latest market comparables. No write-down of inventories was recognized as of June 30, 2026 and December 31, 2025.

F-27

(f)	Recent accounting pronouncements

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amended guidance requires disaggregation of certain expense captions into specified natural expense categories in the disclosures within the notes to the financial statements. In addition, the guidance requires disclosure of selling expenses and its definition. The new guidance is effective for annual periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. The guidance can be applied either prospectively or retrospectively. We are evaluating the impact this amended guidance may have on the notes to our condensed consolidated financial statements.

In September 2025, the FASB issued ASU 2025-06, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. The amended guidance modernizes the accounting for costs related to internal-use software to more closely align with current software development methods. The guidance removes references to project stages and clarifies when we are required to start capitalizing eligible costs. The new guidance is effective for fiscal years beginning after December 15, 2027, and interim periods within those fiscal years, with early adoption permitted. The guidance can be applied on a prospective basis, a modified basis for in-process projects, or a retrospective basis. We are evaluating the impact this amended guidance may have on our condensed consolidated financial statements.

There are other new accounting pronouncements issued by the FASB that we have adopted or will adopt, as applicable. We do not believe any of these new accounting pronouncements have had, or will have, a material impact on our condense consolidated financial statements.

3	Net revenue

The following table presents information of disaggregated net revenue by source:

	Three months ended June 30,	Six months ended June 30,	Three months ended June 30,	Six months ended June 30,
	2026	2026	2025	2025

Direct sales	$-	228,000	193,000	751,400
Sales-type leases	728,000	1,281,000	819,000	1,257,000
Interest income on lease receivables	76,614	146,676	64,009	120,499
Repair and maintenance income	217,609	354,389	45,708	113,277
Auxiliary service income	63,755	123,908	48,909	96,131
Short-term rental income	8,237	19,252	23,040	30,459
	$1,094,215	2,153,225	1,193,666	2,368,766

The Company evaluates the performance of its reportable segments based on net revenue and operating income. Net revenue for geographic segments is generally based on the location of customers in those geographic locations. Operating income for each segment consists of net revenue to customers, related cost of revenue, and operating expenses directly attributable to the segments. The information provided to the Company’s chief operating decision maker for purposes of making decisions and assessing segments’ performance excludes asset information.

F-28

3	Net revenue (Continued)

The following tables present information of disaggregated revenue by geography based on the billing address of the customers, and shows information by reportable segments for the three and six months ended June 30, 2026 and 2025:

	Three months ended June 30,	Six months ended June 30,	Three months ended June 30,	Six months ended June 30,
	2026	2026	2025	2025

Based on Geographical segment
Hong Kong
- Net revenue(2)	$1,094,215	2,153,225	1,193,666	2,368,766
- Cost of revenue	601,070	1,331,561	780,910	1,603,641
- Operating expenses	85,350	146,761	73,167	109,147
Operating income	$407,795	674,903	339,589	655,978

(1)	Other than Hong Kong, no individual country represented 10% or more of the total revenue for the three and six months ended June 30, 2026 and 2025.

(2)	Net revenue represents gross revenue from property sales and auxiliary services provided to customers, adjusted for the handling fee discounts, company set-up fee, and transaction-related costs such as government fees and title transfer fees.

A reconciliation of the Company’s segment operating income and gross profit to the consolidated statements of operations for the three and six months ended June 30, 2026 and 2025 is as follows:

	Three months ended June 30,	Six months ended June 30,	Three months ended June 30,	Six months ended June 30,
	2026	2026	2025	2025

Operating income based on geographical segment	$407,795	674,903	339,589	655,978
Other income	-	-	7,604	8,627
Finance cost	104,369	192,360	70,024	136,650
Income before income tax	$303,426	482,543	277,169	527,955

4	Intangible assets

The components of identifiable intangible assets were as follows:

	June 30, 2026	December 31, 2025
Developed technology:
Additions	$14,990	-
Accumulated amortization	(2,498)	-
Intangible assets, net	$12,492	-

Amortization expense for intangible assets was $2,498 and nil for the six months ended June 30, 2026 and 2025, respectively.

Expected future intangible asset amortization as of June 30, 2026 was as follows:

June 30, 2026
Undiscounted cash flows
Within 1 year	$4,997
1 to 2 years	4,997
2 to 3 years	2,498
3 to 4 years	-
4 to 5 years	-
Thereafter	-
Total	$12,492

F-29

5	Leases

Lease income

The following table shows the information on lease income recognized:

	Three months ended June 30,	Six months ended June 30,	Three months ended June 30,	Six months ended June 30,
	2026	2026	2025	2025
Sales-type leases
Revenue	$728,000	1,281,000	819,000	1,257,000
Cost of revenue	(537,272)	(1,006,982)	(510,250)	(828,750)
Profit or loss recognized	$190,728	274,018	308,750	428,250

Interest income on lease receivables	$76,614	146,676	64,009	120,499

Operating leases
Short-term rental income	$8,237	19,252	23,040	30,459

Lease receivables

The following table shows the maturity analysis of lease receivables arising from the sales-type leases:

	June 30, 2026	December 31, 2025
Undiscounted cash flows
Within 1 year	$1,556,673	736,316
1 to 2 years	2,013,754	2,396,535
2 to 3 years	2,768,627	1,155,184
3 to 4 years	-	-
4 to 5 years	-	-
Thereafter	-	-
	6,339,054	4,288,035

Less: Effect of discounting	(1,788,252)	(547,053)

Carrying amount	$4,550,802	3,740,982

Less: carrying amount due with one year	(1,229,121)	(440,011)

Lease receivables – Non current portion	3,321,681	3,300,971

6	Loan borrowings

As of June 30, 2026, the Company’s long-term loan borrowings consisted of mortgage loans of $4,801,777 from financial institutions, maturing serially from 2026 to 2056. The borrowings were secured by the personal guarantee of the Chief Executive Officer of the Company and mortgages of properties with an aggregate value of $6,271,001. Mortgaged properties include properties sold under sales-type leases of $5,952,291. The borrowings were subject to fixed interest rates ranging from 7.25% to 11.95% per annum, with the weighted average interest rate of 8.21%.

As of December 31, 2025, the Company’s long-term loan borrowings consisted of mortgage loans of $4,347,315 from financial institutions, maturing serially from 2026 to 2055. The borrowings were secured by the personal guarantee of the Chief Executive Officer of the Company and mortgages of properties with an aggregate value of $5,740,838. Mortgaged properties include inventories of carrying amount of $733,306 and properties sold under sales-type leases of $4,688,822. The borrowings were subject to fixed interest rates ranging from 7.25% to 11.95% per annum, with the weighted average interest rate of 8.01%.

Interest on borrowings is recognized using the effective interest method.

F-30

6	Loan borrowings (Continued)

The Company met all covenants except for one breach of loan of $123,750 as at June 30, 2026 and December 31, 2025. The loan was secured by a mortgaged property that was sold and had its title transferred in 2025. However, as at June 30, 2026 and December 31, 2025, the loan had not been repaid. This breach may constitute an event of default and could lead to immediate repayment of the outstanding amount at the lender’s discretion. Hence, the loan balances are classified as current liabilities.

7	Other payables

Component of other payables are as follows:

	June 30, 2026	December 31, 2025

Accrued expenses	$688	105,000
Accrued interest	27,783	24,991
Property tax payable	-	20,911
Others	78,310	39,276
	$106,781	190,178

8	Income tax

A summary of the provision for income taxes is as follows:

	Three months ended June 30,	Six months ended June 30,	Three months ended June 30,	Six months ended June 30,
	2026	2026	2025	2025

Current tax	$-	-	7,009	7,009
Deferred tax provision	69,788	108,696	28,584	93,181
Income tax expenses	$69,788	108,696	35,593	100,190

9	Subsidiary

Details of the Company’s principal consolidated subsidiaries as of June 30, 2026 and December 31, 2025 were as follows:

Name	Place of Incorporation	Ownership/Control interest attributable to the Company		Principal activities
		June 30, 2026	December 31, 2025

Capstone 72 AI LLC (i)	USA	100%	100%	Development and operation of AI applications

Capstone 72 Properties LLC (ii)	USA	100%	100%	Trading of real estate properties

Remark

i)	Capstone 72 AI LLC was incorporated on April 28, 2025 in the State of Ohio of the USA.
ii)	Capstone 72 Properties LLC was purchased on November 18, 2025 in the State of Ohio of the USA and the consideration value US$1.

F-31

10	Shareholders’ equity

Authorized Capital Share

As of June 30, 2026 and December 31, 2025, the Company had authorized capital of 30,000,000 common shares (as retroactively adjusted for the stock split), with no par value. Prior to giving effect to the stock split, the authorized capital was 990 common shares.

Common share

As of June 30, 2026 and December 31, 2025, the Company had issued and outstanding an aggregate of 18,000,000 common shares (as retroactively adjusted for the stock split). Prior to giving effect to the stock split, the issued and outstanding shares were 100 common shares. All issued shares are fully paid and non-assessable.

Stock Split

On May 18, 2026, the Company effected a 1-for-180,000 stock split of its common stock, increasing the number of shares outstanding from 100 shares to 18,000,000 shares. The stock split was approved by the Board of Directors on May 18, 2026.

All references to number of shares, per share data, weighted average number of shares outstanding, and earnings per share for the six months ended June 30, 2026 and year ended December 31, 2025 and all other periods presented in these consolidated financial statements have been retroactively adjusted to reflect this stock split, in accordance with ASC 260-10-55-12.

The consolidated balance sheet as of June 30, 2026 and December 31, 2025 has been retroactively adjusted to reflect this stock split, as if the stock split had occurred on January 1, 2025, in accordance with ASC 505-10-S99-4.

Dividend

Prior to the reorganization transactions completed on November 18, 2025, as described in Note 1 – Organization and Principal Activities, the Company’s corporate structure consisted of Capstone 72 US Holdings LLC (the “Holdings”), a company wholly-owned by Ms. Bonnie Wu, which held 100% of the equity interests in both Capstone 72, Inc. and Capstone 72 Properties LLC (the “Properties Subsidiary”).

On November 17, 2025, the Properties Subsidiary declared a dividend in the aggregate amount of $1,500,000 to its sole shareholder, Holdings. Concurrently, Holdings declared a dividend in the same aggregate amount of $1,500,000 to its sole shareholder, Ms. Bonnie Wu.

These dividends were non-cash transactions, settled through the offset of amount due from related company (see Note 11). The dividends were recorded as reductions of retained earnings in the respective distributing entities (Properties Subsidiary and Holdings) and are reflected in the accompanying consolidated financial statements under the common control basis of presentation described in Note 1.

For further details on the non-cash nature of these transactions, see Note 13 – Non-cash investing and financing activities.

11	Related party transactions

(a)	Related parties

Name of related parties	Relationship with the Company
Wu, Bonnie Po Yee	Ultimate controlling party and Chief Executive Officer
Lam, Stanley	Chief Technology Officer and Director
Capstone 72 Properties Global Limited	Related company under common control
Capstone 72 US Property Management LLC	Fellow subsidiaries within same group

F-32

11	Related party transactions (Continued)

(b)	The following table shows the Company’s related party transactions:

	Three months ended June 30,	Six months ended June 30,	Three months ended June 30,	Six months ended June 30,
	2026	2026	2025	2025

Sales of properties income	$-	-	-	558,400

Sales of properties income from director	$-	-	193,000	193,000

Purchase of property	$-	-	(100,000)	(100,000)

Director’s remuneration	$(7,500)	(15,000)	(4,500)	(9,000)

Business development fee	$-	-	(8,400)	(16,800)

Management fee for property management service	$(613)	(1,513)	(1,966)	(2,673)

Rent expense recharged	$(1,732)	(3,465)	(1,733)	(3,466)

Sales of properties income represents direct sales made to Capstone 72 Properties Global Limited which are carried out in the ordinary course of business on an assessment.

Sales of a property income from director represents direct sales made to Stanley Lam, which are carried out in the ordinary course of business on an assessment.

Purchase of property from director represents direct purchases made from Wu, Bonnie Po Yee, which are carried out in the ordinary course of business on an assessment.

Director’s remuneration represents salaries paid to the Chief Executive Officer of the Company which are incurred in the ordinary course of business on an arm’s-length basis.

Business development fee represents marketing promotion fee charged by Capstone 72 Properties Global Limited.

Management fee for property management service represents service fees charged by Capstone 72 US Property Management LLC for managing the Company’s properties under operating leases which are incurred in the ordinary course of business on an arm’s-length basis.

Rent expense recharged represents rental expenses recharged by Capstone 72 US Property Management LLC for shared offices for the three and six months ended June 30, 2026 and 2025 respectively. Rental is charged based on the office occupied space of the Company and calculated at 50% of the monthly rent.

Management of the Company confirmed that the allocation method for the business development fee and rental expenses is reasonable.

(c)	The following table shows the Company’s related party balances:

	June 30, 2026	December 31, 2025
Amounts due from / (to) related parties
Wu, Bonnie Po Yee	$-	(29,989)
Capstone 72 Properties Global Limited	1,287,370	830,847

The amounts due from and due to related parties are unsecured, interest-free and repayable on demand, except for the amount due from Capstone 72 Properties Global Limited of $1,287,370 as of June 30, 2026 which is secured by personal guarantee of Bonnie Wu, the ultimate controlling party.

F-33

11.	Related party transactions (Continued)

During the six months ended June 30, 2026, the related company received funds on behalf of the Company and made corresponding disbursements for its benefits, resulting in a net increase in the receivable balance. These net changes primarily related to: (i) receipts on behalf of the Company of $49,489; (ii) payments on behalf of the Company of $478,091; (iii) net fund transfer out of $582,641 and (iv) offset of ultimate controlling party balance of $302,484 respectively.

The amounts due from and due to related parties are unsecured, interest-free and repayable on demand, except for the amount due from Capstone 72 Properties Global Limited of $830,847 as of December 31, 2025 which is secured by personal guarantee of Bonnie Wu, the ultimate controlling party.

During the year ended December 31, 2025, the Company recorded sales of $558,400 to Capstone 72 Properties Global Limited, a related party under common control. In addition, the related company received funds on behalf of the Company and made corresponding disbursements for its benefits, resulting in a net decreased of $1,724,345 in the receivable balance. These net changes primarily relate to: (i) receipts on behalf of the Company of $1,162,923; (ii) payments on behalf of the Company of $838,230; (iii) a net fund transfer out of $440,537; (iv) business development fee of $33,600; (v) offset of dividends declared of $1,500,000 (see Note 9); and (vi) offset of ultimate controlling party balance of $955,975 respectively.

12	Commitments and contingencies

The Company confirms the absence of any legal proceedings in which the Company is a party and believes there are no commitments or contingencies arising from the normal course of business or any legal proceedings that require recognition or disclosure in the consolidated financial statements, except for:

i)	properties sold under sales-type leases of $5,952,291 and $4,688,822 respectively as of June 30, 2026 and December 31, 2025 which are mortgaged to secure the Company’s loan borrowings.

ii)	The Company breached one loan contract amounting to $123,750 during the period. The loan was secured by a mortgage property that was sold and had its title transferred during the year. However, the loan has not yet been repaid as at June 30, 2026 and December 31, 2025. This breach may constitute an event of default and demand immediate repayment of outstanding amounts at lender discretion. Hence, the loan balances are classified as current liabilities.

13.	Non-cash investing and financing activities

The following non-cash investing and financing activities have been excluded from the unaudited consolidated statements of cash flows in accordance with ASC 230.

On November 17, 2025, prior to the reorganization transactions described in Note 1, Capstone 72 Properties LLC declared a dividend of $1,500,000 to its sole shareholder, Capstone 72 US Holdings LLC, and Capstone 72 US Holdings LLC concurrently declared a dividend of $1,500,000 to its sole shareholder, Ms. Bonnie Wu. These dividends were settled through the offset of amounts due from related companies (see Note 11), with no cash disbursed.

14.	Subsequent Events

The Company has evaluated subsequent events from June 30, 2026 through the date the unaudited consolidated financial statements were issued and has determined that there are no subsequent events requiring recognition or disclosure.

F-34

3,750,000 Shares

Common Stock

Capstone 72, Inc.

PROSPECTUS

ARC Group Securities LLC

          , 2026

Until [●], 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

Set forth below is an itemization of our total expenses, excluding underwriting discounts and commissions, which we expect to incur in connection with the offer and sale of the shares of common stock by us. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission registration fee	$2,382
Financial Industry Regulatory Authority, Inc. filing fee	3,088
Nasdaq listing fee	5,000
Printing and engraving expenses	30,000
Legal fees and expenses	500,000
Accounting fees and expenses	105,000
Miscellaneous expenses	10,030

Total	$655,500

* To be provided by amendment

Item 32. Sales to Special Parties.

On April 3, 2025, in connection with our restructuring, we issued 100 common shares with no par value to Capstone 72 US Holdings LLC for a total of $1,000.00.

Item 33. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities (including options to acquire our common stock) without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration pursuant to Section 4(a)(2) of the Securities Act, regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. None of the transactions involved an underwriter.

The following is a summary of our material securities issuances after our inception.

Name of Shareholders	Date of Sale or Issuance	Number of and Type of Security	Consideration
Capstone 72 US Holdings LLC	April 3, 2025	100 shares of common stock with no par value	$1,000

Item 34. Indemnification of Directors and Officers.

Section 1701.13 of the Ohio Revised Code specifically provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. and hold harmless any director and officer of the corporation. Our current Code of Regulations specifically provides that we are to indemnify our directors and officers.

The Ohio Revised Code provides that the indemnification provisions contained in the Ohio Revised Code are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of the corporation’s articles or regulations, under any other agreement, by any vote of shareholders or disinterested directors or otherwise. In addition, the Ohio Revised Code provides that a corporation may maintain insurance or similar protection, at its expense, to protect itself and any director, officer, employee or agent of the corporation against any expense, liability or loss arising in connection with their service to the corporation.

Pursuant to the form of indemnification agreements to be filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits.

(a)	Financial Statements

See Page F-1 for an index of the financial statements that are being filed as part of this registration statement on Form S-11.

(b)	Exhibits

The following is a list of exhibits being filed as part of, or incorporated by reference into, this registration statement on Form S-11.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement

3.1**	Initial Articles of Incorporation of the Registrant and Amendment to Articles, as currently in effect

3.2**	Form of Amended and Restated Articles of Incorporation of the Registrant, as effective immediately prior to the completion of this offering

3.3**	Code of Regulations of the registrant, as currently in effect

3.4**	Form of Amended and Restated Code of Regulations of the registrant, as effective immediately prior to the completion of this offering

4.1**	Form of specimen common stock certificate

5.1**	Opinion of Cavitch Familo & Durkin Co., L.P.A. regarding the validity of the shares of common stock being registered

8.1**	Opinion of Cavitch Familo & Durkin Co., L.P.A. regarding certain U.S. tax matters

10.1†	Independent Director Offer Letter with Mr. Chu Yau Shun

10.2†	Independent Director Offer Letter with Mr. Nicholas George Costaras

10.3†	Independent Director Offer Letter with Mr. Khoo Chin Hang Nicholas Aaron

10.4**	Independent Director Offer Letter with Mr. Raheem Sebastian Hamilton

10.5**	Form of Indemnification Agreement with the registrant’s directors

10.6**	Form of Employment Agreement between the registrant and an executive officer of the Registrant

10.7†	Stock transfer agreement entered on December 9, 2025 by and between the Company, Capstone 72 US Holdings LLC and Stanley Lam

14.1**	Code of Business Conduct and Ethics of the registrant

21.1**	Subsidiaries of the registrant

23.1†	Consent of Montis CPA Limited

23.2**	Consent of Cavitch Familo & Durkin Co., L.P.A. (included in Exhibit 5.1)

99.1**	Audit Committee Charter

99.2**	Compensation Committee Charter

99.3**	Nominating and Corporate Governance Committee Charter

99.4**	Consent of Mr. Chu Yau Shun to be an independent director nominee

99.5**	Consent of Mr. Nicholas George Costaras to be an independent director nominee

99.6**	Consent of Mr. Khoo Chin Hang Nicholas Aaron to be an independent director nominee

99.7**	Consent of Mr. Raheem Sebastian Hamilton to be an independent director nominee

107**	Calculation of Filing Fees Table

*	To be filed by amendment
†	Filed herewith
**	Previously filed

II-2

Item 37. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parma, State of Ohio, on August 25, 2026.

Capstone 72, Inc.

By:	/s/ Bonnie Wu
Name:	Bonnie Wu
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Bonnie Wu	Chief Executive Officer and Chair of the Board of Directors	August 25, 2026
Name: Bonnie Wu	(principal executive officer, principal financial officer and principal accounting officer)

/s/ Stanley Lam	Chief Technology Officer and Director	August 25, 2026
Name: Stanley Lam

II-4